SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 2002


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      2002


                                TABLE OF CONTENTS



                ITEM                                               PAGE NUMBER
                ----                                               -----------


1.       System Companies and Investments therein as of
           December 31, 2002                                            1

2.       Acquisitions or Sales of Utility Assets                        5

3        Issue, Sale, Pledge, Guarantee or Assumption
           of System Securities                                         5

4.       Acquisition, Redemption or Retirement of System
           Securities                                                   6

5.       Investments in Securities of Nonsystem Companies               8

6.       Officers and Directors                                         9

7.       Contributions and Public Relations                             32

8.       Service, Sales and Construction Contracts                      35

9.       Wholesale Generators and Foreign Utility Companies             36

10.      Financial Statements and Exhibits                              A

                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002.
---------------------------------------------------------------------------

Name of Company                                  Number of          Percentage         Issuer
(Add abbreviation                                 Common             of Voting          Book           Owner's
  used herein)                                 Shares Owned            Power            Value        Book Value
-----------------                              ------------            -----            -----        ----------
                                                                                             In Thousands
THE SOUTHERN COMPANY
     (SOUTHERN)                                        None            None              n/a               n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                 6,000,000             100       $3,377,740        $3,377,740

        Alabama Energy Providers, Inc.                1,000             100                1                 1

        Alabama Property Company                      1,000             100           10,214            10,214

        Alabama Power Capital Trust I
           (ALABAMA TRUST I) (a)                        n/a             n/a              n/a               n/a

        Alabama Power Capital Trust II
           (ALABAMA TRUST II) (a)                       n/a             n/a              n/a               n/a

        Alabama Power Capital Trust III
           (ALABAMA TRUST III) (a)                      n/a             n/a              n/a               n/a

        Alabama Power Capital Trust IV
           (ALABAMA TRUST IV) (b)                       n/a             n/a            3,093             3,093

        Alabama Power Capital Trust V
           (ALABAMA TRUST V) (b)                        n/a             n/a            6,186             6,186

        Southern Electric
           Generating
           Company (SEGCO) (c)                      164,000              50           29,660            29,660

     GEORGIA POWER COMPANY
        (GEORGIA)                                 7,761,500             100        4,434,447         4,434,447


        SEGCO (c)                                   164,000              50           29,660            29,660


        Piedmont-Forrest
           Corporation (PIEDMONT)                   100,000             100            5,467             5,467
                                                                                      11,388  (d)       11,388

        Georgia Power Capital Trust I

           (GEORGIA TRUST I) (a)                        n/a             n/a              n/a               n/a


        Georgia Power Capital Trust II

           (GEORGIA TRUST II) (a)                       n/a             n/a              n/a               n/a


        Georgia Power Capital Trust III

           (GEORGIA TRUST III) (a)                      n/a             n/a              n/a               n/a


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002.
-------------------------------------------------------------------------
                                   (Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
-----------------                                         ------------         -----          -----        ----------
                                                                                                  In Thousands

        Georgia Power Capital Trust IV
           (GEORGIA TRUST IV) (b)                                 n/a          n/a            7,817             7,817

        Georgia Power Capital Trust V
           (GEORGIA TRUST V) (b)                                  n/a          n/a           14,117            14,117

        Georgia Power Capital Trust VI
           (GEORGIA TRUST VI) (b)                                 n/a          n/a            9,348             9,348

     GULF POWER COMPANY (GULF)                                992,717          100          549,505           549,505

        Gulf Power Capital Trust I
           (GULF TRUST I) (b)                                     n/a          n/a            1,795             1,795

        Gulf Power Capital Trust II
           (GULF TRUST II) (b)                                    n/a          n/a            1,883             1,883

        Gulf Power Capital Trust III
           (GULF TRUST III) (b)                                   n/a          n/a            1,005             1,005

        Gulf Power Capital Trust IV
           (GULF TRUST IV) (b)                                    n/a          n/a            1,353             1,353

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                                       1,121,000          100          517,953           517,953

        Mississippi Power Capital Trust I
           (MISSISSIPPI TRUST I) (a)                              n/a          n/a              n/a               n/a

        Mississippi Power Capital Trust II
           (MISSISSIPPI TRUST II) (b)                             n/a          n/a                0                 0

        Mississippi Power Services, Inc.                          100          100               10                10

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                                   1,000          100                0                 0

        Mobile Energy Services
           Company, LLC (MESC)                                    n/a          100                0                 0

     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100          179,804           179,804

        Savannah Electric and Power Capital Trust I
           (SAVANNAH ELECTRIC TRUST I) (b)                        n/a          n/a            1,581             1,581

     CHANGE IN CONTROL TRUST                                      n/a          n/a           23,275            23,275

     DEFERRRED CASH TRUST                                         n/a          n/a              875               875


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002.
-------------------------------------------------------------------------
                                   (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------------                                         ------------          -----          -----       ----------
                                                                                                  In Thousands

     DEFERRED STOCK TRUST                                         n/a          n/a            4,311             4,311

     SOUTHERN COMPANY HOLDINGS, INC. (e)                        9,111        91.11          244,366           244,366

        Southern Company Capital Funding, Inc. (Southern
           Funding)                                             1,000          100           52,170            52,170

           Southern Company Capital Trust I (b)                   n/a          n/a           10,395            10,395

           Southern Company Capital Trust II (b)                  n/a          n/a            2,390             2,390

           Southern Company Capital Trust III (a)                 n/a          n/a              n/a               n/a

           Southern Company Capital Trust IV (b)                  n/a          n/a            6,186             6,186

           Southern Company Capital Trust V (b)                   n/a          n/a            4,636             4,636

           Southern Company Capital Trust VI (b)                  n/a          n/a            6,186             6,186

        Southern Company Energy Solutions LLC                     n/a          100            5,004             5,004

        Alabama Synfuel Energy, Inc.                            1,000          100           16,670            16,670

        Synfuel Services, Inc.                                  1,000          100            5,790             5,790

        Energy Related Activities Inc.                          1,000          100            2,983             2,983

        Southern Company Electrotechnologies, Inc.                100          100            3,091             3,091

     SE Finance Capital Corporation II (f)                      1,000          100          176,998           176,998
        SE Finance Capital Corporation                          1,000          100          152,038           152,038
           Southern Energy Finance Company, Inc.                1,000          100          332,509           332,509
             EPZ Lease, Inc.                                    1,000          100           48,103            48,103
              EPZ Lease, LLC                                      n/a          n/a          108,518           108,518
                 EPZ Lease Holding A, LLC                         n/a          n/a           32,885            32,885
                    EPZ Lease Trust A (b)                         n/a          n/a           32,884            32,884
                 EPZ Lease Holding B, LLC                         n/a          n/a           32,885            31,093
                    EPZ Lease Trust B (b)                         n/a          n/a           32,884            31,091
                 EPZ Lease Holding C, LLC                         n/a          n/a           43,846            41,456
                    EPZ Lease Trust C (b)                         n/a          n/a           43,845            41,455
             Dutch Gas Lease, Inc.                              1,000          100          154,144           156,281
              Dutch Gas Lease, LLC                                n/a          n/a          239,265           220,404
                 Dutch Gas Lease Holding A, LLC                   n/a          n/a           93,626            86,125
                    Dutch Gas Lease Trust A (b)                   n/a          n/a           93,626            86,125
                 Dutch Gas Lease Holding B, LLC                   n/a          n/a           74,741            69,037
                    Dutch Gas Lease Trust B (b)                   n/a          n/a           74,741            69,037
                 Dutch Gas Lease Holding C, LLC                   n/a          n/a           70,898            65,241
                    Dutch Gas Lease Trust C (b)                   n/a          n/a           70,898            65,241
             NUON Lease, Inc.                                   1,000          100          140,192           140,946
                 NUON Lease Holding D, LLC                        n/a          n/a           91,893            91,893
                    NUON Trust D (b)                              n/a          n/a           91,893            91,893

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002.
-------------------------------------------------------------------------
                                   (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------------                                         ------------          -----          -----       ----------
                                                                                                  In Thousands

                 NUON Lease Holding E, LLC                        n/a          n/a           68,821            68,821
                    NUON Trust E (b)                              n/a          n/a           68,821            68,821
                 NUON Lease Holding F, LLC                        n/a          n/a           45,175            45,175
                    NUON Trust F (b)                              n/a          n/a           45,175            45,175
             GAMOG Lease, Inc.                                  1,000          100          108,854           108,854
                 GAMOG Lease Holding G, LLC                       n/a          n/a           34,707            34,707
                    GAMOG Trust G (b)                             n/a          n/a           34,707            34,707
                 GAMOG Lease Holding H, LLC                       n/a          n/a           82,657            82,657
                    GAMOG Trust H (b)                             n/a          n/a           82,657            82,657
                 GAMOG Lease Holding I, LLC                       n/a          n/a           41,635            41,635
                    GAMOG Trust I (b)                             n/a          n/a           41,635            41,635
           Clairton, Inc.                                       1,000          100           19,290            19,290
              Clairton, LLC                                     1,000           85           26,536            26,536
           Clairton 2, Inc.                                     1,000          100            4,303             4,303
           Carbontronics, Inc.                                  1,000          100           28,786            28,786
              Carbontronics, LLC                                1,000           99           18,115            18,115
        SE Choctaw, Inc. (g)                                    1,000          100           79,000            79,000
           SE Choctaw II, LLC (h)                                 n/a          100           77,000            77,000
              SE Choctaw, LLC (i)                                 n/a          100           77,000            77,000

     SOUTHERN COMPANY FUNDING
        CORPORATION                                             1,000          100               10                10

     SOUTHERN COMPANY GAS LLC (Southern
        Company GAS) (j)                                          n/a          100           40,546            40,546

     SOUTHERN COMPANY
        SERVICES, INC. (SCS) (k)                               14,500          100         (14,114)  (k)     (14,114)  (k)

     SOUTHERN COMMUNICATIONS
        SERVICES, INC. (Southern LINC)                            500          100           89,392            89,392

     SOUTHERN ELECTRIC RAILROAD
        COMPANY (SERC)                                          5,000          100                5                 5

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                        1,000          100           16,210            16,210

     SOUTHERN POWER COMPANY                                     1,000          100          746,604           746,604

        Cherokee Falls Development of
           South Carolina LLC  (Cherokee) (l)                     n/a          100               38                38

        Klondike Development LLC (Klondike)                       n/a          100              613               613

        Madison County Energy Center LLC (Madison)                n/a          100                1                 1

        Southern Company-Florida LLC                            1,000          100          170,537           170,537

        Southern Company-Jet Port LLC (m)                       1,000          100            3,714             3,714


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002.
-------------------------------------------------------------------------
                                   (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------------                                         ------------          -----          -----       ----------
                                                                                                  In Thousands

     SOUTHERN TELECOM, INC. (Southern Telecom)                  1,000          100            5,351             5,351

     SOUTHERN MANAGEMENT
        DEVELOPMENT, INC. (Southern                               500          100           19,984            19,984
           Management)  (e)
           Southern Company Holdings, Inc.                        889         8.89          268,210            23,844

Notes to Item 1:
(a)      Inactive and/or dissolved. The Alabama Power Capital Trusts I, II and
         III were dissolved in January 2003. The Mississippi Power Capital Trust
         I was dissolved in July 2002. The Southern Company Capital Trust III
         and Georgia Power Capital Trusts I and III were dissolved in September
         2002 and the Georgia Power Capital Trust II was dissolved in December
         2002.
(b)      A Delaware business trust.  The form of equity investment is paid in capital.
(c)      SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(d)      Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.31% at January 1, 2003.
(e)      Southern Company Holdings, Inc. is partially owned by Southern Management.
(f)      A Delaware corporation organized on October 7, 2002.
(g)      A Mississippi corporation organized on October 8, 2002.
(h)      A Delaware limited liability company organized on September 6, 2002.  Also qualified to do business in
         Mississippi on November 25, 2002.
(i)      A Delaware limited liability company organized on September 6, 2002.  Also qualified to do business in
         Mississippi on December 5, 2002.
(j)      A Georgia limited liability company organized on June 3, 2002.
(k)      See Consolidating Statements of Comprehensive Income on page A-16 herein for item affecting SCS' book value.
(l)      A Delaware limited liability company organized on November 29, 2001.
(m)      A Delaware limited liability company organized on March 26, 2002.  Also qualified to do business in Florida on
         March 27, 2002.




ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.
---------------------------------------------------------------------------

NONE.

ITEM 4.      ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

                                                              Calendar Year 2002

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)
SOUTHERN:

Trust Preferred Securities
Southern Company Capital
   Trust III                            SOUTHERN          None    $200,000,000    $200,000,000   $200,000,000

ALABAMA:

First Mortgage Bonds
7.75% Series due 2023                    ALABAMA          None    $100,000,000    $100,000,000   $100,000,000
7.45% Series due 2023                    ALABAMA          None    $150,000,000    $150,000,000   $150,000,000
7.30% Series due 2023                    ALABAMA          None    $100,000,000    $100,000,000   $100,000,000

Senior Notes
6.50% Series due 2018                    ALABAMA          None    $217,875,000    $217,875,000    $217,875,000
6.375 Series due 2018                    ALABAMA          None    $100,000,000    $100,000,000    $100,000,000
6.25% Series due 2010                    ALABAMA          None    $100,000,000    $100,000,000    $100,000,000

Preferred Stock
Auction Rate Series 1988                 ALABAMA          None     $50,000,000     $50,000,000     $50,000,000
Auction Rate Series 1993                 ALABAMA          None     $20,000,000     $20,000,000     $20,000,000

Trust Preferred Securities
ALABAMA TRUST I                          ALABAMA          None     $97,000,000     $97,000,000     $97,000,000
ALABAMA TRUST II                         ALABAMA          None    $200,000,000    $200,000,000    $200,000,000
ALABAMA TRUST III                        ALABAMA          None     $50,000,000     $50,000,000     $50,000,000

GEORGIA:

First Mortgage Bonds
6.07% Series due 2005                    GEORGIA          None      $1,860,000      $1,860,000      $1,860,000

Senior Notes
Variable Rate Series E due 2002          GEORGIA          None    $300,000,000    $300,000,000    $300,000,000
5.75% Series F due 2003                  GEORGIA          None     $30,000,000     $30,000,000     $30,000,000

Pollution Control Revenue Bonds
6.25% Series due 2019                    GEORGIA          None      $3,200,000      $3,200,000      $3,200,000
6% Series due 2018                       GEORGIA          None      $4,600,000      $4,600,000      $4,600,000

Trust Preferred Securities
GEORGIA TRUST I                          GEORGIA          None    $225,000,000    $225,000,000    $225,000,000
GEORGIA TRUST II                         GEORGIA          None    $189,250,000    $189,250,000    $189,250,000
GEORGIA TRUST III                        GEORGIA          None    $175,000,000    $175,000,000    $175,000,000

GULF:

Senior Notes
6.70% Series due 2038                       GULF          None        $454,000            None        $454,000


ITEM 4.      ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

                                                              Calendar Year 2002

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)

GULF (continued):

Pollution Control Bonds
6.20% Series due 2023                      GULF           None     $13,000,000            None     $13,000,000
6.30% Series due 2024                      GULF           None     $22,000,000            None     $22,000,000
Variable rate Series due 2024              GULF           None     $20,000,000            None     $20,000,000

MISSISSIPPI:

First Mortgage Bonds
7.45% Series due 2023               MISSISSIPPI           None        $650,000            None        $650,000

Pollution Control Bonds
5.80% Series due 2002               MISSISSIPPI           None         $20,000            None         $20,000
Variable rate Series due 2022       MISSISSIPPI           None     $16,750,000            None     $16,750,000
5.65% Series due 2023               MISSISSIPPI           None      $7,875,000            None      $7,875,000
5.65% Series due 2023               MISSISSIPPI           None     $18,000,000            None     $18,000,000

Senior Notes
Series C Floating Rate due 2002     MISSISSIPPI            None    $80,000,000            None     $80,000,000
Series A due 2038                   MISSISSIPPI            None       $550,000            None        $550,000

Trust Preferred Securities
MISSISSIPPI TRUST I                 MISSISSIPPI            None      1,400,000            None     $35,000,000

SAVANNAH:

Senior Notes
6 5/8% Intermediate Bonds
   due 2015                            SAVANNAH            None    $30,000,000     $30,000,000     $30,000,000

First Mortgage Bonds
7.40% Series due 2023                  SAVANNAH            None    $24,311,777     $24,311,777     $24,311,777

SOUTHERN POWER:

Senior Notes
6.25% Series A due 2012          SOUTHERN POWER            None   $575,000,000    $575,000,000    $575,000,000






Note to Item 4:   All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095.


ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

                                                                 Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
SOUTHERN (one item)                       (1)                  538,935 shares            $5,389,350
ALABAMA (one item)                        (2)                      204 shares                    $1
ALABAMA (five items)                      (3)                      $1,703,090            $1,703,090
GEORGIA (one item)                        (4)                       3,604,674            $2,220,805
GULF (nine items)                         (2)                      640 shares                    $1
Southern Management (two items)           (5)                  106,342 shares              $117,890
                                          (5)                           10.2%            $2,061,283
SAVANNAH (one item)                       (2)                      301 shares                    $1
SOUTHERN (one item)                       (6)       option for 323,812 shares            $5,025,512
Southern Telecom (one item)               (7)              4,214,539 warrants              $281,045

Notes to Item 5:

      (1) Represents SOUTHERN's investment in Pantellos. Pantellos is an independent, open marketplace for the energy and utility industries that brings together buyers and sellers to improve the way they do business.

      (2) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (3) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

      (4) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No.
70-8085.)

      (5) Investment in a limited partnership that consists of energy related companies.

      (6) Represents SOUTHERN's option on Mirant Corporation (Mirant) shares used in 2003 to settle certain employee compensation liabilities related to a long-term incentive plan assumed in connection with the spin-off of Mirant (File No. 70-9727). The option was settled in cash on March 15, 2003 and the related liabilities have also been paid

      (7) Investment made in a research and development enterprise dedicated to developing power line communication technology.

ITEM 6.      OFFICERS AND DIRECTORS.
                                     PART I.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code
------------------------------------------
270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

One Energy Place
Pensacola, FL 32520                   (d)

2992 West Beach Boulevard
Gulfport, MS 39501                    (e)

600 East Bay Street
Savannah, GA 31401                    (f)

5555 Glenridge Connector
Atlanta, GA 30342                     (g)

42 Inverness Center Parkway
Birmingham, AL 35242                  (h)

40 Inverness Center Parkway
Birmingham, AL 35242                  (i)

601 Pennsylvania Ave., NW
Suite 800 South
Washington, DC 20004                  (j)

1403 Foulk Road
Foulkstone Plaza Suite 102-9
Wilmington, DE 19803                  (k)

4000 DeKalb Technology Parkway
Suite 100
Atlanta, GA 30340                     (l)


Position                              Code
------------------------------------------
Chairman of the Board                 CH
Vice Chairman of the Board            VCH
Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief Information Officer             CIO
Chief Operating Officer               COO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T

SOUTHERN
Name and Principal Address  (a)     Position
--------------------------------------------
Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA 31999
Dorrit J. Bern                      D
 450 Winks Lane
 Bensalem, PA 19020
Thomas F. Chapman                   D
 1600 Peachtree Street, NW
 Atlanta, GA 30309
H. Allen Franklin                   D,P,CEO,CH
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Donald M. James                     D
 P. O. Box 385014
 Birmingham, AL 35238-5014
Zack T. Pate                        D
 700 Galleria Parkway
 Atlanta, GA 30339

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

SOUTHERN (continued)
Name and Principal Address  (a)     Position
--------------------------------------------
Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
Dwight H. Evans                     EVP
Leonard J. Haynes                   EVP
G. Edison Holland                   EVP,L
Gale E. Klappa                      EVP
Charles D. McCrary (b)              EVP
David M. Ratcliffe (c)              EVP
David R. Altman                     VP
Rebecca A. Blalock (c)              VP
Jackie J. Collins                   VP
Ellen N. Lindemann                  VP
Joseph A. Miller (j)                VP
W. Dean Hudson  (c)                 CAO,C
Tommy Chisholm                      S

ALABAMA
Name and Principal Address  (b)     Position
--------------------------------------------
Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
David J. Cooper                     D
 118 N. Royal Street
 Mobile, AL 36602
H. Allen Franklin  (a)              D
R. Kent Henslee                     D
 754 Chestnut Street
 Gadsden, AL 35901
Carl E. Jones, Jr.                  D
 P. O. Box 1024
 Birmingham, AL 35202
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201
James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
Charles D. McCrary                  D,P,CEO
Mayer Mitchell                      D
 3800 Airport Boulevard,  Suite 301
 Mobile, AL 36608
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
Andreas Renschler                   D
 Dornierstrasse 6
 Renningen, Germany
C. Dowd Ritter                      D
 P. O. Box 11007
 Birmingham, AL 35288
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
James W. Wright                     D
 100 Commerce Street
 Montgomery, AL 36104
William B. Hutchins, III            EVP,CFO,T
C. Alan Martin                      EVP
Steven R. Spencer                   EVP
Robert Holmes, Jr.                  SVP
Robin A. Hurst                      SVP
Rodney O. Mundy                     SVP,L
Michael L. Scott                    SVP
Jerry L. Stewart                    SVP
Art P. Beattie                      VP,CAO,C
Christopher T. Bell                 VP
Williard L. Bowers                  VP
Gerald L. Johnson                   VP
Marsha S. Johnson                   VP
William B. Johnson                  VP
J. Bruce Jones                      VP
William B. Keller                   VP
Bobby Kerley                        VP
Bobbie J. Knight                    VP
Ellen N. Lindemann (a)              VP
Gordon Martin                       VP
Donald W. Reese                     VP
Julia H. Segars                     VP
Julian H. Smith, Jr.                VP
W. Ronald Smith                     VP
Cheryl A. Thompson                  VP
Terry H. Waters                     VP
William E. Zales, Jr.               VP,S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

ALABAMA PROPERTY COMPANY
Name and Principal Address  (b)     Position
--------------------------------------------
Charles D. McCrary                  D,P
William B. Hutchins, III            D,VP
C. Alan Martin                      D,VP
Larry Grill                         VP
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address  (b)     Position
--------------------------------------------
Rodney O. Mundy            D
William B. Hutchins, III            D,VP
C. Alan Martin                      D
Michael L. Scott                    D,P
William E. Zales, Jr.               S
J. Randy DeRieux                    T

GEORGIA
Name and Principal Address  (c)     Position
--------------------------------------------
Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260
Anna R. Cablik                      D
 1513 Johnson Ferry Road
 Suite B-20
 Marietta, GA 30062
H. Allen Franklin (a)               D
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
G. Joseph Prendergast               D
 100 North Main Street
 Winston-Salem, NC 27101
David M. Ratcliffe                  D,P,CEO
Richard W. Ussery                   D
 1600 First Avenue
 Columbus, GA 31902-1755
William Jerry Vereen                D
 P. O. Box 1663
 Moultrie, GA 31776-1663
Carl Ware                           D
 P. O. Box Drawer 1734, Nat 25
 Atlanta, GA 30301
E. Jenner Wood, III                 D
 P.O. Box 4418
 M.C. 0445
 Atlanta, GA 30302
William C. Archer, III              EVP
Allen L. Leverett                   EVP,T,CFO
Judy M. Anderson                    SVP
Ronnie L. Bates                     SVP
M. A. Brown                         SVP
James K. Davis                      SVP
Christopher C. Womack               SVP
W. Craig Barrs                      VP
A. Bryan Fletcher                   VP
J. Kevin Fletcher                   VP
O. Ben Harris                       VP
W. Ron Hinson                       VP,C,CAO
Chris M. Hobson                     VP
Ed F. Holcombe                      VP
Richard L. Holmes                   VP
E. Lamont Houston                   VP
Anne Kaiser                         VP
Ellen N. Lindemann (a)              VP
Frank J. McCloskey                  VP
Leslie Sibert                       VP
James E. Sykes                      VP
Jeffrey L. Wallace                  VP
Janice G. Wolfe                     S

PIEDMONT
Name and Principal Address  (c)     Position
--------------------------------------------
David M. Ratcliffe                  D,P
Allen L. Leverett                   D,EVP,T
Janice G. Wolfe                     D,VP,S

SEGCO
Name and Principal Address  (b)     Position
--------------------------------------------
Art P. Beattie                      D,C
William P. Bowers                   D,VP
Robert L. Boyer                     D
Allen L. Leverett  (c)              D
William B. Hutchins, III            D,VP
Charles D. McCrary                  D,P
David M. Ratcliffe (c)              D,VP
Jerry L. Stewart                    D
Christopher C. Womack               D
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

GULF
Name and Principal Address  (d)     Position
--------------------------------------------
C. LeDon Anchors                    D
 909 Mar  Walt Drive
 Suite 1014
 Fort Walton Beach, FL 32547
William C. Cramer                   D
 2251 West 23rd Street
 Panama City, FL 32405
Fred C. Donovan, Sr.                D
 P. O. Box 13370
 Pensacola, FL 32591
Thomas A. Fanning                   D,P,CEO
H. Allen Franklin (a)               D
William D. Pullum                   D
 8494 Navarre Parkway
 Navarre, FL 32566
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
Ronnie R. Labrato                   VP,CFO,CAO,C
Ellen N. Lindemann (a)              VP
Warren E. Tate                      VP,S,T
Gene L. Ussery, Jr. (e)             VP

MISSISSIPPI
Name and Principal Address  (e)     Position
--------------------------------------------
Tommy E. Dulaney                    D
 P. O. Box 2929
 Meridian, MS 39302
Michael D. Garrett                  D,P,CEO
Linda T. Howard                     D
 P.O. Box 1588
 Laurel, MS 39401
Robert C. Khayat                    D
 P. O. Box 1848, 123 Lyceum
 University, MS 38677
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Ellen N. Lindemann (a)              VP
Don E. Mason                        VP
Michael L. Scott                    VP
Michael W. Southern                 VP,CFO,T
Gene L. Ussery, Jr.                 VP
Frances V. Turnage                  C
Vicki L. Pierce                     S

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address  (e)     Position
--------------------------------------------
H. Ed Blakeslee                     D,P,CEO
Michael D. Garrett                  D,CH
Don E. Mason                        D,VP
Michael W. Southern                 D,VP,T,CFO
Gene L. Ussery, Jr.                 D,VP
Frances V. Turnage                  CAO,C
Vicki L. Pierce                     S

SAVANNAH
Name and Principal Address  (f)     Position
--------------------------------------------
Gus H. Bell, III                    D
 P. O. Box 14247
 Savannah, GA 31416
Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Anthony R. James                    D,P,CEO
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
W. Miles Greer                      VP
Leonard J. Haynes (a)               VP
Ellen N. Lindemann (a)              VP
Sandra R. Miller                    VP
Kirby R. Willis                     VP,T,CFO
Nancy Frankenhauser                 S,CAO,C

SCS
Name and Principal Address  (c)     Position
--------------------------------------------
H. Allen Franklin (a)               D,P,CEO
Charles D. McCrary (b)              D
David M. Ratcliffe                  D
W. Paul Bowers (b)                  EVP
Dwight H. Evans (a)                 EVP
Leonard J. Haynes (a)               EVP
G. Edison Holland, Jr. (a)          EVP,L
Gale E. Klappa (a)                  EVP
Susan N. Story (b)                  EVP
Andrew J. Dearman, III (b)          SVP

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)

SCS (continued)
Name and Principal Address  (c)     Position
--------------------------------------------
Charles H. Goodman (b)              SVP
Carson B. Harreld (a)               SVP,T
W. Dean Hudson                      SVP,C,CFO
Douglas E. Jones (a)                SVP
Ellen N. Lindemann (a)              SVP
William K. Newman (b)               SVP
C. Philip Saunders (a)              SVP
Michael L. Scott                    SVP
Jerry L. Stewart (b)                SVP
David R. Altman  (a)                VP
Curtis Ashley Baker                 VP
William O. Ball                     VP
Robert A. Bell  (a)                 VP
Ronald P. Bertasi (l)               VP
Ronald R. Campbell                  VP
Tommy Chisholm (a)                  VP,S
David L. Coker                      VP
Jackie J. Collins (a)               VP
James M. Corbitt (b)                VP
Ed Day (a)                          VP
James C. Fleming (a)                VP
Barbara S. Hingst                   VP
Charles D. Long, IV (b)             VP
Jacqualyn Lowe                      VP
William L. Marshall, Jr. (b)        VP
Christopher S. Miller (a)           VP
James H. Miller, III (b)            VP
Joseph A. Miller (j)                VP
Sandra R. Miller (f)                VP
Karl R. Moor (j)                    VP
Robert G. Moore (d)                 VP
Rodney O. Mundy (b)                 VP
Earl B. Parsons, III (b)            VP
Cliff S. Thrasher (a)               VP
Anthony J. Topazi (b)               VP
Gene L. Ussery, Jr. (e)             VP
Stephen A. Wakefield (a)            VP

Southern LINC
Name and Principal Address (g)      Position
--------------------------------------------
Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
R. Craig Elder                      VP,T,CFO
Rodney H. Johnson                   VP
Julie T. Pigott                     VP
Tommy Chisholm (a)                  S
Carmine A. Reppucci                 C

SERC
Name and Principal Address  (h)     Position
--------------------------------------------
W. Paul Bowers (b)                  D,P
T. Roy Harrell (b)                  VP
Sandra R. Miller  (e)               VP
Jerry L. Stewart (b)                VP
Tommy Chisholm (a)                  S,T

Southern Nuclear
Name and Principal Address  (i)     Position
--------------------------------------------
H. Allen Franklin  (a)              D
William G. Hairston, III            D,P,CEO
Charles D. McCrary  (b)             D
David M. Ratcliffe (c)              D
Jackie D. Woodard                   EVP
James W. Averett                    VP
James B. Beasley                    VP
John E. Garlington                  VP
Jeffrey T. Gasser                   VP
Kathleen S. King                    VP,CFO,C,T
Ellen N. Lindemann (a)              VP
Louis B. Long                       VP
John O. Meier                       VP,L
H. Lewis Sumner, Jr.                VP
Sherry A. Mitchell                  S

Southern Company Holdings, Inc.
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Gale E. Klappa                      D
Carson B. Harreld                   D,P,CEO
Allen L. Leverett (c)               D
Christopher J. Kysar                VP,T
Tommy Chisholm                      S

Southern Company Energy Solutions LLC
Name and Principal Address  (l)     Position
--------------------------------------------
Ronald P. Bertasi                   P,CEO
Robert M. Gilbert                   VP,CFO
Jackie Chen                         T
Tommy Chisholm (a)                  S

SE Finance Capital Corporation
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Carson B. Harreld                   D,P,CEO
Gale E. Klappa                      D
Allen L. Leverett (c)               D
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

SE Finance Capital Corporation II
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Carson B. Harreld                   D,P,CEO
Gale E. Klappa                      D
Allen L. Leverett (c)               D
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

SE Choctaw Inc.
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Carson B. Harreld                   D,P,CEO
Gale E. Klappa                      D
Allen L. Leverett (c)               D
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

Southern Energy Finance Company Inc.
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Carson B. Harreld                   D,P,CEO
Gale E. Klappa                      D
Allen L. Leverett (c)               D
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

Southern Power Company
Name and Principal Address  (a)     Position
--------------------------------------------
W. Paul Bowers (b)                  D,P,CEO
H. Allen Franklin                   D
Gale E. Klappa                      D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
James H. Miller, III (b)            SVP,L
Robert G. Moore (d)                 SVP
Susan N. Story (b)                  SVP
Cliff S. Thrasher                   VP,C,CFO
Ed Day                              VP
Douglas E. Jones                    VP
Anthony J. Topazi (b)               VP
Christopher Kysar                   T
Tommy Chisholm                      S


Southern Company-Florida LLC
Name and Principal Address  (a)     Position
--------------------------------------------
W. Paul Bowers (b)                  P,CEO
Cliff S. Thrasher                   VP,T
Tommy Chisholm                      S

Southern Company-Jet Port LLC
Name and Principal Address  (a)     Position
--------------------------------------------
W. Paul Bowers (b)                  P,CEO
James H. Miller, III                VP
Cliff S. Thrasher                   CFO,T
Tommy Chisholm                      S

Southern Company Funding Corporation
Name and Principal Address  (a)     Position
--------------------------------------------
Gale E. Klappa                      D
Carson B. Harreld                   D,P,CEO
Earl C. Long                        D,VP,CFO,T

EPZ Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Carson B. Harreld (a)               D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

EPZ Lease, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
Southern Energy Finance             Member
  Company Inc.
EPZ Lease, Inc.                     Member

EPZ Lease Holding A, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

EPZ LeaseHolding B, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

EPZ Lease Holding C, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

Dutch Gas Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Carson B. Harreld (a)               D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Dutch Gas Lease, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
Dutch Gas Lease, Inc.               Member

Dutch Gas Lease Holding A, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
Dutch Gas Lease, LLC                Member

Dutch Gas Lease Holding B, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
Dutch Gas Lease, LLC                Member

Dutch Gas Lease Holding C, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
Dutch Gas Lease, LLC                Member

GAMOG Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Carson B. Harreld (a)               D,P,CEO
Christopher J. Kysar (a)            D,VP,T,CFO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

GAMOG Lease Holding G, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
GAMOG Lease, Inc.                   Member

GAMOG Lease Holding H, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
GAMOG Lease, Inc.                   Member

GAMOG Lease Holding I, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
GAMOG Lease, Inc.                   Member

NUON Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Carson B. Harreld (a)               D,P,CEO
Christopher J. Kysar (a)            D,VP,T,CFO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

NUON Lease Holding D, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
NUON Lease, Inc.                    Member

NUON Lease Holding E, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
NUON Lease, Inc.                    Member

NUON Lease Holding F, LLC
Name and Principal Address  (k)     Position
--------------------------------------------
NUON Lease, Inc.                    Member

Southern Company Capital Funding, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Carson B. Harreld (a)               D,P,CEO
Christopher J. Kysar (a)            D,VP
Daniel P. McCollom                  D
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C

Clairton, Inc.
Name and Principal Address (k)      Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Carson B. Harreld (a)               D,P,CEO
Christopher J. Kysar (a)            D,VP,T,CFO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Clairton 2, Inc.
Name and Principal Address (k)      Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Carson B. Harreld (a)               D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Clairton, LLC
Name and Principal Address (k)      Position
--------------------------------------------
Clairton, Inc.                      Member
Clairton 2, Inc.                    Member

Carbontronics, Inc.
Name and Principal Address (a)      Position
--------------------------------------------
Carson B. Harreld                   D,CEO,P
Christopher J. Kysar                D,VP,T,CFO
Judith A. Rosenberg                 D
James C. Fleming                    VP
Tommy Chisholm                      S

Carbontronics, LLC
Name and Principal Address (k)      Position
--------------------------------------------
Carbontronics, Inc.                 Member
SE Finance Company, Inc.            Member

Southern Telecom, Inc.
Name and Principal Address (g)      Position
--------------------------------------------
Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
R. Craig Elder                      VP,CFO,T
Tommy Chisholm (a)                  S
Carmine A. Reppucci                 C


Southern Management
Name and Principal Address (l)      Position
--------------------------------------------
Ronald P. Bertasi                   D,P,CEO
H. Allen Franklin (a)               D
Leonard J. Haynes (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
Robert M. Gilbert                   VP,CFO,T
Tommy Chisholm (a)                  S

Synfuel Services Inc.
Name and Principal Address (b)      Position
--------------------------------------------
W. Paul Bowers                      D
Jerry L. Stewart                    D,P
Anthony J. Topazi                   D,VP
Art P. Beattie                      VP
Earl B. Parsons, III                VP
Tommy Chisholm (a)                  S
Cliff S. Thrasher (a)               T

Energy Related Activities, Inc.
Name and Principal Address (b)      Position
--------------------------------------------
W. Paul Bowers                      D
Jerry L. Stewart                    D,VP
Anthony J. Topazi                   D,P
Art P. Beattie                      VP
Earl B. Parsons, III                VP
Tommy Chisholm (a)                  S
Cliff S. Thrasher (a)               T

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Alabama Synfuel Energy, Inc.
Name and Principal Address (b)      Position
--------------------------------------------
W. Paul Bowers                      D
Jerry L. Stewart                    D,VP
Anthony J. Topazi                   D,P
Art P. Beattie                      VP
Tommy Chisholm (a)                  S
Cliff S. Thrasher (a)               T

Klondike Development LLC
Name and Principal Address (a)      Position
--------------------------------------------
W. Paul Bowers (b)                  D
Cliff S. Thrasher                   CFO, T
Tommy Chisholm                      S
Southern Power Company              Member

Southern Company Electrotechnologies, Inc.
Name and Principal Address (a)      Position
--------------------------------------------
H. Allen Franklin                   D
Carson B. Harreld                   D,P,CEO
Gale E. Klappa                      D
Allen L. Leverett (c)               D
James C. Fleming                    VP
Christopher J. Kysar                VP,T
Tommy Chisholm                      S

Cherokee Falls Development of South Carolina LLC
Name and Principal Address  (a)     Position
--------------------------------------------
W. Paul Bowers (b)                  P,CEO
James H. Miller, III (b)            VP
Cliff S. Thrasher                   CFO,T
Anthony J. Topazi (b)               VP
Tommy Chisholm                      S

Madison County Energy Center LLC
Name and Principal Address  (a)     Position
--------------------------------------------
W. Paul Bowers (b)                  P,CEO
Cliff S. Thrasher                   CFO,T
James H. Miller, III                VP
Anthony J. Topazi                   VP
Tommy Chisholm                      S

Southern Company GAS
Name and Principal Address  (a)     Position
--------------------------------------------
C. Philip Saunders                  P,CEO
Constance J. Erickson               C
Tommy Chisholm                      S
Carson B. Harreld                   T

ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.
------------------------------------------------------------------------

  Name of Officer            Name and Location                  Position Held in               Applicable
    or Director         of Financial Institution              Financial Institution           Exemption Rule
------------------      -------------------------             ---------------------           -----------------
                                                                                                    Rule No. 70
                                                                                                    Subdivision

Daniel P. Amos           Synovus Financial Corporation,
                           Columbus, GA                                Director                  (a);(b)
Whit Armstrong           The Citizens Bank                             Chief Executive           (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, Chief Executive
                                                                         Officer, President      (c)
Gus H. Bell, III         SunTrust Bank, Savannah, GA                   Director                  (c)
David J. Cooper          SouthTrust Bank, Birmingham, AL               Director                  (c)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                 (c)
                         The Savannah Bank N.A., Savannah, GA          Chief Executive Officer   (c)
                         Bryan Bank & Trust, Richmond Hill, GA         Director                  (c)
H. Allen Franklin        SouthTrust Corporation, Birmingham, AL        Director
(a);(c);(d);(e);(f)
Michael D. Garrett       Hancock Bank, Gulfport, MS                    Director                  (c)
L. G. Hardman III        nBank.Corp., Commerce, GA                     Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c);(g)
                         nBank N.A., Commerce, GA                      Chairman of the
                                                                         Board of Directors      (c);(g)
G. Edison Holland        FCB Financial Corporation, Savannah, GA       Director                  (e)
Charles D. McCrary       AmSouth Bancorporation,                       Director                  (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank, Birmingham, AL                  Director                  (a);(c);(e);(f)
Anthony R. James         SunTrust Bank, Savannah, GA                   Director                  (c);(f)
Donald M. James          SouthTrust Corporation, Birmingham, AL        Director                  (a)
Carl E. Jones, Jr.       Regions Financial Corporation,                Chairman of the Board of
                           Birmingham, AL                                Directors, President,
                                                                         Chief Executive Officer (c)
Bobby J. Kerley          Mid South Bank, Eufaula, AL                   Director                  (f)
Wallace D. Malone, Jr.   SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c)
Mayer Mitchell           The Banc of Birmingham, Birmingham, AL        Director                  (c)



---------------------------------------------------------------------------


  Name of Officer            Name and Location                  Position Held in               Applicable
    or Director         of Financial Institution              Financial Institution           Exemption Rule
------------------      -------------------------             ---------------------           -----------------
                                                                                                    Rule No. 70
                                                                                                    Subdivision


C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer   (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer   (c)
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director, Chief
                                                                         Executive Officer
                                                                         and President       (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors        (c)
                         Hancock Bank - Louisiana, Baton Rouge, LA     Director              (d)
Steven R. Spencer        AmSouth Bank, Birmingham, AL                  Director              (c)
W. Ronald Smith          SouthTrust Bank of Calhoun County, N.A.
                            Anniston, AL                               Director              (c)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director              (a)
Philip J. Terrell        Hancock Bank, Gulfport, MS                    Director              (c)
Gene Warr                Coast Community Bank, Biloxi, MS              Director              (c)
E. Jenner Wood, III      SunTrust Bank of Georgia, Atlanta, GA         Chairman, President   (c)
                                                                           and Chief
                                                                           Executive Officer
James W. Wright          First Tuskegee Bank, Montgomery, AL           Chairman of the
                                                                           Board of
                                                                           Directors and
                                                                           Chief Executive
                                                                           Officer           (c)

ITEM 6.  EXECUTIVE COMPENSATION. PART III.
------------------------------------------


(a)Summary Compensation Tables.
   ---------------------------
 The following tables set forth information concerning any Chief Executive Officer and the most highly compensated executive officers for SCS, Southern LINC, Southern Telecom, Southern Management and Southern Nuclear serving as of December 31, 2002, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page numbers III-5 and III-6 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002. SOUTHERN is incorporated by reference to "Summary Compensation Table" in SOUTHERN's definitive Proxy Statement relating to the 2003 Annual Meeting of Stockholders.



Key terms used in this Item will have the following meanings:-

ESP...............................   Employee Savings Plan
ESOP..............................   Employee Stock Ownership Plan
SBP...............................   Supplemental Benefit Plan
ERISA.............................   Employee Retirement Income Security Act


                                                                   SCS
                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                                                        Number of
                                                                                        Securities     Long-
Name                                                                       Restricted   Underlying     Term
and                                                       Other Annual     Stock        Stock          Incentive  All Other
Principal                                                 Compensation     Awards       Options        Payouts    Compensation
Position               Year     Salary($)    Bonus($)     ($)1             ($)2         (Shares)       ($)3       ($)4
------------------------------------------------------------------------------------------------------------------------------

H. Allen Franklin      2002      929,215    1,984,320           7,080             -       382,242     1,672,510      61,822
President, Chief       2001      855,969    1,867,320           2,770       648,863       497,790     1,249,890      44,786
Executive Officer,     2000      655,806    1,014,696           8,305             -        85,354       409,975      34,902
Director

Gale E. Klappa         2002      377,163      546,971           4,546             -        56,210       290,400      19,581
Executive Vice         2001      321,052      410,810           9,303             -        79,319       243,773      17,663
President              2000      284,015      273,165           8,812             -        24,602        48,155      15,543

G. Edison Holland      2002      364,868      416,003          69,102             -        54,624       219,677      90,046
Executive Vice         2001      333,539      324,022          24,036             -        68,071       180,384      69,760
President              2000            -            -               -             -             -             -           -

Dwight H. Evans        2002      353,038      402,519          10,365             -        52,854       352,667      23,685
Executive Vice         2001      326,876      296,139          51,963             -        91,299       295,504      67,664
President              2000            -            -               -             -             -             -           -

W. Paul Bowers         2002      329,570      403,433          12,337             -        50,046       214,133      16,802
Executive Vice         2001      273,758      273,630           3,072             -        51,740       160,515      39,542
President              2000      168,077      175,686             116             -        18,236        35,138      11,108

----------------------------------
1    Tax reimbursements on certain perquisites.   In 2002, Mr. Holland's amount includes $59,548 in tax
assistance associated with relocation.  In 2001, Mr. Holland's amount included $17,015 in tax assistance associated with relocation.
2 The amount for Mr. Franklin reflects the value of the grant of restricted stock units on the date granted. The restricted stock units vested on April 2,
2001 and were transferred to SOUTHERN's Deferred Compensation Plan. 3 Payout of
performance dividend equivalents on stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus
Incentive Compensation Plan for the four-year performance periods ended December
31, 2000, 2001 and 2002, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. The
Southern Company Compensation and Management Succession Committee can increase the payout of performance dividends by up to 200 percent if necessary to maintain the competitiveness of Southern Company's executive compensation program. For eligible stock options held on December 31, 2000, 2001 and 2002, all named executives received a payout of $.90, $1.34 and $1.355 per option, respectively.
4    SCS contributions in 2002 to the Employee Savings Plan (ESP), Employee Stock Ownership Plan (ESOP),
non-pension related accruals under the Supplemental Benefit Plan (SBP) and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are as follows:-
Name                    ESP         ESOP     SBP        ESP Tax Sharing Benefit
---- ---                ----        ---     ------     -----------------------
H. Allen Franklin     $12,683      $701     $43,160              $5,278
Gale E. Klappa          8,250       701      10,630                   -
G. Edison Holland       7,603       701      10,643                 792
Dwight H. Evans         7,746       701      10,189               5,049
W. Paul Bowers          7,701       701       8,400                   -
In 2001, this amount includes for Messrs. Evans, Holland and Bowers additional incentive compensation of $50,000,
$31,628 and $24,380, respectively.  In 2001 and 2002, these amounts for Mr. Holland also included $19,933 and
$70,307, respectively of additional relocation expenses.



                                                             Southern LINC
                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                       Number of
                                                                                        Securities     Long-
Name                                                                       Restricted   Underlying     Term
and                                                       Other Annual     Stock        Stock          Incentive  All Other
Principal                                                 Compensation     Awards       Options        Payouts    Compensation
Position               Year     Salary($)    Bonus($)     ($)1             ($)          (Shares)       ($)2       ($)3
------------------------------------------------------------------------------------------------------------------------------

Robert G. Dawson 4        2002       269,682      310,687         5,798         -       31,997       215,936       19,345
President, Chief         2001       245,269      197,310         2,774         -       54,900       165,142       13,652
Executive Officer,       2000       235,091      118,760         9,297         -       20,431        38,813       13,188
Director

R. Craig Elder           2002       165,763      187,069         1,664         -       12,458        49,365        8,500
Vice President,          2001       153,433       98,373             -         -       19,007        36,236        8,127
Chief Financial
Officer, Treasurer       2000       139,789       68,562             -         -        5,809        15,082        7,438

Rodney H. Johnson        2002       136,075      135,639           206         -        7,374        25,810        4,458
Vice President           2001       120,786       58,915             -         -        7,703        15,643        3,632
                         2000       113,927       40,799         2,310         -        3,971         2,255        2,679

Julie T. Pigott          2002       134,060      133,223             -         -        7,242        25,631        6,745
Vice President           2001       120,786       58,915             -         -        7,703        15,643        6,463
                         2000       101,081       40,799             -         -        3,971         2,255        5,622


-------------------------------------

1    Tax reimbursements on certain perquisites.
2    Payout of performance dividend equivalents on stock options granted after
1996 that were held by the executive at the end of the performance periods under the
Omnibus Incentive Compensation Plan for the four-year performance periods ended
December 31, 2000, 2001 and 2002, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. The
Southern Company Compensation and Management Succession Committee can increase the payout of performance dividends by up to 200 percent if necessary to maintain the competitiveness of Southern Company's executive compensation program. For eligible stock options held on December 31, 2000, 2001 and 2002, all named executives received a payout of $.90, $1.34, and $1.355 per option, respectively.
3    SCS contributions in 2002 to the ESP, ESOP, non-pension related accruals under the SBP, and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are as follows:-

Name                      ESP         ESOP      SBP        ESP Tax Sharing Benefit
----                      ---         ----      ---        -----------------------
Robert G. Dawson        $7,634       $701      $5,759                $5,251
R. Craig Elder           6,594        701       1,205                     -
Rodney H. Johnson        3,665        701          92                     -
Julie T. Pigott          5,370        701         674                     -
4    Messrs. Dawson and Elder are also chief executive officer and chief financial officer, respectively, of
Southern Telecom.



                                                             Southern Management
                                                                     and
                                                            Southern Company GAS

                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                       Number of
                                                                                        Securities     Long-
Name                                                                       Restricted   Underlying     Term
and                                                       Other Annual     Stock        Stock          Incentive  All Other
Principal                                                 Compensation     Awards       Options        Payouts    Compensation
Position               Year     Salary($)    Bonus($)     ($)1             ($)          (Shares)       ($)2       ($)3
------------------------------------------------------------------------------------------------------------------------------


Southern Management

Ronald P. Bertasi 4     2002       185,000       48,100        18,395         -       13,700        18,564        7,001
President, Chief
Executive Officer,
Director

Southern Company GAS

C. Philip Saunders 5    2002       221,321      210,821             -         -       26,100        91,881       11,554
President, Chief
Executive Officer

----------------------
1    Tax reimbursements on certain perquisites.
2 Payout of performance dividend equivalents on stock options granted after
1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2000, 2001 and 2002, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. The
Southern Company Compensation and Management Succession Committee can increase the payout of performance dividends by up to 200 percent if necessary to maintain the competitiveness of Southern Company's executive compensation program. For eligible stock options held on December 31, 2000, 2001 and 2002, all named executives received a payout of $.90, $1.34 and $1.355 per option, respectively.
3   SCS contributions in 2002 to the ESP, ESOP and non-pension related accruals under the SBP are as follows:-

Name                                    ESP                ESOP            SBP
----                                    ---                ----            ---
Ronald P. Bertasi                     $5,443             $   -            $1,558
C. Philip Saunders                     7,491               701             3,362
4   Mr. Bertasi became the President and Chief Executive Officer of Southern Management on December 17, 2001.
5   Mr. Saunders became the President and Chief Executive Officer of Southern Company GAS on July 15, 2002.

                                       23



                                                             Southern Nuclear
                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                                                        Number of
                                                                                        Securities     Long-
Name                                                                       Restricted   Underlying     Term
and                                                       Other Annual     Stock        Stock          Incentive  All Other
Principal                                                 Compensation     Awards       Options        Payouts    Compensation
Position               Year     Salary($)    Bonus($)     ($)1             ($)          (Shares)       ($)2       ($)3
------------------------------------------------------------------------------------------------------------------------------


W. G. Hairston, III    2002        440,104      507,131          11,485         -         65,890     239,842      27,969
President and Chief    2001        414,594      370,798           1,583         -         96,135     294,360      22,523
Executive Officer      2000        388,195      366,074          11,581         -         42,172      70,161      21,179

Jack D. Woodard        2002        343,203      361,604           9,048         -         47,592     308,315      22,968
Executive Vice         2001        327,079      267,169           8,172         -         83,534     241,129      16,212
President              2000        309,806      267,952           1,783         -         27,076      54,757      14,928

James B. Beasley, Jr.  2002        206,286      181,714           3,798         -         19,647     129,732      13,819
Vice President         2001        194,302      136,055           3,911         -         37,727     111,914      13,967
                       2000        185,071      136,214           7,802         -         14,074      26,007      10,635

H. L. Sumner, Jr.      2002        208,321      179,632           5,931                   20,004     140,011      10,864
Vice President         2001        199,067      137,354           6,184         -         42,248     124,254      10,516
                       2000        190,529      137,676             117         -         14,453      28,670       1,836

Jeffrey T. Gasser 4    2002        164,378      162,826               -         -          8,195      51,634       8,339
Vice President         2001              -            -               -         -              -           -           -
                       2000              -            -               -         -              -           -           -

David N. Morey 5       2002        167,768      140,503           7,718                   20,863     160,005       9,079
Vice President         2001        208,950      140,074           8,046         -         48,844     146,233      11,099
                       2000        200,626      140,717           1,104         -         17,379      34,239      10,695

-----------------------------

1 Tax reimbursements on certain perquisites.
2 Payout of performance dividend equivalents on stock options granted after
1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2000, 2001 and 2002, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. The
Southern Company Compensation and Management Succession Committee can increase the payout of performance dividends by up to 200 percent if necessary to maintain the competitiveness of Southern Company's executive compensation program. For eligible stock options held on December 31, 2000, 2001 and 2002, all named executives received a payout of $.90, $1.34 and $1.355 per option, respectively.
3 Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP, and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are provided in the following table:
                                 ESP               ESOP              SBP            ESP Tax Sharing Benefit
                                 ---               ----              ---            -----------------------
William G. Hairston, III         $7,808             $701           $14,878             $ 4,582
Jack D. Woodard                   6,299              701            10,666               5,302
James B. Beasley, Jr.             7,171              701             2,865               3,082
H. L. Sumner, Jr.                 7,665              701             2,498                   -
Jeffrey T. Gasser                 7,397              701               241                   -
David N. Morey                    6,962              701             1,416                   -
4  Mr. Gasser became an executive officer effective September 1, 2002.
5  Mr. Morey retired from Southern Nuclear effective October 1, 2002.

                           STOCK OPTION GRANTS IN 2002

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 2002. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-7 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002. SOUTHERN is incorporated by reference to "Option Grants in 2002" under STOCK OPTIONS in SOUTHERN's definitive Proxy Statement relating to the 2003 Annual Meeting of Stockholders.

                                            Individual Grants                                    Grant Date Value
                                   Number of         % of Total
                                   Securities        Options             Exercise
                                   Underlying        Granted to          or
                                   Share Options     Employees in        Base Price            Expiration       Grant Date
   Name                            Granted1         Fiscal Year2         ($/Sh)3               Date3        Present Value($)3
   ---------------------------------------------------------------------------------------------------------------------------
   SCS

   H. Allen Franklin                  382,242              4.8               25.26              02/15/2012        1,288,156

   Gale E. Klappa                      56,210              0.7               25.26              02/15/2012          189,428

   Dwight H. Evans                     52,854              0.7               25.26              02/15/2015          178,118

   G. Edison Holland, Jr.              54,624              0.7               25.26              02/15/2012          184,083

   W. Paul Bowers                      50,046              0.6               25.26              02/15/2012          168,655

   Southern LINC

   Robert G. Dawson                    31,997              0.4               25.26              02/15/2012          107,830

   R. Craig Elder                      12,458              0.2               25.26              02/15/2012           41,983

   Rodney H. Johnson                    7,374              0.1               25.26              02/15/2012           24,850

   Julie T. Pigott                      7,242              0.1               25.26              02/15/2012           24,406


----------------------------
1 Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 15, 2002 and vest annually at a rate of one-third on the anniversary date of the grant.  Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier.  The exercise price is the average of the high and low price of Southern Company's common stock on the date granted.  Options may be transferred to certain family members, family trusts and family limited partnerships.
2 A total of 8,040,632 stock options were granted in 2002.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of
Southern Company's common stock at a future date. Significant assumptions are shown below:

                      Risk-free        Dividend      Expected
     Volatility       rate of return     Yield         Term
------------------------------------------------------------------
     26.34%              2.79%         4.63%          4.28 years
------------------------------------------------------------------



                                         STOCK OPTION GRANTS IN 2002 (continued)

                                             Individual Grants                                    Grant Date Value
                                   Number of         % of Total
                                   Securities        Options             Exercise
                                   Underlying        Granted to          or
                                   Share Options     Employees in        Base Price            Expiration       Grant Date
   Name                            Granted1         Fiscal Year2         ($/Sh)3               Date3        Present Value($)3
   ---------------------------------------------------------------------------------------------------------------------------

   Southern Management

   Ronald P. Bertasi                   13,700              0.2               25.26              02/15/2012              46,169

   Southern Company GAS

   C. Philip Saunders                  26,100              0.3               25.26              02/15/2012              87,957

   Southern Nuclear

   William G. Hairston, III            65,890              0.8               25.26              02/15/2012             222,049

   Jack D. Woodard                     47,592              0.6               25.26              02/15/2012             160,385

   James B. Beasley, Jr.               19,647              0.2               25.26              02/15/2012              66,210

   H. L. Sumner, Jr.                   20,004              0.2               25.26              02/15/2012              67,413

   Jeffrey T. Gasser                    8,195              0.1               25.26              02/15/2012              27,617

   David N. Morey                      20,863              0.3               25.26              10/01/2007              70,308


----------------------------
1 Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 15, 2002 and vest annually at a rate of one-third on the anniversary date of the grant.  Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier.  The exercise price is the average of the high and low price of Southern Company's common stock on the date granted.  Options may be transferred to certain family members, family trusts and family limited partnerships.
2 A total of 8,040,632 stock options were granted in 2002.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of
Southern Company's common stock at a future date. Significant assumptions are shown below:

                      Risk-free        Dividend      Expected
     Volatility       rate of return     Yield         Term
------------------------------------------------------------------
     26.34%              2.79%         4.63%          4.28 years
------------------------------------------------------------------

      AGGREGATED STOCK OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 2002 by the named executive officers and value of unexercised options held by them as of December 31, 2002. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-8 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002. SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 2002 and Year-End Option Values" under OPTION EXERCISES in SOUTHERN's definitive Proxy Statement relating to the 2003 Annual Meeting of Stockholders.

                                                                       Number of Unexercised    Value of Unexercised
                                                                       Options at Fiscal        In-the-Money Options at
                                                                       Year-End (#)             Fiscal Year-End($)1
                         Shares Acquired           Value
Name                     on Exercise (#)           Realized($)2    Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
SCS
H. Allen Franklin             80,671               1,210,521          475,136         759,189        5,286,965       4,461,221
Gale E. Klappa                34,870                 470,179           91,566         122,751        1,028,026         749,682
Dwight H. Evans               13,108                 199,700          132,784         127,487        1,572,585         791,123
G. Edison Holland             27,116                 366,568           48,561         113,562          469,461         701,689
W. Paul Bowers                11,801                 156,131           63,861          94,171          727,111         551,603

Southern LINC
Robert G. Dawson               8,074                 116,226           81,749          79,388          972,829         524,331
R. Craig Elder                 3,068                  35,155            8,236          28,196           71,231         179,350
Rodney H. Johnson                  -                       -            5,215          13,833           58,754          86,120
Julie T. Pigott                    -                       -            5,215          13,701           58,754          85,707

Southern Management
Ronald P. Bertasi                  -                       -                -          13,700                -          42,881

Southern Company GAS
C. Philip Saunders            50,382                 520,602            9,022          58,787           71,468         376,355

Southern Nuclear
William G. Hairston, III     108,557               1,023,601           24,750         152,255          210,138       1,016,904
Jack D. Woodard               18,663                 245,213          109,956         117,583        1,270,798         754,560
James B. Beasley, Jr.         14,076                 195,058           43,511          52,232          484,086         353,636
H. L. Sumner, Jr.             18,381                 269,391           47,526          55,803          525,994         382,311
Jeffrey T. Gasser                  -                       -           16,956          21,150          193,353         123,243
David N. Morey                22,435                 328,051          118,085               -        1,047,776               -

--------------------------
1 This represents the excess of the fair market value of SOUTHERN's common stock of $28.39 per share, as of December 31, 2002, above the exercise price of the options. The Exercisable column reports the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the
"value" of options that are not vested and therefore could not be exercised as of December 31, 2002.
2 The "Value Realized" is ordinary income, before taxes,
and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

ITEM 6. OFFICERS AND DIRECTORS.
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 2002. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 2002. SOUTHERN is incorporated by reference to the Stock Ownership Table in SOUTHERN's definitive Proxy Statement relating to the 2003 Annual Meeting of Stockholders. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page numbers III-12 and III-13 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002.

Name of Directors                                                     Shares            Shares Beneficially Owned Include:
or Nominees and                                                       Beneficially      Shares Individuals Have Rights To
Executive Officers                  Title of Class                    Owned  (1)        Acquire Within 60 Days(2)
------------------                  --------------                    -----             -------------------------

SCS

     H. Allen Franklin              SOUTHERN Common                    786,517                       747,185
     David M. Ratcliffe             SOUTHERN Common                    253,807                       241,461
     Charles D. McCrary             SOUTHERN Common                    177,749                       174,711
     W. Paul Bowers                 SOUTHERN Common                    105,348                        98,696
     Dwight H. Evans                SOUTHERN Common                    159,781                        42,398
     G. Edison Holland, Jr          SOUTHERN Common                     52,386                        42,819
     Gale E. Klappa                 SOUTHERN Common                    159,116                       134,656

     The directors, nominees
     and executive officers
     of SCS as a Group              SOUTHERN Common                   1,830,433 shares             1,378,6572 shares

Southern LINC

     Robert G. Dawson               SOUTHERN Common                    108,309                        30,090
     H. Allen Franklin              SOUTHERN Common                    786,517                       747,185
     Gale E. Klappa                 SOUTHERN Common                    159,116                       134,656
     Charles D. McCrary             SOUTHERN Common                    177,749                       174,711
     David M. Ratcliffe             SOUTHERN Common                    253,807                       241,461
     R. Craig Elder                 SOUTHERN Common                     11,374                        26,077
     Rodney H. Johnson              SOUTHERN Common                     10,852                        10,683
     Julie T. Pigott                SOUTHERN Common                     10,269                        10,639

     The directors, nominees
     and executive officers
     of Southern LINC
     as a Group                     SOUTHERN Common                   1,517,993 shares              1,375,502 shares




ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors                                                     Shares            Shares Beneficially Owned Include:
or Nominees and                                                       Beneficially      Shares Individuals Have Rights To
Executive Officers                  Title of Class                    Owned  (1)        Acquire Within 60 Days(2)
------------------                  --------------                    -----             -------------------------

Southern Telecom

     Robert G. Dawson               SOUTHERN Common                    108,309                        30,090
     H. Allen Franklin              SOUTHERN Common                    786,517                       747,185
     Gale E. Klappa                 SOUTHERN Common                    159,116                       134,656
     Charles D. McCrary             SOUTHERN Common                    177,749                       174,711
     David M. Ratcliffe             SOUTHERN Common                    253,807                       241,461
     R. Craig Elder                 SOUTHERN Common                     11,374                        26,077

     The directors, nominees
     and executive officers
     of Southern Telecom
     as a Group                     SOUTHERN Common                   1,496,872 shares              1,354,180 shares

Southern Management

     Ronald P. Bertasi              SOUTHERN Common                    108,309                        30,090
     H. Allen Franklin              SOUTHERN Common                    786,517                       747,185
     Leonard J. Haynes              SOUTHERN Common                     63,385                        24,341
     Gale E. Klappa                 SOUTHERN Common                    159,116                       134,656
     Charles D. McCrary             SOUTHERN Common                    177,749                       174,711
     David M. Ratcliffe             SOUTHERN Common                    253,807                       241,461
     Robert M. Gilbert              SOUTHERN Common                         17                             -

     The directors, nominees
     and executive officers
     of Southern Management
     as a Group                     SOUTHERN Common                   1,440,673 shares              1,326,921 shares

Southern Company GAS

     C. Philip Saunders             SOUTHERN Common                      9,734                        29,842

Southern Nuclear

     H. Allen Franklin              SOUTHERN Common                    786,517                       747,185
     William G. Hairston, III       SOUTHERN Common                     91,105                        87,322
     Charles D. McCrary             SOUTHERN Common                    177,749                       174,711
     David M. Ratcliffe             SOUTHERN Common                    253,807                       241,461
     Jack D. Woodard                SOUTHERN Common                    127,411                        41,694
     H. L. Sumner, Jr.              SOUTHERN Common                     51,209                        21,314
     James B. Beasley, Jr.          SOUTHERN Common                     52,892                        19,975
     Jeffrey T. Gasser              SOUTHERN Common                     25,305                         9,098

     The directors, nominees
     and executive officers
     of Southern Nuclear
     as a Group                     SOUTHERN Common                   1,565,994 shares              1,342,760 shares

Notes to Item 6, Part III(b):
(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) Indicates shares of SOUTHERN's common stock that directors and executive officers have the right to acquire within 60 days

ITEM 6.     OFFICERS AND DIRECTORS. PART III.

      (c)  Contracts and transactions with system companies.
           -------------------------------------------------

      ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-5 and III-6 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002.

      (d)  Indebtedness to system companies.       None.
           ----------------------------------

      (e) Participation in bonus and profit sharing arrangements and other benefits.
           --------------------------------------------------------------------

      SOUTHERN is incorporated by reference to Executive Compensation in SOUTHERN's definitive Proxy Statement relating to the 2003 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2003 Annual Meeting of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-11 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2002.

      SOUTHERN's Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, Southern LINC, Southern Telecom, Southern Management, Southern Company GAS, Southern Nuclear. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

o lump sum payment of two or three times annual compensation,
o up to five years' coverage under group health and life insurance plans,
o immediate vesting of all stock options previously granted,
o payment of any accrued long-term and short-term bonuses and dividend equivalents, and
o payment of any excise tax liability incurred as a result of payments made under the agreement.

A SOUTHERN change in control is defined under the agreements as:

o acquisition of at least 20 percent of the SOUTHERN's stock,
o a change in the majority of the members of the SOUTHERN's board of directors,
o a merger or other business combination that results in SOUTHERN's shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or
o a sale of substantially all the assets of SOUTHERN.

If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

SOUTHERN also provides in its incentive plans for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

On February 28, 1998, SOUTHERN and GEORGIA entered into a Deferred Compensation Agreement with Mr. Franklin. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Franklin will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $500,000 on February 28, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Franklin also will receive the estimated income tax expense on the compensation. Mr. Franklin may elect to defer receipt of the award until termination of employment. GEORGIA assigned this agreement to SCS effective July 8, 1999.

On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Woodard. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Woodard will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $200,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Woodard also will receive the estimated income tax expense on the compensation. Mr. Woodard may elect to defer receipt of the award until termination of employment.

On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Hairston. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Hairston will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $250,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Hairston also will receive the estimated income tax expense on the compensation. Mr. Hairston may elect to defer receipt of the award until termination of employment.

(f)  Rights to indemnity.     Incorporated by reference are the by-laws, for
the companies of the SOUTHERN system, contained herein as Exhibits.
           --------------------

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                        Accounts Charged,
                                                                       if any, per Books
                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary      Purpose         Company             Amount($)
---------------       --------------------------------      -------         -------             ---------

None

        SOUTHERN, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
Name of Company       Name of Recipient or Beneficiary               Purpose       of Disbursing Company        Amount($)
---------------       --------------------------------               -------       ---------------------        ---------


ALABAMA               Business Council of Alabama                    Dues & Support       930,426,506,520       388,465
                                                                                          539,549,563
                      Edison Electric Institute                      Dues                 426,921,930           602,537
                      National Association of Manufacturers          Dues                 930,921                17,184
                      Nature Conservancy of Alabama                  Dues & Support       921                       100
                      Nuclear Energy Institute                       Dues                 524                   432,597  *
                      Public Affairs Research Council of Alabama     Dues & Support       930,426                12,510

GEORGIA               Atlanta Convention & Visitors Bureau           Dues                 930                     5,000
                      Central Atlanta Progress                       Dues                 930                    26,750
                      Edison Electric Institute                      Dues                 426,930               851,372
                      Georgia Conservancy                            Support              426                    15,000
                                                                                          n/a                    50,000  **
                      National Association of Manufacturers          Dues                 930                    15,000
                      Nature Conservancy                             Support              426                    14,000
                                                                                          n/a                   250,000  **
                      Nuclear Energy Institute                       Dues                 524,426               488,951  ***
                      Regional Business Coalition                    Dues                 930                    10,000


*        This amount was paid by Southern Nuclear and billed to ALABAMA.
**       Georgia Power Foundation.
*** This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.

ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GULF                  Economic Development Council -
                          Bay County                                 Support              912                    20,000
                      Economic Development Council -
                          Holmes County                              Support              912                    10,000
                      Economic Development Council -
                          Okaloosa County                            Support & Dues       912                    30,000
                      Economic Development Council -
                          TEAM Santa Rosa                            Support & Dues       912                    11,000
                      Chamber of Commerce - Florida                  Support & Dues       912                    25,000
                      Chamber of Commerce - Pensacola                Support & Dues       426,912,921,930        18,414
                      Chamber of Commerce - Washington County        Support              912                    10,000
                      Edison Electric Institute                      Dues                 426,921               147,826
                      Enterprise Florida                             Support              912                    40,000
                      Florida's Great Northwest                      Support & Dues       912                   137,000
                      Foundation for the Future                      Support              912                    50,000
                      University of West Florida                     Support              912                    20,400
                      Other Economic Development Councils/
                         Activity Groups (9 Beneficiaries)           Support & Dues       921,930                30,903

MISSISSIPPI           Center for Public Utilities at New Mexico
                          State University                           Dues                 426                     2,500
                      Coastal Conservation Association/Mississippi   Dues                 426                     1,000
                      Edison Electric Institute                      Dues                 426,930               109,650
                      Equal Employment Advisory Council              Dues                 930                     1,671
                      Land Trust for the Mississippi Coastal Plain   Dues                 426                     2,000
                      Mississippi Economic Council                   Dues                 426,930                50,000
                      Mississippi Gulf Coast Economic
                          Development Council                        Dues                 426,930                 2,000
                      Mississippi Manufacturers Association          Dues                 426,930                 2,100
                      Mississippi Municipal League                   Dues                 426                     1,000
                      Mississippi Wildlife Federation                Dues                 426                     3,000
                      Retail Association of Mississippi              Dues                 426,930                 2,000
                      Wolf River Conservation                        Dues                 426                     3,000

ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

SAVANNAH              Association of County Commissioners
                          of Georgia                                 Dues                 930                       500
                      Business, Education and Technology
                          Alliance of Southeast Georgia              Dues                 930                       500
                      Coastal Beta                                   Dues                 930                       500
                      Edison Electric Institute                      Dues                 426,930                64,928
                      Georgia Conservancy                            Support              426                     1,000
                      Georgia Economic Developers Association        Dues                 930                     1,100
                      Georgians for Better Transportation            Dues                 930                     1,000
                      Georgia Municipal Association                  Dues                 426                       500
                      Leadership Southeast Georgia                   Dues                 930                     1,000
                      Nature Conservancy                             Support              426                     5,000
                      North American Energy Standards Board          Membership           426                     5,000
                      Savannah Area Tourism Leadership Council       Membership           930                       500
                      Southeastern Electrification Council           Membership           930                     1,600
                      Other Economic Development Councils/
                         Activity Groups (4 Beneficiaries)           Membership & Dues    930                       894


ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
--------------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             Southern LINC                 (Note)          (Note)           Yes
(Note)                     (Note)             Southern Management           (Note)          (Note)           Yes
Sublease of railcars       ALABAMA            SAVANNAH                     $28,601                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                     $439,692                           Yes
Sublease of railcars       ALABAMA            MISSISSIPPI                  $33,597                           Yes
Sublease of railcars       GEORGIA            MISSISSIPPI                 $190,660                           Yes
Sublease of railcars       GEORGIA            SAVANNAH                    $542,368                           Yes
Sublease of railcars       SAVANNAH           GULF                         $98,490                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                     $190,660                           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                      $33,596                           Yes
Sublease of railcars       MISSISSIPPI        SAVANNAH                      $2,062                           Yes



Note:

The Serving Company leased the cars; the Receiving Company owns the cars and the Compensation is the amount paid to the Receiving Company for use of the cars.

Southern LINC and Southern Management have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern LINC and Southern Management reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern LINC and Southern Management.

Pursuant to such agreements, during 2002 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern LINC were $37,219,088; $2,060,995; $1,059,071; $147,040; $125,747; and $20,603,
respectively; and from Southern Management were $1,497,393, $460,064, $94,519; $658,486; none and $16,351, respectively. Southern Management in 2002 also reimbursed SCES LLC $104,512 for the full cost of services, personnel and facilities.

Southern Company GAS during 2002 also reimbursed GEORGIA and SCS for certain services which were furnished , at cost in the amounts of $262,718 and $5,917,010, respectively.

PART II.

None.

PART III.

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(a)         See Item 6 - Part I for the name of the company, its location and business address.
PART I(b)
Key terms:        EWG means Exempt Wholesale Generator
                  FUCO means Foreign Utility Company
                  SPS means Special Purpose Subsidiary
                  IS means Intermediate Subsidiary
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
COMPANY                                             EWG,       OWNERSHIP              % OWNED       SOUTHERN COMPANY'S DIRECT
                                                                                                    OR INDIRECT INVESTMENT IN
                                                    FUCO,                                            THIS ENTITY AS DEFINED
                                                    SPS,                                             UNDER RULES 53 AND 58
                                                    IS
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
SE Finance Capital Corporation II (See Note 1)         SPS     Southern Company           100%                   -
                                                               Holdings, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
SE Finance Capital Corporation (See Note 1)            SPS     SE Finance Capital         100%                   -
                                                               Corporation II.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
Southern Energy Finance Company, Inc. (See Note 1)     IS      SE Finance Capital         100%                   -
                                                                     Corporation

--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease, Inc.                                        IS      Southern Energy            100%                   -
                                                               Finance Company, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease, LLC                                         IS      EPZ Lease, Inc.            99%                    -
                                                               Southern Energy             1%
                                                               Finance Company, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Holding A, LLC                               IS      EPZ Lease,LLC              99%                    -
                                                               EPZ Lease, Inc.             1%
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Holding B, LLC                               IS      EPZ Lease, LLC             99%                    -
                                                               EPZ Lease, Inc.             1%
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Holding C, LLC                               IS      EPZ Lease, LLC             99%                    -
                                                               EPZ Lease, Inc.             1%
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Trust A                                     FUCO     EPZ Lease Holding A,       100%               See Note 2
                                                                             LLC
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Trust B                                     FUCO     EPZ Lease Holding B,       100%               See Note 2
                                                                             LLC
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
EPZ Lease Trust C                                     FUCO     EPZ Lease Holding C,       100%               See Note 2
                                                                             LLC
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
Southern Company Capital Funding, Inc.                 IS      Southern Company           100%                   -
                                                               Holdings, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
Southern Company Capital Trust IV                      SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
Southern Company Capital Trust V                       SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------
Southern Company Capital Trust VI                      SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.
--------------------------------------------------- ---------- ---------------------- ------------- -----------------------------

                                       36

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(b)

----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
                   COMPANY                         EWG,             OWNERSHIP           % OWNED    SOUTHERN COMPANY'S DIRECT
                                                   FUCO,                                           OR INDIRECT INVESTMENT IN
                                                    SPS                                              THIS ENTITY AS DEFINED
                                                    IS                                               UNDER RULES 53 AND 58
                                                                              ER
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease, Inc.                               IS       Southern Energy             100%                  -
                                                             Finance Company, Inc.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease, LLC                                IS       Dutch Gas Lease, Inc.        99%                  -
                                                             Southern Energy
                                                             Finance Company, Inc.        1%
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Holding A, L.L.C.                   IS       Dutch Gas Lease, L.L.C.     100%                  -

----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Trust A                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding A, L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Holding B, L.L.C.                   IS       Dutch Gas Lease,            100%                  -
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Trust B                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding B. L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Holding C, L.L.C.                   IS       Dutch Gas Lease,            100%                  -
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
Dutch Gas Lease Trust C                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding C, L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease, Inc.                                    IS       Southern Energy             100%                  -
                                                             Finance Company, Inc.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease Holding D, L.L.C.                        IS       NUON Lease, Inc.            100%                  -
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease Trust D                                 FUCO      NUON Lease Holding D,       100%              See Note 2
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease Holding E, L.L.C.                        IS       NUON Lease, Inc.            100%                  -

----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease Trust E                                 FUCO      NUON Lease Holding E,       100%              See Note 2
                                                             L.L.C.
------------------------------------------------ ------------ ------------------------ ------------ ---------------------------
NUON Lease Holding F, L.L.C.                        IS       NUON Lease, Inc.            100%                   -
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
NUON Lease Trust F                                 FUCO      NUON Lease Holding F,       100%              See Note 2
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease, Inc.                                   IS       Southern Energy             100%                  -
                                                             Finance Company, Inc.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Holding G, L.L.C.                       IS       Gamog Lease, Inc.           100%                  -
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Trust G                                FUCO      Gamog Lease Holding G,      100%              See Note 2
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Holding H, L.L.C.                       IS       Gamog Lease, Inc.           100%                  -
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Trust H                                FUCO      Gamog Lease Holding H,      100%              See Note 2
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Holding I, L.L.C.                       IS       Gamog Lease, Inc.           100%                  -
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------
GAMOG Lease Trust I                                FUCO      Gamog Lease Holding I,      100%              See Note 2
                                                             L.L.C.
----------------------------------------------- ------------ ------------------------ ------------ ---------------------------




------------------------------------------------- ----------- ---------------------- ------------ ----------------------------
                    COMPANY                          EWG,           OWNERSHIP          % OWNED     SOUTHERN COMPANY'S DIRECT
                                                    FUCO,                                          OR INDIRECT INVESTMENT IN
                                                     SPS                                            THIS ENTITY AS DEFINED
                                                      IS                                             UNDER RULES 53 AND 58
                                                      ER
------------------------------------------------- ----------- ---------------------- ------------ ----------------------------
Southern Company-Florida LLC                         EWG      Southern Power            100%             $242,947,237
                                                                Company
------------------------------------------------- ----------- ---------------------- ------------ ----------------------------
Southern Company Holdings, Inc.                      SPS      SOUTHERN                  100%      -
------------------------------------------------- ----------- ---------------------- ------------ ----------------------------
SE Choctaw, Inc.                                      IS      SE Finance Capital        100%                        -
                                                                  Corporation II
------------------------------------------------- ----------- ---------------------- ------------ ----------------------------
SE Choctaw LLC                                       EWG      SE Choctaw, Inc.          100%              $79,000,000
------------------------------------------------- ----------- ---------------------- ------------ ----------------------------

SOUTHERN's aggregate investment as defined under Rules 53 and 58 in EWGs and FUCOs at December 31, 2002 was $325,947,237.


NOTE 1

SOUTHERN has executed limited keep-well commitments whereby SOUTHERN would be required to make capital contributions to SE Finance Capital Corporation II, SE
Finance Capital Corp. or to Southern Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from SOUTHERN under the Southern Company Income Tax Allocation
Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $416.1 million as of December 31, 2002.

NOTE 2

As discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727) relating to the spin-off of Mirant, SOUTHERN and Mirant reorganized certain energy-related and FUCO activities and Mirant completed a tax-free distribution to SOUTHERN of these activities on March 5, 2001 (the "Mini-Spin"). On April 2,
2001, SOUTHERN completed the spin-off of its remaining ownership interest in Mirant to SOUTHERN's shareholders. Therefore, the four indirect subsidiaries
(EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.)
obtained through the Mini-Spin are the only remaining FUCOs held by SOUTHERN.
Although it now owns all of the equity in these companies as a result of the Mini-Spin, SOUTHERN has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs.



ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(c)
------------------------------------------------------------------ ------------------------------- ------------------------------
    COMPANIES                                                              DEBT TO EQUITY                    EARNINGS
------------------------------------------------------------------ ------------------------------- ------------------------------
SE Finance Capital Corporation II                                               2.1                         $44,391,831
  SE Finance Capital Corporation                                                2.2                         $44,441,113
    Southern Energy Finance Company, Inc.                                       0.5                         $49,013,698

    EPZ Lease, Inc.
       EPZ Lease, LLC
         EPZ Lease Holdings A, LLC
           EPZ Lease Trust A
         EPZ Lease Holdings B LLC
           EPZ Lease Trust B
         EPZ Lease Holdings C LLC
                                EPZ Lease Trust C

    Dutch Gas Lease, Inc.
       Dutch Gas Lease, LLC
         Dutch Gas Lease Holdings A, LLC
           Dutch Gas Lease Trust A
         Dutch Gas Lease Holdings B LLC
           Dutch Gas Lease Trust B
         Dutch Gas Lease Holdings C LLC
           Dutch Gas Lease Trust C

    GAMOG Lease, Inc.
       GAMOG Lease Holdings A, LLC
          GAMOG Lease Trust A
       GAMOG Lease Holdings B, LLC
          GAMOG Lease Trust B
        GAMOG Lease Holdings C, LLC
           GAMOG Lease Trust C

   Nuon Lease, Inc.
       Nuon Lease Holdings D, LLC
           Nuon Lease Trust D
       Nuon Lease Holdings E, LLC
            Nuon Lease Trust E
        Nuon Lease Holdings F, LLC
            Nuon Lease Trust F

Southern Company-Florida LLC                                                     0                            21,329

SE Choctaw LLC                                                                   0                               0
------------------------------------------------------------------ ------------------------------- ------------------------------

PART I(d)

None.

PART II

Exhibits G and H, submitted with this filing, are being incorporated by reference.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART III

SOUTHERN's aggregate investment in EWGs and FUCOs at December 31, 2002 is as follows:

--------------------------------------------- ------------------ ------------------ ------------------ -----------------
                                                   Total1             Equity (1)             Debt        Guarantees(2)
                                              ------------------ ------------------ ------------------
                                                                           (in thousands)
--------------------------------------------- --------------------------------------------------------------------------

       Investment In EWGs & FUCOs (A)             $325,947           $253,486               -              $72,461
--------------------------------------------- ------------------ ------------------ ------------------ -----------------



-----------------------------------------------------------------------------------------------------------------------
                                                                       SOUTHERN's Investment
               Investment in                                              (in thousands)
                                             --------------------------------------------------------------------------
        Domestic Public-Utility Subs      Total              Equity             Debt           Guarantees
-----------------------------------------------------------------------------------------------------------------------

ALABAMA...............................    $2,140,563         $2,140,563        $-                $-
GEORGIA...............................    $2,500,330         $2,500,330         -                 -
GULF..................................      $387,841           $387,841         -                 -
MISSISSIPPI...........................      $323,297           $323,297         -                 -
SAVANNAH..............................       $70,999            $70,999         -                 -
SOUTHERN POWER........................    $1,027,679           $731,230         210,488           85,961
SEGCO.................................       $33,828            $33,828         -                 -
   (B) Total Domestic Public - Utility
Subsidiaries                              $6,484,537         $6,188,088        $210,488          $85,961
<----------------------------------------------------------------------------------------------------------------------

RATIO  A/B...................................................0.050 (1)

(1)    Following the completion of the spin-off of Mirant on April 2, 2001 and as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727) relating to the spin-off, SOUTHERN retained only four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) that qualify as FUCOs and none that qualify as EWGs.  SOUTHERN has no equity or debt investment within the meaning of
Rule 53 in these four FUCO subsidiaries.

(2)    SOUTHERN has agreed to grant performance guarantees on behalf of SOUTHERN POWER and its subsidiary, Southern Company - Florida LLC (SCF) for SCF's payment obligations under ownership and power purchase agreements associated with Plant
Stanton in Orlando. SOUTHERN POWER's maximum exposure is $53 million under the construction and ownership agreement and $20 million under the power purchase agreements.

Acting as an agent for all of SOUTHERN's operating companies, SOUTHERN POWER and Southern Company GAS, SCS may enter into various types of wholesale energy and natural gas contracts. Under these agreements, each of the operating companies, SOUTHERN POWER and Southern Company GAS may be jointly and severally liable for the obligations of each of the operating companies, SOUTHERN POWER and Southern
Company GAS. The creditworthiness of SOUTHERN POWER and Southern Company GAS is currently inferior to the creditworthiness of the operating companies;
therefore, SOUTHERN has entered into keep-well agreements with each of the operating companies to insure they will not subsidize nor be responsible for any costs, losses, liabilities or damages resulting from the inclusion of SOUTHERN
POWER as a contracting party under these agreements.



ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS


                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

                                                                                         Page
                                                                                        Number

FINANCIAL STATEMENTS:
    Consolidating Statement of Income for the Year Ended
         December 31, 2002                                                               A-1
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 2002                                                               A-3
     Consolidating Balance Sheet at December 31, 2002                                    A-5
     Consolidating Statement of Capitalization at December 31, 2002                      A-9
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 2002                                                               A-13
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 2002                                                         A-14
     Consolidating Statements of Comprehensive Income for the Year
         Ended December 31, 2002                                                         A-15
     Consolidating Statements of Accumulated Other Comprehensive Income for the Year
         Ended December 31, 2002                                                         A-15
     Notes to Financial Statements at December 31, 2002                                  A-16

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I, ALABAMA TRUST II,
          ALABAMA TRUST III, ALABAMA TRUST IV AND ALABAMA TRUST V                        A-17
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)           A-22
     GEORGIA consolidated with PIEDMONT, GEORGIA TRUST I,
         GEORGIA TRUST II, GEORGIA TRUST III, GEORGIA TRUST IV,
         GEORGIA TRUST V AND GEORGIA TRUST VI                                            A-24
     GULF consolidated with GULF TRUST I, GULF TRUST II, GULF TRUST III
         And GULF TRUST IV                                                               A-29
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I and MISSISSIPPI TRUST II          A-33
     SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I                                A-37
     SOUTHERN POWER consolidated with SOUTHERN COMPANY FLORIDA, SOUTHERN
         COMPANY JET PORT, KLONDIKE, MADISON and CHEROKEE                                A-41


EXHIBITS                                                                                 A-45

SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 2002, as filed with the Federal Energy Regulatory
Commission.

                                       A

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                                                    Intercompany
                                                                                                    Eliminations
                                                                                                    and Transfers
                                                                                  Consolidated      Add (Deduct)       Southern

           Operating Revenues:
           Retail sales                                                                $8,727,748               $ -            $ -
           Sales for resale --
           Non-affiliates                                                               1,167,688                 -              -
           Affiliates                                                                           -          (744,636)             -
           Other electric revenues                                                        310,493           (11,557)             -
           Other revenues                                                                 343,140            (5,460)             -
            -----------------------------------------------------------------------------------------------------------------------
           Total operating revenues                                                    10,549,069          (761,653)             -
            -----------------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                         2,830,747                 -              -
           Purchased power --
           Non-affiliates                                                                 448,951             9,925              -
           Affiliates                                                                           -          (738,344)             -
           Other operations                                                             2,121,949           (32,990)        56,643
           Maintenance                                                                    961,147                 -              -
           Depreciation and amortization                                                1,047,495                 -              -
           Taxes other than income taxes                                                  557,291                 -             95
           ------------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                                     7,967,580          (761,409)        56,738
           ------------------------------------------------------------------------------------------------------------------------
           Operating Income                                                             2,581,489              (244)       (56,738)
           Other Income and (Expense):
           Allowance for equity funds used during construction                             22,323                 -              -
           Interest income                                                                 22,263          (122,490)        15,753
           Equity in earnings of unconsolidated subsidiaries                              (90,961)       (1,352,488)     1,341,874
           Leveraged lease income                                                          58,459                 -              -
           Interest expense, net of amounts capitalized                                  (491,890)          122,239        (87,626)
           Distributions on capital and preferred securities of subsidiaries             (174,686)                -              -
           Preferred dividends of subsidiaries                                            (17,339)                -              -
           Other income and (expense), net                                                (63,655)             (300)          (564)
           ------------------------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                              (735,486)       (1,353,039)     1,269,437
            -----------------------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                          1,846,003        (1,353,283)     1,212,699
               Before Income Taxes
           Income taxes                                                                   528,208                94       (105,999)
           ------------------------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                     $1,317,795      $ (1,353,377)   $ 1,318,698
           ========================================================================================================================

           Common Stock Data:
           Earnings Per Share from continuing operations -
           Basic                                                                            $1.86
           Diluted                                                                          $1.85
           Earnings Per Share including discontinued operations -
           Basic                                                                            $1.86
           Diluted                                                                          $1.85

Average number of shares of common stock outstanding (stated in thousands) -
Basic                                                                          708,161
Diluted                                                                        713,570
Cash dividends paid per share of common stock                                   $1.35 1/2

                         (Continued on following page)

                                      A-1a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                   Alabama        Georgia         Gulf

           Operating Revenues:
           Retail sales                                                            $ 2,951,217    $ 4,288,097     $ 665,836
           Sales for resale --
           Non-affiliates                                                              474,291        270,678        77,171
           Affiliates                                                                  188,163         98,323        40,391
           Other electric revenues                                                      96,862        165,362        37,069
           Other revenues                                                                    -              -             -
            -----------------------------------------------------------------------------------------------------------------
           Total operating revenues                                                  3,710,533      4,822,460       820,467
            -----------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                        969,521      1,002,703       273,860
           Purchased power --
           Non-affiliates                                                               90,998        264,814        23,797
           Affiliates                                                                  158,121        419,839        39,201
           Other operations                                                            574,979        848,436       124,654
           Maintenance                                                                 279,406        476,962        75,421
           Depreciation and amortization                                               398,428        403,507        77,014
           Taxes other than income taxes                                               216,919        201,857        61,033
           ------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                                  2,688,372      3,618,118       674,980
           ------------------------------------------------------------------------------------------------------------------
           Operating Income                                                          1,022,161      1,204,342       145,487
           Other Income and (Expense):
           Allowance for equity funds used during construction                          11,168          7,622         2,980
           Interest income                                                              13,991          3,857           572
           Equity in earnings of unconsolidated subsidiaries                             3,399          3,714            39
           Leveraged lease income                                                            -              -             -
           Interest expense, net of amounts capitalized                               (225,706)      (168,391)      (31,452)
           Distributions on capital and preferred securities of subsidiaries           (24,599)       (62,553)       (8,524)
           Preferred dividends of subsidiaries                                         (14,439)          (670)         (217)
           Other income and (expense), net                                             (32,184)       (12,973)       (4,705)
           ------------------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                           (268,370)      (229,394)      (41,307)
            -----------------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                         753,791        974,948       104,180
               Before Income Taxes
           Income taxes                                                                292,436        357,319        37,144
           ------------------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                   $ 461,355      $ 617,629       $67,036
           ==================================================================================================================


                             (Continued on following page)

                                      A-1b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                  Mississippi     Savannah      SEGCO

           Operating Revenues:
           Retail sales                                                               $ 536,827    $ 285,771         $ -
           Sales for resale --
           Non-affiliates                                                               224,275        6,354           -
           Affiliates                                                                    46,314        4,075     168,043
           Other electric revenues                                                       16,749        3,352       1,918
           Other revenues                                                                     -            -           -
            --------------------------------------------------------------------------------------------------------------
           Total operating revenues                                                     824,165      299,552     169,961
            --------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                         282,393       54,955     104,145
           Purchased power --
           Non-affiliates                                                                18,550        6,368           -
           Affiliates                                                                    32,783       69,236           -
           Other operations                                                             158,354       55,756      19,138
           Maintenance                                                                   73,659       25,262      22,360
           Depreciation and amortization                                                 57,638       22,704      10,931
           Taxes other than income taxes                                                 55,518       14,457         722
           --------------------------------------------------------------------------------------------------------------
           Total operating expenses                                                     678,895      248,738     157,296
           --------------------------------------------------------------------------------------------------------------
           Operating Income                                                             145,270       50,814      12,665
           Other Income and (Expense):
           Allowance for equity funds used during construction                                -            -         553
           Interest income                                                                  655          147           -
           Equity in earnings of unconsolidated subsidiaries                                 43           54           -
           Leveraged lease income                                                             -            -           -
           Interest expense, net of amounts capitalized                                 (18,650)     (11,608)     (2,051)
           Distributions on capital and preferred securities of subsidiaries             (3,016)      (2,740)          -
           Preferred dividends of subsidiaries                                           (2,013)           -           -
           Other income and (expense), net                                               (3,397)      (1,354)       (528)
           --------------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                             (26,378)     (15,501)     (2,026)
            --------------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                          118,892       35,313      10,639
               Before Income Taxes
           Income taxes                                                                  45,879       12,433       3,928
           --------------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                     $ 73,013      $22,880      $6,711
           ==============================================================================================================


                             (Continued on following page)

                                      A-1c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                Southern   Southern     Southern    Southern
                                                                                Funding      Power      Holdings     Mgt Dev

           Operating Revenues:
           Retail sales                                                               $ -         $ -          $ -         $ -
           Sales for resale --
           Non-affiliates                                                               -     114,919            -           -
           Affiliates                                                                   -     183,111        1,740         533
           Other electric revenues                                                      -         738            -           -
           Other revenues                                                               -           -       88,643       4,643
           ---------------------------------------------------------------------------------------------------------------------
           Total operating revenues                                                     -     298,768       90,383       5,176
           ---------------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                         -      97,965            -           -
           Purchased power --
           Non-affiliates                                                               -      34,499            -           -
           Affiliates                                                                   -      19,164            -           -
           Other operations                                                             -      23,800      124,223       7,774
           Maintenance                                                                  -       4,551            -           -
           Depreciation and amortization                                                -      18,319       26,020         211
           Taxes other than income taxes                                                -       4,275            -          (2)
           ---------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                                     -     202,573      150,243       7,983
           ---------------------------------------------------------------------------------------------------------------------
           Operating Income                                                             -      96,195      (59,860)     (2,807)
           Other Income and (Expense):
           Allowance for equity funds used during construction                          -           -            -           -
           Interest income                                                         11,530         288       96,679          20
           Equity in earnings of unconsolidated subsidiaries                            -           -      (90,422)      2,826
           Leveraged lease income                                                       -           -       58,459           -
           Interest expense, net of amounts capitalized                           (11,530)     (8,886)     (41,876)         (6)
           Distributions on capital and preferred securities of subsidiaries            -           -      (73,254)          -
           Preferred dividends of subsidiaries                                          -           -            -           -
           Other income and (expense), net                                              -      (4,870)      (1,015)     (1,770)
           ---------------------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                             -     (13,468)     (51,429)      1,070
           ---------------------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                          -      82,727     (111,289)     (1,737)
               Before Income Taxes
           Income taxes                                                                 -      28,457     (146,832)     (2,025)
           ---------------------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                    $ -    $ 54,270      $35,543       $ 288
           =====================================================================================================================


 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                      A-2a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                               Southern                Southern    Southern
                                                                                 LINC      Powercall    Telecom      Gas

           Operating Revenues:
           Retail sales                                                               $ -         $ -         $ -        $ -
           Sales for resale --
           Non-affiliates                                                               -           -           -          -
           Affiliates                                                              13,943           -           -          -
           Other electric revenues                                                      -           -           -          -
           Other revenues                                                         176,180           -      11,381     67,753
           -------------------------------------------------------------------------------------------------------------------
           Total operating revenues                                               190,123           -      11,381     67,753
           -------------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                         -           -           -     45,205
           Purchased power --
           Non-affiliates                                                               -           -           -          -
           Affiliates                                                                   -           -           -          -
           Other operations                                                       136,261           -       9,813     14,988
           Maintenance                                                              3,526           -           -          -
           Depreciation and amortization                                           28,799           -       1,391      2,533
           Taxes other than income taxes                                            1,858           -         240        319
           -------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                               170,444           -      11,444     63,045
           -------------------------------------------------------------------------------------------------------------------
           Operating Income                                                        19,679           -         (63)     4,708
           Other Income and (Expense):
           Allowance for equity funds used during construction                          -           -           -          -
           Interest income                                                            121          39           7          9
           Equity in earnings of unconsolidated subsidiaries                            -           -           -          -
           Leveraged lease income                                                       -           -           -          -
           Interest expense, net of amounts capitalized                            (5,443)          -        (202)      (702)
           Distributions on capital and preferred securities of subsidiaries            -           -           -          -
           Preferred dividends of subsidiaries                                          -           -           -          -
           Other income and (expense), net                                             (1)          -           -         13
           -------------------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                        (5,323)         39        (195)      (680)
           -------------------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                     14,356          39        (258)     4,028
               Before Income Taxes
           Income taxes                                                             5,591          14        (231)         -
           -------------------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                 $8,765        $ 25       $ (27)    $4,028
           ===================================================================================================================



The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.

                                      A-2b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)
                                                                                Deferred    Deferred   Change in
                                                                                 Cash       Stock      Control
                                                                                 Trust      Trust       Trust

           Operating Revenues:
           Retail sales                                                               $ -        $ -          $ -
           Sales for resale --
           Non-affiliates                                                               -          -            -
           Affiliates                                                                   -          -            -
           Other electric revenues                                                      -          -            -
           Other revenues                                                               -          -            -
           -------------------------------------------------------------------------------------------------------
           Total operating revenues                                                     -          -            -
           -------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Fuel                                                                         -          -            -
           Purchased power --
           Non-affiliates                                                               -          -            -
           Affiliates                                                                   -          -            -
           Other operations                                                             9          -          111
           Maintenance                                                                  -          -            -
           Depreciation and amortization                                                -          -            -
           Taxes other than income taxes                                                -          -            -
           -------------------------------------------------------------------------------------------------------
           Total operating expenses                                                     9          -          111
           -------------------------------------------------------------------------------------------------------
           Operating Income                                                            (9)         -         (111)
           Other Income and (Expense):
           Allowance for equity funds used during construction                          -          -            -
           Interest income                                                             36        162          887
           Equity in earnings of unconsolidated subsidiaries                            -          -            -
           Leveraged lease income                                                       -          -            -
           Interest expense, net of amounts capitalized                                 -          -            -
           Distributions on capital and preferred securities of subsidiaries            -          -            -
           Preferred dividends of subsidiaries                                          -          -            -
           Other income and (expense), net                                              -         (7)           -
           -------------------------------------------------------------------------------------------------------
           Total other income and (expense)                                            36        155          887
           -------------------------------------------------------------------------------------------------------
           Earnings From Continuing Operations                                         27        155          776
               Before Income Taxes
           Income taxes                                                                 -          -            -
           -------------------------------------------------------------------------------------------------------
           Consolidated Net Income                                                   $ 27      $ 155        $ 776
           =======================================================================================================



 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                      A-2c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                                                                               Intercompany
                                                                                               Eliminations
                                                                                               and Transfers
                                                                             Consolidated      Add (Deduct)       Southern
        Operating Activities:
        Consolidated net income                                                  $ 1,317,795      $ (1,370,718)   $ 1,318,698
        Adjustments to reconcile consolidated net income
         to net cash provided from (used for) operating activities --
        Depreciation and amortization                                              1,158,652               (19)           605
        Deferred income taxes and investment tax credits                             171,653                 -         (6,334)
        Equity in earnings of unconsolidated subsidiaries                             90,941         1,342,000     (1,341,874)
        Leveraged lease income                                                       (58,459)                -              -
        Pension, postretirement, and other employee benefits                         (77,810)          (16,060)          (694)
        Other, net                                                                     5,799            42,417         17,984
        Changes in certain current assets and liabilities --
        Receivables, net                                                            (119,549)          125,920         (7,747)
        Fossil fuel stock                                                            105,133                 -              -
        Materials and supplies                                                         7,866                 -              -
        Other current assets                                                         (58,762)            3,717          5,196
        Accounts payable                                                             117,801          (121,869)        24,492
        Taxes accrued                                                                (49,171)           (7,685)       (11,205)
        Other current liabilities                                                    219,243           (14,186)          (471)
        ------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) operating activities                     2,831,132           (16,483)        (1,350)
        ------------------------------------------------------------------------------------------------------------------------
        Investing Activities:
        Gross property additions                                                  (2,717,214)          390,216              -
        Cost of removal net of salvage                                              (109,002)                -              -
        Other                                                                       (134,602)       (1,174,037)       782,425
        ------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) investing activities                    (2,960,818)         (783,821)       782,425
        ------------------------------------------------------------------------------------------------------------------------
        Financing Activities:
        Increase (decrease) in notes payable, net                                   (968,344)          144,306       (515,082)
        Proceeds --
        Long-term senior notes                                                     2,655,000                 -              -
        Other long-term debt                                                         257,824          (426,637)       425,000
        Preferred securities                                                       1,315,000                 -              -
        Common Stock                                                                 451,340                 -        451,339
        Capital contributions from parent company                                          -          (621,440)             -
        Redemptions --
        First mortgage bonds                                                        (376,068)                -              -
        Long-term senior notes                                                      (856,606)                -              -
        Other long-term debt                                                        (138,262)                -              -
        Capital and preferred securities                                          (1,171,250)                -              -
        Preferred stock                                                              (70,000)                -              -
        Capital distributions to parent company                                            -           200,000              -
        Payment of preferred stock dividends                                               -            17,127              -
        Payment of common stock dividends                                           (957,746)        1,205,472       (957,746)
        Other                                                                        (92,185)          281,476       (247,066)
        ------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) financing activities                        48,703           800,304       (843,555)
        ------------------------------------------------------------------------------------------------------------------------
        Net Change in Cash and Cash Equivalents                                      (80,983)                -        (62,480)
        Cash and Cash Equivalents at Beginning of Period                             354,015                 -         71,275
        ------------------------------------------------------------------------------------------------------------------------
        Cash and Cash Equivalents at End of Period                                $  273,032          $      -       $  8,795
        ========================================================================================================================
        Supplemental Cash Flow Information:
        Cash paid during the period for --
        Interest (net of amount capitalized)                                      $  543,515       $   (79,374)      $ 91,541
        Income taxes                                                                 372,263                 -        (22,794)
        ------------------------------------------------------------------------------------------------------------------------
                          (Continued on following page)


                                      A-3a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                               Alabama       Georgia        Gulf      Mississippi
        Operating Activities:
        Consolidated net income                                                 $ 475,794      $618,299     $ 67,253      $  75,026
        Adjustments to reconcile consolidated net income
         to net cash provided from (used for) operating activities --
        Depreciation and amortization                                             465,325       411,435       82,230         61,930
        Deferred income taxes and investment tax credits                           48,828        65,550        9,619         (3,404)
        Equity in earnings of unconsolidated subsidiaries                               -          (737)           -              -
        Leveraged lease income                                                          -             -            -              -
        Pension, postretirement, and other employee benefits                      (34,464)      (76,700)      (8,170)           730
        Other, net                                                                (50,863)      (37,616)       5,756          2,017
        Changes in certain current assets and liabilities --
        Receivables, net                                                          (46,458)       68,527      (28,173)         6,120
        Fossil fuel stock                                                          25,535        82,711       10,464          4,186
        Materials and supplies                                                      3,728        15,874       (5,982)         1,160
        Other current assets                                                        6,889       (18,880)     (14,178)       (13,346)
        Accounts payable                                                           10,587        64,902       19,168         18,487
        Taxes accrued                                                             (40,922)       (6,540)       1,117          3,160
        Other current liabilities                                                  86,850        16,166       (4,251)        34,770
        ----------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) operating activities                    950,829     1,202,991      134,853        190,836
        ----------------------------------------------------------------------------------------------------------------------------
        Investing Activities:
        Gross property additions                                                 (634,559)     (883,968)    (106,624)       (67,460)
        Cost of removal net of salvage                                            (32,105)      (60,912)      (7,978)        (9,987)
        Other                                                                       2,054       414,381       (9,745)        (3,471)
        ----------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) investing activities                   (664,610)     (530,499)    (124,347)       (80,918)
        ----------------------------------------------------------------------------------------------------------------------------
        Financing Activities:
        Increase (decrease) in notes payable, net                                  26,994      (389,860)     (58,831)       (15,973)
        Proceeds --
        Long-term senior notes                                                    975,000       500,000       45,000         80,000
        Other long-term debt                                                            -             -       55,000         42,625
        Preferred securities                                                      300,000       740,000       40,000         35,000
        Common Stock                                                                    -             -            -              -
        Capital contributions from parent company                                  49,788       173,483       43,809         18,025
        Redemptions --
        First mortgage bonds                                                     (350,000)       (1,860)           -           (650)
        Long-term senior notes                                                   (415,602)     (330,000)        (454)       (80,550)
        Other long-term debt                                                         (883)       (7,800)     (55,000)       (42,645)
        Capital and preferred securities                                         (347,000)     (589,250)           -        (35,000)
        Preferred stock                                                           (70,000)            -            -              -
        Capital distributions to parent company                                         -      (200,000)           -              -
        Payment of preferred stock dividends                                      (14,176)         (721)        (217)        (2,013)
        Payment of common stock dividends                                        (431,000)     (542,900)     (65,500)       (63,500)
        Other                                                                     (22,411)      (29,971)      (3,279)        (1,492)
        ----------------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) financing activities                   (299,290)     (678,879)         528        (66,173)
        ----------------------------------------------------------------------------------------------------------------------------
        Net Change in Cash and Cash Equivalents                                   (13,071)       (6,387)      11,034         43,745
        Cash and Cash Equivalents at Beginning of Period                           35,756        23,260        2,244         18,950
        ----------------------------------------------------------------------------------------------------------------------------
        Cash and Cash Equivalents at End of Period                               $ 22,685      $ 16,873     $ 13,278      $  62,695
        ============================================================================================================================
        Supplemental Cash Flow Information:
        Cash paid during the period for --
        Interest (net of amount capitalized)                                    $ 230,102      $203,707     $ 39,604      $  17,743
        Income taxes                                                              236,634       281,661       28,320         44,088
        ----------------------------------------------------------------------------------------------------------------------------
                          (Continued on following page)


                                      A-3b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)


                                                                                                                   Southern
                                                                              Savannah      SEGCO        SCS        Nuclear
        Operating Activities:
        Consolidated net income                                                 $ 22,880     $ 6,711        $   -       $   -
        Adjustments to reconcile consolidated net income
         to net cash provided from (used for) operating activities --
        Depreciation and amortization                                             24,653      11,889       23,043         288
        Deferred income taxes and investment tax credits                          (6,227)      2,341       (8,071)          -
        Equity in earnings of unconsolidated subsidiaries                              -           -            -           -
        Leveraged lease income                                                         -           -            -           -
        Pension, postretirement, and other employee benefits                       6,133           -       37,084      14,154
        Other, net                                                               (10,559)     (4,962)     (15,892)    (16,438)
        Changes in certain current assets and liabilities --
        Receivables, net                                                           7,965         387     (165,497)    (22,581)
        Fossil fuel stock                                                          1,522           -            -           -
        Materials and supplies                                                     3,383        (668)          15           -
        Other current assets                                                      (5,470)       (185)     (13,233)        215
        Accounts payable                                                           7,527      (3,185)      73,186      (3,504)
        Taxes accrued                                                               (627)     (2,791)        (158)        265
        Other current liabilities                                                  6,002         (22)      31,248      19,753
        ----------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) operating activities                    57,182       9,515      (38,275)     (7,848)
        ----------------------------------------------------------------------------------------------------------------------
        Investing Activities:
        Gross property additions                                                 (32,481)    (17,941)     (29,198)       (863)
        Cost of removal net of salvage                                              (131)      2,444            -        (333)
        Other                                                                     (1,200)      5,160          926        (798)
        ----------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) investing activities                   (33,812)    (10,337)     (28,272)     (1,994)
        ----------------------------------------------------------------------------------------------------------------------
        Financing Activities:
        Increase (decrease) in notes payable, net                                (29,263)      7,963            -           -
        Proceeds --
        Long-term senior notes                                                    55,000           -            -           -
        Other long-term debt                                                      25,616      (2,000)           -           -
        Preferred securities                                                           -           -            -           -
        Common Stock                                                                   -           -            -           -
        Capital contributions from parent company                                  3,950         560            -       9,967
        Redemptions --
        First mortgage bonds                                                     (23,558)          -            -           -
        Long-term senior notes                                                   (30,000)          -            -           -
        Other long-term debt                                                           -           -       (9,617)          -
        Capital and preferred securities                                               -           -            -           -
        Preferred stock                                                                -           -            -           -
        Capital distributions to parent company                                        -           -            -           -
        Payment of preferred stock dividends                                           -           -            -           -
        Payment of common stock dividends                                        (22,700)     (5,839)           -           -
        Other                                                                       (828)          -            -           -
        ----------------------------------------------------------------------------------------------------------------------
        Net cash provided from (used for) financing activities                   (21,783)        684       (9,617)      9,967
        ----------------------------------------------------------------------------------------------------------------------
        Net Change in Cash and Cash Equivalents                                    1,587        (138)     (76,164)        125
        Cash and Cash Equivalents at Beginning of Period                           2,391         697       95,501         733
        ----------------------------------------------------------------------------------------------------------------------
        Cash and Cash Equivalents at End of Period                               $ 3,978       $ 559     $ 19,337      $  858
        ======================================================================================================================
        Supplemental Cash Flow Information:
        Cash paid during the period for --
        Interest (net of amount capitalized)                                    $ 13,353     $ 1,336      $ 4,358       $   -
        Income taxes                                                              20,979       2,558       (1,274)     (4,745)
        ----------------------------------------------------------------------------------------------------------------------
                          (Continued on following page)

                                      A-3c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                       Southern     Southern      Southern
                                                                                       Funding        Power       Holdings
           Operating Activities:
           Consolidated net income                                                          $   -      $ 54,270      $ 35,543
           Adjustments to reconcile consolidated net income
            to net cash provided from (used for) operating activities --
           Depreciation and amortization                                                        -        18,319        26,020
           Deferred income taxes and investment tax credits                                     -         2,739        63,315
           Equity in earnings of unconsolidated subsidiaries                                    -             -        90,422
           Leveraged lease income                                                               -             -       (58,459)
           Pension, postretirement, and other employee benefits                                 -             -           182
           Other, net                                                                           -        17,955        46,390
           Changes in certain current assets and liabilities --
           Receivables, net                                                                     -       (12,433)       (1,380)
           Fossil fuel stock                                                                    -        (7,606)            -
           Materials and supplies                                                               -          (822)       (7,060)
           Other currents assets                                                                -       (10,198)          266
           Accounts payable                                                                     -         8,628        (4,443)
           Taxes accrued                                                                        -         7,834         6,077
           Other current liabilities                                                            -        20,713        20,434
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) operating activities                               -        99,399       217,307
           --------------------------------------------------------------------------------------------------------------------
           Investing Activities:
           Gross property additions                                                             -    (1,214,677)      (92,964)
           Cost of removal net of salvage                                                       -             -             -
           Other                                                                                -         2,344       (91,860)
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) investing activities                               -    (1,212,333)     (184,824)
           --------------------------------------------------------------------------------------------------------------------
           Financing Activities:
           Increase (decrease) in notes payable, net                                     (389,851)      211,176         7,172
           Proceeds --
           Long-term senior notes                                                               -       575,000       425,000
           Other long-term debt                                                                 -        87,873        50,347
           Preferred securities                                                                 -             -       200,000
           Common Stock                                                                         -             -             -
           Capital contributions from parent company                                            -       279,133        13,286
           Redemptions --
           First mortgage bonds                                                                 -             -             -
           Long-term senior notes                                                               -             -             -
           Other long-term debt                                                                 -             -       (22,294)
           Capital and preferred securities                                                     -             -      (200,000)
           Preferred stock                                                                      -             -             -
           Capital distributions to parent company                                              -             -             -
           Payment of preferred stock dividends                                                 -             -             -
           Payment of common stock dividends                                                    -             -       (67,990)
           Other                                                                          389,851       (24,485)     (433,036)
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) financing activities                               -     1,128,697       (27,515)
           --------------------------------------------------------------------------------------------------------------------
           Net Change in Cash and Cash Equivalents                                              -        15,763         4,968
           Cash and Cash Equivalents at Beginning of Period                                    10         3,711        85,395
           --------------------------------------------------------------------------------------------------------------------
           Cash and Cash Equivalents at End of Period                                      $   10      $ 19,474      $ 90,363
           ====================================================================================================================
           Supplemental Cash Flow Information:
           Cash paid during the period for --
           Interest (net of amount capitalized)                                             $   -        $    -      $ 20,521
           Income taxes                                                                         -        23,937      (233,236)
           --------------------------------------------------------------------------------------------------------------------
 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                      A-4a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                             Southern    Southern                  Southern
                                                                              Mgt Dev      LINC      Powercall     Telecom
           Operating Activities:
           Consolidated net income                                               $  288     $ 8,767       $   25       $  (27)
           Adjustments to reconcile consolidated net income
            to net cash provided from (used for) operating activities --
           Depreciation and amortization                                            211      28,799            -        1,391
           Deferred income taxes and investment tax credits                        (183)      3,225            -          255
           Equity in earnings of unconsolidated subsidiaries                      1,130           -            -            -
           Leveraged lease income                                                     -           -            -            -
           Pension, postretirement, and other employee benefits                      (5)          -            -            -
           Other, net                                                             1,150       1,533            -        1,097
           Changes in certain current assets and liabilities --
           Receivables, net                                                       1,495         512          505       (1,167)
           Fossil fuel stock                                                          -           -            -            -
           Materials and supplies                                                  (647)     (1,115)           -            -
           Other currents assets                                                      -         176            -          293
           Accounts payable                                                        (687)      4,571         (669)      (2,710)
           Taxes accrued                                                           (670)        782           14            -
           Other current liabilities                                                 95       2,284            -         (532)
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) operating activities                 2,177      49,534         (125)      (1,400)
           --------------------------------------------------------------------------------------------------------------------
           Investing Activities:
           Gross property additions                                                (921)    (21,844)           -       (3,753)
           Cost of removal net of salvage                                             -           -            -            -
           Other                                                                   (190)         30            -        1,813
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) investing activities                (1,111)    (21,814)           -       (1,940)
           --------------------------------------------------------------------------------------------------------------------
           Financing Activities:
           Increase (decrease) in notes payable, net                                  -     (26,455)           -        4,310
           Proceeds --
           Long-term senior notes                                                     -           -            -            -
           Other long-term debt                                                       -           -            -            -
           Preferred securities                                                       -           -            -            -
           Common Stock                                                               1           -            -            -
           Capital contributions from parent company                              1,613         500            -           78
           Redemptions --
           First mortgage bonds                                                       -           -            -            -
           Long-term senior notes                                                     -           -            -            -
           Other long-term debt                                                       -         (23)           -            -
           Capital and preferred securities                                           -           -            -            -
           Preferred stock                                                            -           -            -            -
           Capital distributions to parent company                                    -           -            -            -
           Payment of preferred stock dividends                                       -           -            -            -
           Payment of common stock dividends                                     (6,043)          -            -            -
           Other                                                                   (944)          -            -            -
           --------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) financing activities                (5,373)    (25,978)           -        4,388
           --------------------------------------------------------------------------------------------------------------------
           Net Change in Cash and Cash Equivalents                               (4,307)      1,742         (125)       1,048
           Cash and Cash Equivalents at Beginning of Period                       4,652       6,822        2,290          102
           --------------------------------------------------------------------------------------------------------------------
           Cash and Cash Equivalents at End of Period                            $  345     $ 8,564      $ 2,165      $ 1,150
           ====================================================================================================================
           Supplemental Cash Flow Information:
           Cash paid during the period for --
           Interest (net of amount capitalized)                                   $   4       $  26        $   -       $  232
           Income taxes                                                          (2,977)        (59)        (443)        (386)
           --------------------------------------------------------------------------------------------------------------------
 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.

                                      A-4b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)
                                                                                          Deferred    Deferred  Change in
                                                                              Southern      Cash        Stock    Control
                                                                                 Gas        Trust       Trust     Trust    Railroad
           Operating Activities:
           Consolidated net income                                           $ 4,028       $  27      $  155    $  776      $   -
           Adjustments to reconcile consolidated net income
            to net cash provided from (used for) operating activities --
           Depreciation and amortization                                       2,533           -           -         -          -
           Deferred income taxes and investment tax credits                        -           -           -         -          -
           Equity in earnings of unconsolidated subsidiaries                       -           -           -         -          -
           Leveraged lease income                                                  -           -           -         -          -
           Pension, postretirement, and other employee benefits                    -           -           -         -          -
           Other, net                                                          6,664         (27)          -      (807)         -
           Changes in certain current assets and liabilities --
           Receivables, net                                                  (45,499)          -           -        34        (79)
           Fossil fuel stock                                                 (11,679)          -           -         -          -
           Materials and supplies                                                  -           -           -         -          -
           Other currents assets                                                 (24)          -           -         -          -
           Accounts payable                                                   23,195           -           -         -        125
           Taxes accrued                                                       2,178           -           -         -          -
           Other current liabilities                                             390           -           -         -          -
           -----------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) operating activities            (18,214)          -         155         3         46
           -----------------------------------------------------------------------------------------------------------------------
           Investing Activities:
           Gross property additions                                             (177)          -           -         -          -
           Cost of removal net of salvage                                          -           -           -         -          -
           Other                                                             (58,927)          -        (842)   (2,665)         -
           -----------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) investing activities            (59,104)          -        (842)   (2,665)         -
           -----------------------------------------------------------------------------------------------------------------------
           Financing Activities:
           Increase (decrease) in notes payable, net                          55,050           -           -         -          -
           Proceeds --
           Long-term senior notes                                                  -           -           -         -          -
           Other long-term debt                                                    -           -           -         -          -
           Preferred securities                                                    -           -           -         -          -
           Common Stock                                                            -           -           -         -          -
           Capital contributions from parent company                          23,700           -         883     2,665          -
           Redemptions --
           First mortgage bonds                                                    -           -           -         -          -
           Long-term senior notes                                                  -           -           -         -          -
           Other long-term debt                                                    -           -           -         -          -
           Capital and preferred securities                                        -           -           -         -          -
           Preferred stock                                                         -           -           -         -          -
           Capital distributions to parent company                                 -           -           -         -          -
           Payment of preferred stock dividends                                    -           -           -         -          -
           Payment of common stock dividends                                       -           -           -         -          -
           Other                                                                   -           -           -         -          -
           -----------------------------------------------------------------------------------------------------------------------
           Net cash provided from (used for) financing activities             78,750           -         883     2,665          -
           -----------------------------------------------------------------------------------------------------------------------
           Net Change in Cash and Cash Equivalents                             1,432           -         196         3         46
           Cash and Cash Equivalents at Beginning of Period                        -           -           -         1        225
           -----------------------------------------------------------------------------------------------------------------------
           Cash and Cash Equivalents at End of Period                        $ 1,432       $   -      $  196     $   4      $ 271
           =======================================================================================================================
           Supplemental Cash Flow Information:
           Cash paid during the period for --
           Interest (net of amount capitalized)                               $  362       $   -       $   -    $    -      $   -
           Income taxes                                                            -           -           -         -          -
           ------------------------------------------------------------------------------------------------------------------------
 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.



                                      A-4c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)


                                                                                    Intercompany
                                                                                    Eliminations
                                                                                    and Transfers
                                                                  Consolidated      Add (Deduct)        Southern         Alabama
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                  $ 273,032               $ -          $ 8,795        $ 22,685
       Receivables --
       Customer accounts receivable                                 709,876                 -                -         240,052
       Unbilled revenues                                            277,106                 -                -          89,336
       Under recovered regulatory clause revenues                   174,362                 -                -               -
       Other accounts and notes receivable                          370,021                 -           56,103          47,535
       Affiliated companies                                             393        (1,372,472)         375,404          74,099
       Accumulated provision for uncollectible accounts             (25,544)                -                -          (4,827)
       Refundable income taxes                                            -            (9,035)               -               -
       Fossil fuel stock, at average cost                           298,955                 -                -          73,742
       Materials and supplies, at average cost                      539,459                 -                -         187,596
       Other                                                        349,542           (53,145)          38,201         110,035
       -----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                       2,967,202        (1,434,652)         478,503         840,253
       -----------------------------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                37,485,855                 -                -      13,506,170
       Less accumulated provision for depreciation               15,448,852                 -                -       5,543,416
       -----------------------------------------------------------------------------------------------------------------------------
                                                                 22,037,003                 -                -       7,962,754
       Nuclear fuel, at amortized cost                              222,676                 -                -         103,088
       Construction work in progress                              2,382,287                 -                -         478,652
       -----------------------------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                      24,641,966                 -                -       8,544,494
       -----------------------------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                639,167                 -                -         292,297
       Leveraged leases                                             790,767                 -                -               -
       Equity investments in unconsolidated subsidiaries             78,111       (10,398,482)      10,297,998          45,553
       Other                                                        165,242        (1,407,760)          16,432          16,477
       -----------------------------------------------------------------------------------------------------------------------------
       Total other property and investments                       1,673,287       (11,806,242)      10,314,430         354,327
       -----------------------------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                     897,777                 -                -         327,276
       Prepaid pension costs                                        786,115           (43,837)               -         389,793
       Unamortized debt issuance expense                            108,830                 -                -           4,361
       Unamortized premium on reacquired debt                       313,057                 -                -         103,819
       Other                                                        410,759          (281,848)           3,803         121,683
       -----------------------------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                    2,516,538          (325,685)           3,803         946,932
       -----------------------------------------------------------------------------------------------------------------------------
       Total Assets                                            $ 31,798,993     $ (13,566,579)    $ 10,796,736    $ 10,686,006
       =============================================================================================================================



                          (Continued on following page)

                                      A-5a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)





                                                                           Georgia           Gulf       Mississippi     Savannah
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                               $ 16,873       $ 13,278       $ 62,695       $ 3,978
       Receivables --
       Customer accounts receivable                                             302,995         48,609         31,136        22,631
       Unbilled revenues                                                        104,454         28,077         18,434        11,531
       Under recovered regulatory clause revenues                               117,580         29,549         27,233             -
       Other accounts and notes receivable                                      122,585          6,618          8,056         2,937
       Affiliated companies                                                      40,501          8,678         20,674         1,102
       Accumulated provision for uncollectible accounts                          (5,825)          (889)          (718)         (682)
       Refundable income taxes                                                        -              -              -             -
       Fossil fuel stock, at average cost                                       120,048         37,191         27,303         8,328
       Materials and supplies, at average cost                                  263,364         34,840         22,063         9,586
       Other                                                                     96,922         26,838         39,205        26,480
       -----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                   1,179,497        232,789        256,081        85,891
       -----------------------------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                            17,222,661      2,248,156      1,786,378       880,604
       Less accumulated provision for depreciation                            7,333,529        946,408        722,231       416,232
       -----------------------------------------------------------------------------------------------------------------------------
                                                                              9,889,132      1,301,748      1,064,147       464,372
       Nuclear fuel, at amortized cost                                          119,588              -              -             -
       Construction work in progress                                            667,581         35,708         34,065         6,082
       -----------------------------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                                  10,676,301      1,337,456      1,098,212       470,454
       -----------------------------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                            346,870              -              -             -
       Leveraged leases                                                               -              -              -             -
       Equity investments in unconsolidated subsidiaries                         36,167          1,275          1,097         1,793
       Other                                                                     28,612          8,882            671         1,855
       -----------------------------------------------------------------------------------------------------------------------------
       Total other property and investments                                     411,649         10,157          1,768         3,648
       -----------------------------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                                 524,510         18,798         12,617        11,692
       Prepaid pension costs                                                    341,944         36,298         14,993             -
       Unamortized debt issuance expense                                         67,362          3,900          4,304         3,757
       Unamortized premium on reacquired debt                                   178,590         14,052          7,776         8,103
       Other                                                                    162,686         20,379         16,415        33,660
       -----------------------------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                                1,275,092         93,427         56,105        57,212
       -----------------------------------------------------------------------------------------------------------------------------
       Total Assets                                                        $ 13,542,539    $ 1,673,829    $ 1,412,166     $ 617,205
       =============================================================================================================================



                          (Continued on following page)

                                      A-5b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                                                                     Southern
                                                                            SEGCO         SCS         Nuclear
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                                $ 559      $19,337         $ 858
       Receivables --
       Customer accounts receivable                                                 -            -             -
       Unbilled revenues                                                            -            -             -
       Under recovered regulatory clause revenues                                   -            -             -
       Other accounts and notes receivable                                          -      109,100         1,537
       Affiliated companies                                                    33,711      236,580        58,285
       Accumulated provision for uncollectible accounts                             -            -             -
       Refundable income taxes                                                  1,841            -             -
       Fossil fuel stock, at average cost                                           -            -             -
       Materials and supplies, at average cost                                    668        1,341             -
       Other                                                                      307       28,122         6,123
       ----------------------------------------------------------------------------------------------------------
       Total current assets                                                    37,086      394,480        66,803
       ----------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                             313,391      238,255         6,527
       Less accumulated provision for depreciation                            223,914      108,060         5,270
       ----------------------------------------------------------------------------------------------------------
                                                                               89,477      130,195         1,257
       Nuclear fuel, at amortized cost                                              -            -             -
       Construction work in progress                                           59,585          194             -
       ----------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                                   149,062      130,389         1,257
       ----------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                                -            -             -
       Leveraged leases                                                             -            -             -
       Equity investments in unconsolidated subsidiaries                            -        6,566         1,285
       Other                                                                        7           69             -
       ----------------------------------------------------------------------------------------------------------
       Total other property and investments                                         7        6,635         1,285
       ----------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                                 2,884            -             -
       Prepaid pension costs                                                        -       46,924             -
       Unamortized debt issuance expense                                          223          222             -
       Unamortized premium on reacquired debt                                     717            -             -
       Other                                                                        1       57,656       166,759
       ----------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                                  3,825      104,802       166,759
       ----------------------------------------------------------------------------------------------------------
       Total Assets                                                         $ 189,980    $ 636,306     $ 236,104
       ==========================================================================================================



                          (Continued on following page)
                                      A-5c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                         Southern       Southern       Southern     Southern
                                                                          Funding        Power         Holdings      Mgt Dev
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                                $ 10       $ 19,474       $ 90,363       $ 345
       Receivables --
       Customer accounts receivable                                                -          6,609              -       2,237
       Unbilled revenues                                                           -              -              -           -
       Under recovered regulatory clauses revenues                                 -              -              -           -
       Other accounts and notes receivable                                         -              -         13,537           -
       Affiliated companies                                                  474,073         11,555         24,862       5,135
       Accumulated provision for uncollectible accounts                            -           (350)          (521)     (2,544)
       Refundable income taxes                                                     -              -              -         220
       Fossil fuel stock, at average cost                                          -         11,031              -           -
       Materials and supplies, at average cost                                     -          6,553          8,616       1,499
       Other                                                                       1         18,750          1,293           3
       --------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                  474,084         73,622        138,150       6,895
       --------------------------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                                  -        896,163         12,749       1,414
       Less accumulated provision for depreciation                                 -         21,590          3,917         278
       --------------------------------------------------------------------------------------------------------------------------
                                                                                   -        874,573          8,832       1,136
       Nuclear fuel, at amortized cost                                             -              -              -           -
       Construction work in progress                                               -      1,082,987              -           -
       --------------------------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                                        -      1,957,560          8,832       1,136
       --------------------------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                               -              -              -           -
       Leveraged leases                                                            -              -        790,767           -
       Equity investments in unconsolidated subsidiaries                           -              -         67,860      16,927
       Other                                                                       -              -      1,439,303       2,182
       --------------------------------------------------------------------------------------------------------------------------
       Total other property and investments                                        -              -      2,297,930      19,109
       --------------------------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                                    -              -              -           -
       Prepaid pension costs                                                       -              -              -           -
       Unamortized debt issuance expense                                           -              -         24,701           -
       Unamortized premium on reacquired debt                                      -              -              -           -
       Other                                                                       -         54,794         34,354       1,122
       --------------------------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                                     -         54,794         59,055       1,122
       --------------------------------------------------------------------------------------------------------------------------

       --------------------------------------------------------------------------------------------------------------------------
       Total Assets                                                        $ 474,084    $ 2,085,976    $ 2,503,967    $ 28,262
       ==========================================================================================================================


                          (Continued on following page)
                                      A-6a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                        Southern                  Southern     Southern
                                                                          LINC       Powercall     Telecom       Gas
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                            $ 8,564      $ 2,165     $ 1,150      $ 1,432
       Receivables --
       Customer accounts receivable                                          19,899            -       2,918       32,790
       Unbilled revenues                                                          -            -           -       25,274
       Under recovered regulatory clauses revenues                                -            -           -            -
       Other accounts and notes receivable                                      199            -           -        1,645
       Affiliated companies                                                   1,537           24       1,713        4,685
       Accumulated provision for uncollectible accounts                      (1,022)           -        (534)      (7,632)
       Refundable income taxes                                                6,974            -           -            -
       Fossil fuel stock, at average cost                                         -            -           -       21,312
       Materials and supplies, at average cost                                3,333            -           -            -
       Other                                                                  1,037            -       2,038        7,332
       -------------------------------------------------------------------------------------------------------------------
       Total current assets                                                  40,521        2,189       7,285       86,838
       -------------------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                           333,825            -      32,412        7,150
       Less accumulated provision for depreciation                          120,882            -       2,511          614
       -------------------------------------------------------------------------------------------------------------------
                                                                            212,943            -      29,901        6,536
       Nuclear fuel, at amortized cost                                            -            -           -            -
       Construction work in progress                                         16,964            -         469            -
       -------------------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                                 229,907            -      30,370        6,536
       -------------------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                              -            -           -            -
       Leveraged leases                                                           -            -           -            -
       Equity investments in unconsolidated subsidiaries                         72            -           -            -
       Other                                                                      -            -           -       30,420
       -------------------------------------------------------------------------------------------------------------------
       Total other property and investments                                      72            -           -       30,420
       -------------------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                                   -            -           -            -
       Prepaid pension costs                                                      -            -           -            -
       Unamortized debt issuance expense                                          -            -           -            -
       Unamortized premium on reacquired debt                                     -            -           -            -
       Other                                                                     38          337      18,920            -
       -------------------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                                   38          337      18,920            -
       -------------------------------------------------------------------------------------------------------------------

       -------------------------------------------------------------------------------------------------------------------
       Total Assets                                                       $ 270,538      $ 2,526    $ 56,575    $ 123,794
       ===================================================================================================================



                         (Continued on following page)



                       A-6b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                         Deferred    Deferred    Change in
                                                                          Cash        Stock      Control
                                                                          Trust       Trust       Trust      Railroad
                                  ASSETS
       Current Assets:
       Cash and cash equivalents                                               $ -       $ 196          $ 4      $ 271
       Receivables --
       Customer accounts receivable                                              -           -            -          -
       Unbilled revenues                                                         -           -            -          -
       Under recovered regulatory clauses revenues                               -           -            -          -
       Other accounts and notes receivable                                       -           -          169          -
       Affiliated companies                                                      -           -            -        247
       Accumulated provision for uncollectible accounts                          -           -            -          -
       Refundable income taxes                                                   -           -            -          -
       Fossil fuel stock, at average cost                                        -           -            -          -
       Materials and supplies, at average cost                                   -           -            -          -
       Other                                                                     -           -            -          -
       ----------------------------------------------------------------------------------------------------------------
       Total current assets                                                      -         196          173        518
       ----------------------------------------------------------------------------------------------------------------
       Property, Plant, and Equipment:
       In service                                                                -           -            -          -
       Less accumulated provision for depreciation                               -           -            -          -
       ----------------------------------------------------------------------------------------------------------------
                                                                                 -           -            -          -
       Nuclear fuel, at amortized cost                                           -           -            -          -
       Construction work in progress                                             -           -            -          -
       ----------------------------------------------------------------------------------------------------------------
       Total property, plant, and equipment                                      -           -            -          -
       ----------------------------------------------------------------------------------------------------------------
       Other Property and Investments:
       Nuclear decommissioning trusts, at fair value                             -           -            -          -
       Leveraged leases                                                          -           -            -          -
       Equity investments in unconsolidated subsidiaries                         -           -            -          -
       Other                                                                   875       4,115       23,102          -
       ----------------------------------------------------------------------------------------------------------------
       Total other property and investments                                    875       4,115       23,102          -
       ----------------------------------------------------------------------------------------------------------------
       Deferred Charges and Other Assets:
       Deferred charges related to income taxes                                  -           -            -          -
       Prepaid pension costs                                                     -           -            -          -
       Unamortized debt issuance expense                                         -           -            -          -
       Unamortized premium on reacquired debt                                    -           -            -          -
       Other                                                                     -           -            -          -
       ----------------------------------------------------------------------------------------------------------------
       Total deferred charges and other assets                                   -           -            -          -
       ----------------------------------------------------------------------------------------------------------------

       ----------------------------------------------------------------------------------------------------------------
       Total Assets                                                          $ 875      $4,311     $ 23,275      $ 518
       ================================================================================================================


                          (Continued on following page)


                                      A-6c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                            Intercompany
                                                                                            Eliminations
                                                                                            and Transfers
                                                                          Consolidated      Add (Deduct)        Southern
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                         $ 1,639,489  $           -                 $ -
       Notes payable                                                            1,007,437          (844,732)         473,817
       Accounts payable --                                                                                -
       Affiliated                                                                      44          (506,917)           9,944
       Other                                                                      985,616                 -           26,725
       Customer deposits                                                          168,952                 -                -
       Taxes accrued --                                                                                   -
       Income taxes                                                               112,765           (62,180)          25,378
       Other                                                                      218,966                 -              (60)
       Interest accrued                                                           158,196           (24,808)          20,419
       Vacation pay accrued                                                       130,015                 -                -
       Other                                                                      592,532                 -           31,961
      --------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                5,014,012        (1,438,637)         588,184
       -------------------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                             8,657,983        (1,404,383)       1,404,383
       -------------------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                        4,214,471          (118,412)           3,208
       Deferred credits related to income taxes                                   449,816                 -                -
       Accumulated deferred investment tax credits                                606,778                 -                -
       Employee benefits provisions 1                                             614,239          (175,358)           4,128
       Deferred capacity revenues                                                  37,071           (13,075)               -
       Other                                                                      776,394           (15,638)           6,551
       -------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                             6,698,769          (322,483)          13,887
       -------------------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                            2,420,000                 -                -
       -------------------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                              298,126                 -                -
       -------------------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)                8,710,103       (10,401,076)       8,790,282
       -------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                            $ 31,798,993     $ (13,566,579)    $ 10,796,736
       =========================================================================================================================



                          (Continued on following page)
                                      A-7a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                      Alabama         Georgia           Gulf       Mississippi
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                  $1,117,945        $ 322,125       $ 60,000       $ 69,200
       Notes payable                                                       36,991          357,677         28,479              -
       Accounts payable --
       Affiliated                                                         109,790          135,260         26,395         22,396
       Other                                                              150,195          445,220         39,989         91,710
       Customer deposits                                                   44,410           94,859         16,047          6,855
       Taxes accrued --
       Income taxes                                                        80,438           20,245         10,718         12,042
       Other                                                               20,561          134,269          9,170         41,464
       Interest accrued                                                    36,344           59,608          7,875          6,562
       Vacation pay accrued                                                33,901           42,442          5,044          5,782
       Other                                                              114,870          112,131          3,629         44,184
      ---------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                        1,745,445        1,723,836        207,346        300,195
       --------------------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                     2,851,562        3,109,619        452,040        243,715
       --------------------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                1,436,559        2,176,438        167,689        146,631
       Deferred credits related to income taxes                           177,205          208,410         29,692         20,798
       Accumulated deferred investment tax credits                        227,270          324,994         22,289         21,054
       Employee benefits provisions 1                                     141,149          236,486         39,656         49,869
       Deferred capacity revenues                                          33,924                -              -              -
       Other                                                              147,640          373,740         46,376         45,142
       --------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                     2,163,747        3,320,068        305,702        283,494
       --------------------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                      300,000          940,000        155,000         35,000
       --------------------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                      247,512           14,569          4,236         31,809
       --------------------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)        3,377,740        4,434,447        549,505        517,953
       --------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                    $ 10,686,006     $ 13,542,539    $ 1,673,829    $ 1,412,166
       ==========================================================================================================================



                          (Continued on following page)
                                      A-7b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                                   Southern
                                                                           Savannah       SEGCO         SCS         Nuclear
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                          $20,892          $ -      $ 8,280           $ -
       Notes payable                                                             2,897       67,697            -             -
       Accounts payable --
       Affiliated                                                                7,889       14,133      105,160         5,992
       Other                                                                    15,769            -      158,573        13,850
       Customer deposits                                                         6,781            -            -             -
       Taxes accrued --
       Income taxes                                                                311        2,228          730             -
       Other                                                                     3,317          330         (108)        1,797
       Interest accrued                                                          3,268          232          127             -
       Vacation pay accrued                                                      2,427            -       20,589        18,552
       Other                                                                    15,233            -      145,182        53,183
      ------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                78,784       84,620      438,533        93,374
       ------------------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                            168,052       24,388       52,144             -
       ------------------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                        78,970       18,504            -             -
       Deferred credits related to income taxes                                 12,445        1,266            -             -
       Accumulated deferred investment tax credits                               9,289        1,882            -             -
       Employee benefits provisions 1                                           33,619            -      157,449       121,338
       Deferred capacity revenues                                                    -            -            -             -
       Other                                                                    16,242            -        2,294         5,183
       ------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                            150,565       21,652      159,743       126,521
       ------------------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                            40,000            -            -             -
       ------------------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                                 -            -            -             -
       ------------------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)               179,804       59,320      (14,114)       16,209
       ------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                            $ 617,205    $ 189,980    $ 636,306     $ 236,104
       ========================================================================================================================



                          (Continued on following page)

                                      A-7c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                         Southern       Southern       Southern     Southern
                                                                          Funding        Power         Holdings      Mgt Dev
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                            $ -          $ 200       $ 40,819         $ -
       Notes payable                                                         473,741        210,488         41,479           -
       Accounts payable --
       Affiliated                                                                  -         37,748          6,442       1,498
       Other                                                                       -          4,522         19,515       1,504
       Customer deposits                                                           -              -              -           -
       Taxes accrued --
       Income taxes                                                                -          3,915         16,723           -
       Other                                                                       -          4,313             18          17
       Interest accrued                                                          333         20,713         24,342           -
       Vacation pay accrued                                                        -              -              -           -
       Other                                                                       -          3,484         15,299         273
       -------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                             474,074        285,383        164,637       3,292
       -------------------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                                -        955,879        800,269           -
       -------------------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                           -              -        276,738           -
       Deferred credits related to income taxes                                    -              -              -           -
       Accumulated deferred investment tax credits                                 -              -              -           -
       Employee benefits provisions 1                                              -              -          1,447           4
       Deferred capacity revenues                                                  -         16,222              -           -
       Other                                                                       -         81,888         42,670       4,982
       -------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                                -         98,110        320,855       4,986
       -------------------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                               -              -        950,000           -
       -------------------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                               -              -              -           -
       -------------------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)                  10        746,604        268,206      19,984
       -------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                          $ 474,084    $ 2,085,976    $ 2,503,967    $ 28,262
       =========================================================================================================================




 1 Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement
Incentive Program Costs and Other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.


 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.

                                      A-8a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                        Southern                  Southern     Southern
                                                                          LINC       Powercall     Telecom       Gas
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                          $ 28          $ -         $ -          $ -
       Notes payable                                                         96,073            -       7,780       55,050
       Accounts payable --
       Affiliated                                                             3,605           38       1,042       19,116
       Other                                                                 11,068          847         864        5,265
       Customer deposits                                                          -            -           -            -
       Taxes accrued --
       Income taxes                                                           2,140           77           -            -
       Other                                                                  1,700            -           -        2,178
       Interest accrued                                                       2,801            -          40          340
       Vacation pay accrued                                                   1,212            -          66            -
       Other                                                                 10,490            -      41,314        1,299
       -------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                            129,117          962      51,106       83,248
       -------------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                             315            -           -            -
       -------------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                     28,057           89           -            -
       Deferred credits related to income taxes                                   -            -           -            -
       Accumulated deferred investment tax credits                                -            -           -            -
       Employee benefits provisions 1                                         4,334            -         118            -
       Deferred capacity revenues                                                 -            -           -            -
       Other                                                                 19,323            1           -            -
       -------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                          51,714           90         118            -
       -------------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                              -            -           -            -
       -------------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                              -            -           -            -
       -------------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)             89,392        1,474       5,351       40,546
       -------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                         $ 270,538      $ 2,526    $ 56,575    $ 123,794
       ===================================================================================================================




1 Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive
Program Costs and Other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.


 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                      A-8b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                         Deferred    Deferred    Change in
                                                                           Cash        Stock      Control
                                                                           Trust       Trust       Trust      Railroad
                   LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
       Securities due within one year                                           $ -         $ -          $ -        $ -
       Notes payable                                                              -           -            -          -
       Accounts payable --
       Affiliated                                                                 -           -            -        513
       Other                                                                      -           -            -          -
       Customer deposits                                                          -           -            -          -
       Taxes accrued --
       Income taxes                                                               -           -            -          -
       Other                                                                      -           -            -          -
       Interest accrued                                                           -           -            -          -
       Vacation pay accrued                                                       -           -            -          -
       Other                                                                      -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                  -           -            -        513
       -----------------------------------------------------------------------------------------------------------------
       Long-term debt (See accompanying statements)                               -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Deferred Credits and Other Liabilities:
       Accumulated deferred income taxes                                          -           -            -          -
       Deferred credits related to income taxes                                   -           -            -          -
       Accumulated deferred investment tax credits                                -           -            -          -
       Employee benefits provisions 1                                             -           -            -          -
       Deferred capacity revenues                                                 -           -            -          -
       Other                                                                      -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                               -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Company or subsidiary obligated mandatorily
       redeemable capital and preferred securities
       (See accompanying statements)                                              -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Cumulative preferred stock
       of subsidiaries (See accompanying statements)                              -           -            -          -
       -----------------------------------------------------------------------------------------------------------------
       Common stockholders' equity (See accompanying statements)                875       4,311       23,275          5
       -----------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity                             $ 875      $4,311     $ 23,275      $ 518
       =================================================================================================================




1 Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive
Program Costs and Other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.


 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-8c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                                        Intercompany
                                                                                        Eliminations
                                                                                        and Transfers
                                                                      Consolidated      Add (Deduct)        Southern        Alabama

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                         Interest Rates
             2006                             6.50% to 6.90%            45,000                 -                -              -
             2023                             7.45%                     33,350                 -                -
             2025                             6.88%                     30,000                 -                -              -
             2026                             6.88%                     30,000                 -                -              -
        ---------------------------------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                     138,350                 -                -              -
        ---------------------------------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                         Interest Rates
             2003                             4.69% to 7.85%           841,200                 -                -        406,200
             2004                             4.88% to 7.13%           575,000                 -                -        525,000
             2005                             5.49% to 7.25%           379,543                 -                -        225,000
             2006                             6.20%                    150,000                 -                -              -
             2007                             4.88% to 7.13%           902,085                 -                -        200,000
             2008 through 2012                4.70% to 7.63%         1,265,343                 -                -        260,000
             2016 through 2018                5.50% to 8.12%           608,000                 -                -        325,000
             2022 through 2038                5.88% to 7.50%           518,385                 -                -        200,000
             2039 through 2048                6.63% to 7.13%         1,028,800                 -                -        783,800
             Adjustable rates:
             2003                             1.52% to 1.53%           517,000                 -                -        517,000
             2004                             1.51% to 2.93%           511,804                 -                -              -
             2005                             2.12% to 2.69%           211,488                 -                -              -
             2007                             2.82%                     50,000                 -                -              -
             Long-term notes payable to affiliates                           -        (1,404,383)       1,404,383
        ---------------------------------------------------------------------------------------------------------------------------
        Total long-term notes payable                                7,558,648        (1,404,383)       1,404,383      3,442,000
        ---------------------------------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                         Interest Rates
             Collateralized:
             2006                             5.25%                     12,075                 -                -              -
             2007                             5.80%                        850                 -                -              -
             2023 through 2026                5.50% to 5.80%            86,025                 -                -         24,400
             Variable rates (at 1/1/03):
             due 2015-2017                    1.56% to 1.80%            89,800                 -                -         89,800
             Non-collateralized:
             2012 through 2034                1.75% to 5.45%           789,260                 -                -              -
             Variable rates (at 1/1/03)
             due 2011-2037                    1.30% to 2.50%         1,563,650                 -                -        445,940
        ---------------------------------------------------------------------------------------------------------------------------
        Total other long-term debt                                   2,541,660                 -                -        560,140
        ---------------------------------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                  105,720                 -                -          2,439
        ---------------------------------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                       (46,906)                -                -        (35,072)
        ---------------------------------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                10,297,472        (1,404,383)       1,404,383      3,969,507
        Less amount due within one year                              1,639,489                 -                -      1,117,945
        ---------------------------------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year        $ 8,657,983       $(1,404,383)      $1,404,383    $ 2,851,562
        ---------------------------------------------------------------------------------------------------------------------------



                          (Continued on following page)

                                      A-9a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                                       Georgia          Gulf       Mississippi    Savannah

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                         Interest Rates
             2006                             6.50% to 6.90%                     -         25,000             -       20,000
             2023                             7.45%                              -              -        33,350
             2025                             6.88%                              -                       30,000            -
             2026                             6.88%                              -         30,000             -            -
        ------------------------------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                               -         55,000        63,350       20,000
        ------------------------------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                         Interest Rates
             2003                             4.69% to 7.85%               320,000         60,000        35,000       20,000
             2004                             4.88% to 7.13%                     -         50,000             -            -
             2005                             5.49% to 7.25%               150,000              -             -            -
             2006                             6.20%                        150,000              -             -            -
             2007                             4.88% to 7.13%               300,000              -             -            -
             2008 through 2012                4.70% to 7.63%               300,000         45,000             -       45,000
             2016 through 2018                5.50% to 8.12%                     -         75,000             -       55,000
             2022 through 2038                5.88% to 7.50%               200,000         66,757        51,628            -
             2039 through 2048                6.63% to 7.13%               245,000              -             -            -
             Adjustable rates:
             2003                             1.52% to 1.53%                     -              -             -            -
             2004                             1.51% to 2.93%                     -              -        80,000            -
             2005                             2.12% to 2.69%                     -              -             -       25,000
             2007                             2.82%                              -              -             -            -
             Long-term notes payable to affiliates
        ------------------------------------------------------------------------------------------------------------------------
        Total long-term notes payable                                    1,665,000        296,757       166,628      145,000
        ------------------------------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                         Interest Rates
             Collateralized:
             2006                             5.25%                              -         12,075             -            -
             2007                             5.80%                              -              -           850            -
             2023 through 2026                5.50% to 5.80%                     -         61,625             -            -
             Variable rates (at 1/1/03):
             due 2015-2017                    1.56% to 1.80%                     -              -             -            -
             Non-collateralized:
             2012 through 2034                1.75% to 5.45%               751,760         13,000             -            -
             Variable rates (at 1/1/03)
             due 2011-2037                    1.30% to 2.50%               934,130         82,930        82,695       17,955
        ------------------------------------------------------------------------------------------------------------------------
        Total other long-term debt                                       1,685,890        169,630        83,545       17,955
        ------------------------------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                       81,411              -             -        5,989
        ------------------------------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                              (557)        (9,347)         (608)           -
        ------------------------------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                     3,431,744        512,040       312,915      188,944
        Less amount due within one year                                    322,125         60,000        69,200       20,892
        ------------------------------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year            $ 3,109,619      $ 452,040     $ 243,715    $ 168,052
        ------------------------------------------------------------------------------------------------------------------------



                          (Continued on following page)
                                      A-9b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                              Southern
                                                                        SEGCO        SCS       Nuclear

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                         Interest Rates
             2006                             6.50% to 6.90%                   -           -           -
             2023                             7.45%                            -           -           -
             2025                             6.88%                            -           -           -
             2026                             6.88%                            -           -           -
        -------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                             -           -           -
        -------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                         Interest Rates
             2003                             4.69% to 7.85%                   -           -           -
             2004                             4.88% to 7.13%                   -           -           -
             2005                             5.49% to 7.25%                   -       4,543           -
             2006                             6.20%                            -           -           -
             2007                             4.88% to 7.13%                   -           -           -
             2008 through 2012                4.70% to 7.63%                   -      40,000           -
             2016 through 2018                5.50% to 8.12%                   -           -           -
             2022 through 2038                5.88% to 7.50%                   -           -           -
             2039 through 2048                6.63% to 7.13%                   -           -           -
             Adjustable rates:
             2003                             1.52% to 1.53%                   -           -           -
             2004                             1.51% to 2.93%                   -           -           -
             2005                             2.12% to 2.69%                   -           -           -
             2007                             2.82%                            -           -           -
             Long-term notes payable to affiliates
        -------------------------------------------------------------------------------------------------
        Total long-term notes payable                                          -      44,543           -
        -------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                         Interest Rates
             Collateralized:
             2006                             5.25%                            -           -           -
             2007                             5.80%                            -           -           -
             2023 through 2026                5.50% to 5.80%                   -           -           -
             Variable rates (at 1/1/03):
             due 2015-2017                    1.56% to 1.80%                   -           -           -
             Non-collateralized:
             2012 through 2034                1.75% to 5.45%              24,500           -           -
             Variable rates (at 1/1/03)
             due 2011-2037                    1.30% to 2.50%                   -           -           -
        -------------------------------------------------------------------------------------------------
        Total other long-term debt                                        24,500           -           -
        -------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                          -      15,881           -
        -------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                            (112)          -           -
        -------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                      24,388      60,424           -
        Less amount due within one year                                        -       8,280           -
        -------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year             $ 24,388    $ 52,144         $ -
        -------------------------------------------------------------------------------------------------



                          (Continued on following page)

                                      A-9c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                       Southern     Southern       Southern      Southern
                                                                       Funding       Power         Holdings       Mgt Dev

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                           Interest Rates
             2006                               6.50% to 6.90%                 -              -               -           -
             2023                               7.45%                          -              -               -           -
             2025                               6.88%                          -              -               -           -
             2026                               6.88%                          -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                             -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                           Interest Rates
             2003                               4.69% to 7.85%                 -              -               -           -
             2004                               4.88% to 7.13%                 -              -               -           -
             2005                               5.49% to 7.25%                 -              -               -           -
             2006                               6.20%                          -              -               -           -
             2007                               4.88% to 7.13%                 -          2,085         400,000           -
             2008 through 2012                  4.70% to 7.63%                 -        575,000               -           -
             2016 through 2018                  5.50% to 8.12%                 -              -         153,000           -
             2022 through 2038                  5.88% to 6.75%                 -              -               -           -
             2039 through 2048                  6.63% to 7.13%                 -              -               -           -
             Adjustable rates:
             2003                               1.52% to 1.53%                 -              -               -           -
             2004                               1.51% to 2.93%                 -        380,204          51,600           -
             2005                               2.12% to 2.69%                 -              -         186,488           -
             2007                               2.82%                                                    50,000           -
             Long-term notes payable to affiliates
        ---------------------------------------------------------------------------------------------------------------------
        Total long-term notes payable                                          -        957,289         841,088           -
        ---------------------------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                           Interest Rates
             Collateralized:
             2006                               5.25%                          -              -               -           -
             2007                               5.80%                          -              -               -           -
             2023 through 2026                  5.50% to 5.80%                 -              -               -           -
             Variable rates (at 1/1/03):
             due 2015-2017                      1.56% to 1.80%                 -              -               -           -
             Non-collateralized
             2012 through 2034                  1.75% to 5.45%                 -              -               -           -
             Variable rates (at 1/1/03)
             due 2011-2037                      1.30% to 2.50%                 -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Total other long-term debt                                             -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                          -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                               -         (1,210)              -           -
        ---------------------------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                           -        956,079         841,088           -
        Less amount due within one year                                        -            200          40,819           -
        ---------------------------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year                  $ -      $ 955,879       $ 800,269         $ -
        ---------------------------------------------------------------------------------------------------------------------



                          (Continued on following page)


                                     A-10a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                                                       Deferred
                                                                      Southern                Southern    Southern      Cash
                                                                        LINC      Powercall    Telecom       Gas        Trust

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                           Interest Rates
             2006                               6.50% to 6.90%                 -           -           -           -           -
             2023                               7.45%                          -           -           -           -           -
             2025                               6.88%                          -           -           -           -           -
             2026                               6.88%                          -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                             -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                           Interest Rates
             2003                               4.69% to 7.85%                 -           -           -           -           -
             2004                               4.88% to 7.13%                 -           -           -           -           -
             2005                               5.49% to 7.25%                 -           -           -           -           -
             2006                               6.20%                          -           -           -           -           -
             2007                               4.88% to 7.13%                 -           -           -           -           -
             2008 through 2012                  4.70% to 7.63%               343           -           -           -           -
             2016 through 2018                  5.50% to 8.12%                 -           -           -           -           -
             2022 through 2038                  5.88% to 6.75%                 -           -           -           -           -
             2039 through 2048                  6.63% to 7.13%                 -           -           -           -           -
             Adjustable rates:
             2003                               1.52% to 1.53%                 -           -           -           -           -
             2004                               1.51% to 2.93%                 -           -           -           -           -
             2005                               2.12% to 2.69%                 -           -           -           -           -
             2007                               2.82%                          -           -           -           -           -
             Long-term notes payable to affiliates
        --------------------------------------------------------------------------------------------------------------------------
        Total long-term notes payable                                        343           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                           Interest Rates
             Collateralized:
             2006                               5.25%                          -           -           -           -           -
             2007                               5.80%                          -           -           -           -           -
             2023 through 2026                  5.50% to 5.80%                 -           -           -           -           -
             Variable rates (at 1/1/03):
             due 2015-2017                      1.56% to 1.80%                 -           -           -           -           -
             Non-collateralized
             2012 through 2034                  1.75% to 5.45%                 -           -           -           -           -
             Variable rates (at 1/1/03)
             due 2011-2037                      1.30% to 2.50%                 -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Total other long-term debt                                             -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                          -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                               -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                         343           -           -           -           -
        Less amount due within one year                                       28           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year                $ 315         $ -         $ -         $ -         $ -
        --------------------------------------------------------------------------------------------------------------------------



                          (Continued on following page)
                                     A-10b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                        Deferred    Change in
                                                                          Stock      Control
                                                                          Trust       Trust     Railroad

        Long-Term Debt of Subsidiaries:
        First mortgage bonds --
             Maturity                           Interest Rates
             2006                               6.50% to 6.90%                   -           -          -
             2023                               7.45%                            -           -          -
             2025                               6.88%                            -           -          -
             2026                               6.88%                            -           -          -
        --------------------------------------------------------------------------------------------------
        Total first mortgage bonds                                               -           -          -
        --------------------------------------------------------------------------------------------------
        Long-term notes payable --
             Maturity                           Interest Rates
             2003                               4.69% to 7.85%                   -           -          -
             2004                               4.88% to 7.13%                   -           -          -
             2005                               5.49% to 7.25%                   -           -          -
             2006                               6.20%                            -           -          -
             2007                               4.88% to 7.13%                   -           -          -
             2008 through 2012                  4.70% to 7.63%                   -           -          -
             2016 through 2018                  5.50% to 8.12%                   -           -          -
             2022 through 2038                  5.88% to 6.75%                   -           -          -
             2039 through 2048                  6.63% to 7.13%                   -           -          -
             Adjustable rates:
             2003                               1.52% to 1.53%                   -           -          -
             2004                               1.51% to 2.93%                   -           -          -
             2005                               2.12% to 2.69%                   -           -          -
             2007                               2.82%                            -           -
             Long-term notes payable to affiliates
        --------------------------------------------------------------------------------------------------
        Total long-term notes payable                                            -           -          -
        --------------------------------------------------------------------------------------------------
        Other long-term debt --
             Pollution control revenue bonds --
             Maturity                           Interest Rates
             Collateralized:
             2006                               5.25%                            -           -          -
             2007                               5.80%                            -           -          -
             2023 through 2026                  5.50% to 5.80%                   -           -          -
             Variable rates (at 1/1/03):
             due 2015-2017                      1.56% to 1.80%                   -           -          -
             Non-collateralized
             2012 through 2034                  1.75% to 5.45%                   -           -          -
             Variable rates (at 1/1/03)
             due 2011-2037                      1.30% to 2.50%                   -           -          -
        --------------------------------------------------------------------------------------------------
        Total other long-term debt                                               -           -          -
        --------------------------------------------------------------------------------------------------
        Capitalized lease obligations                                            -           -          -
        --------------------------------------------------------------------------------------------------
        Unamortized debt premium (discount), net                                 -           -          -
        --------------------------------------------------------------------------------------------------
        Total long-term debt (annual interest
        requirement -- $443 million)                                             -           -          -
        Less amount due within one year                                          -           -          -
        --------------------------------------------------------------------------------------------------
        Long-term debt excluding amount due within one year                    $ -         $ -        $ -
        --------------------------------------------------------------------------------------------------



                          (Continued on following page)

                                     A-10c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                        Intercompany
                                                                                        Eliminations
                                                                                        and Transfers
                                                                      Consolidated      Add (Deduct)        Southern        Alabama

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                               $ 640,000               $ -              $ -      $ 300,000
        6.85% to 7.00%                                                 435,000                 -                -              -
        7.13%                                                          840,000                 -                -              -
        7.20% to 8.19%                                                 505,000                 -                -              -
        ----------------------------------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $163 million)      2,420,000                 -                -        300,000
        ----------------------------------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                  98,126                 -                -         47,512
        $25 par or stated value --
        5.20% to 5.83%                                                 200,000                 -                -        200,000
        ----------------------------------------------------------------------------------------------------------------------------
             Total cumulative preferred stock of subsidiaries          298,126                 -                -        247,512
                 (annual dividend requirement -- $18 million)
        ----------------------------------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 717 million shares
        Treasury: 0.1 million shares
        Par value                                                    3,582,743          (715,306)       3,582,743        240,000
        Paid-in capital                                                337,670        (6,070,657)         336,764      1,900,563
        Treasury, at cost                                               (2,815)           (2,815)               -              -
        Retained earnings                                            4,874,375        (3,612,298)       4,874,939      1,250,594
        Accumulated other comprehensive income                         (81,870)                -           (4,164)       (13,417)
        ----------------------------------------------------------------------------------------------------------------------------
        Total common stockholders' equity                            8,710,103       (10,401,076)       8,790,282      3,377,740
        ----------------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                      $ 20,086,212     $ (11,805,459)     $10,194,665    $ 6,776,814
        ============================================================================================================================


                          (Continued on following page)
                                      A-11a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                        Georgia          Gulf       Mississippi    Savannah

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                                    $ 300,000       $ 40,000           $ -          $ -
        6.85% to 7.00%                                                      200,000         45,000             -       40,000
        7.13%                                                               440,000              -             -            -
        7.20% to 8.19%                                                            -         70,000        35,000            -
        ------------------------------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $163 million)             940,000        155,000        35,000       40,000
        ------------------------------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                       14,569          4,236        31,809            -
        $25 par or stated value --
        5.20% to 5.83%                                                            -              -             -            -
        ------------------------------------------------------------------------------------------------------------------------
             Total cumulative preferred stock of subsidiaries                14,569          4,236        31,809            -
                 (annual dividend requirement -- $18 million)
        ------------------------------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 717 million shares
        Treasury: 0.1 million shares
        Par value                                                           344,250         38,060        37,691       54,223
        Paid-in capital                                                   2,156,080        349,781       285,606       16,776
        Treasury, at cost                                                         -              -             -            -
        Retained earnings                                                 1,945,520        162,398       195,920      110,049
        Accumulated other comprehensive income                              (11,403)          (734)       (1,264)      (1,244)
        ------------------------------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                 4,434,447        549,505       517,953      179,804
        ------------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                            $ 8,498,635    $ 1,160,781     $ 828,477    $ 387,856
        ========================================================================================================================


                          (Continued on following page)
                                     A-11b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                              Southern
                                                                        SEGCO        SCS       Nuclear

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                                       $ -         $ -         $ -
        6.85% to 7.00%                                                         -           -           -
        7.13%                                                                  -           -           -
        7.20% to 8.19%                                                         -           -           -
        -------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $163 million)                -           -           -
        -------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                         -           -           -
        $25 par or stated value --
        5.20% to 5.83%                                                         -           -           -
        -------------------------------------------------------------------------------------------------
             Total cumulative preferred stock of subsidiaries                  -           -           -
                 (annual dividend requirement -- $18 million)
        -------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 717 million shares
        Treasury: 0.1 million shares
        Par value                                                            328         725          10
        Paid-in capital                                                   33,500         150      17,074
        Treasury, at cost                                                      -           -           -
        Retained earnings                                                 25,492           -           -
        Accumulated other comprehensive income                                 -     (14,989)       (875)
        -------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                 59,320     (14,114)     16,209
        -------------------------------------------------------------------------------------------------
        Total Capitalization                                            $ 83,708    $ 38,030    $ 16,209
        =================================================================================================


                          (Continued on following page)

                                     A-11c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                       Southern     Southern       Southern      Southern
                                                                       Funding       Power         Holdings       Mgt Dev

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                                       $ -            $ -             $ -         $ -
        6.85% to 7.00%                                                         -              -         150,000           -
        7.13%                                                                  -              -         400,000           -
        7.20% to 8.19%                                                         -              -         400,000           -
        ---------------------------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $170 million)                -              -         950,000           -
        ---------------------------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                         -              -               -           -
        $25 par or stated value --
        5.20% to 5.83%                                                         -              -               -           -
        ---------------------------------------------------------------------------------------------------------------------
        Total cumulative preferred stock of subsidiaries                       -              -               -           -
            (annual dividend requirement -- $18 million)
        ---------------------------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 701 million shares
        Treasury: 2 million shares
        Par value                                                              -              -              10           1
        Paid-in capital                                                       10        731,230         286,414      70,500
        Treasury, at cost                                                      -              -               -           -
        Retained earnings                                                      -         62,477         (18,214)    (50,517)
        Accumulated other comprehensive income                                 -        (47,103)             (4)          -
        ---------------------------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                     10        746,604         268,206      19,984
        ---------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                $ 10    $ 1,702,483     $ 2,018,475    $ 19,984
        =====================================================================================================================




 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                     A-12a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                                       Deferred
                                                                      Southern                Southern    Southern      Cash
                                                                        LINC      Powercall    Telecom       Gas        Trust

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                                       $ -         $ -         $ -         $ -         $ -
        6.85% to 7.00%                                                         -           -           -           -           -
        7.13%                                                                  -           -           -           -           -
        7.20% to 8.19%                                                         -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $170 million)                -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                         -           -           -           -           -
        $25 par or stated value --
        5.20% to 5.83%                                                         -           -           -           -           -
        --------------------------------------------------------------------------------------------------------------------------
        Total cumulative preferred stock of subsidiaries                       -           -           -           -           -
            (annual dividend requirement -- $18 million)
        --------------------------------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 701 million shares
        Treasury: 2 million shares
        Par value                                                              1           1           1           -           -
        Paid-in capital                                                  158,235      15,994       1,650      23,700         783
        Treasury, at cost                                                      -           -           -           -           -
        Retained earnings                                                (68,830)    (14,521)      3,700       4,028          77
        Accumulated other comprehensive income                               (14)          -           -      12,818          15
        --------------------------------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                 89,392       1,474       5,351      40,546         875
        --------------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                            $ 89,707     $ 1,474      $5,351    $ 40,546       $ 875
        ==========================================================================================================================




 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                     are an integral part of this statement.


                                     A-12b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                       Deferred    Change in
                                                                         Stock      Control
                                                                         Trust       Trust     Railroad

        Company or Subsidiary Obligated Mandatorily
        Redeemable Capital and Preferred Securities:
        $25 liquidation value --
        4.75% to 5.60%                                                        $ -         $ -        $ -
        6.85% to 7.00%                                                          -           -          -
        7.13%                                                                   -           -          -
        7.20% to 8.19%                                                          -           -          -
        -------------------------------------------------------------------------------------------------
        Total (annual distribution requirement -- $170 million)                 -           -          -
        -------------------------------------------------------------------------------------------------
        Cumulative Preferred Stock of Subsidiaries:
        $100 par or stated value --
        4.20% to 7.00%                                                          -           -          -
        $25 par or stated value --
        5.20% to 5.83%                                                          -           -          -
        -------------------------------------------------------------------------------------------------
        Total cumulative preferred stock of subsidiaries                        -           -          -
            (annual dividend requirement -- $18 million)
        -------------------------------------------------------------------------------------------------
        Common Stockholders' Equity:
        Common stock, par value $5 per share --
        Authorized - 1 billion shares
        Issued: 701 million shares
        Treasury: 2 million shares
        Par value                                                               -           -          5
        Paid-in capital                                                     3,038      20,479          -
        Treasury, at cost                                                       -           -          -
        Retained earnings                                                   1,273       2,288          -
        Accumulated other comprehensive income                                  -         508          -
        -------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                   4,311      23,275          5
        -------------------------------------------------------------------------------------------------
        Total Capitalization                                               $4,311     $23,275        $ 5
        =================================================================================================




 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                                     A-12c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                                  Intercompany
                                                                                  Eliminations
                                                                                  and Transfers
                                                                 Consolidated     Add (Deduct)      Southern       Alabama


         Balance, December 31, 2001                                   $4,516,820     $(3,467,657)   $ 4,516,642    $ 1,220,102

         ADD:

         Net Income After Preferred Dividends                          1,317,795      (1,353,379)     1,318,698        461,355

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                  (957,585)            161       (957,746)             -
         Dividends on Common Stock of Subsidiary Companies                     -       1,205,472              -       (431,000)
         Adjustment for loss on issuance of treasury stock                (6,104)              -         (6,104)             -
         Other Adjustments to Retained Earnings                            3,449           3,105          3,449            137

        -----------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                   $4,874,375     $(3,612,298)   $ 4,874,939    $ 1,250,594
        =======================================================================================================================


                                                                                    Southern        Southern       Southern
                                                                                    Holdings        Mgt Dev          LINC


         Balance, December 31, 2001                                                     $ 14,233      $ (41,520)     $ (77,597)

         ADD:

         Net Income After Preferred Dividends                                             35,543            288          8,767

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                                         -              -              -
         Dividends on Common Stock of Subsidiary Companies                               (67,990)        (6,043)             -
         Adjustment for loss on issuance of treasury stock                                     -              -              -
         Other Adjustments to Retained Earnings                                                -         (3,242)             -

        -----------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                                    $ (18,214)     $ (50,517)     $ (68,830)
        =======================================================================================================================



 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-13a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                                            Georgia         Gulf     Mississippi    Savannah


         Balance, December 31, 2001                                         $ 1,870,791     $160,862     $186,407     $ 109,869

         ADD:

         Net Income After Preferred Dividends                                   617,629       67,036       73,013        22,880

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                                -            -            -             -
         Dividends on Common Stock of Subsidiary Companies                     (542,900)     (65,500)     (63,500)      (22,700)
         Adjustment for loss on issuance of treasury stock                            -            -            -             -
         Other Adjustments to Retained Earnings                                       -            -            -             -

        ------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                         $ 1,945,520     $162,398     $195,920     $ 110,049
        ========================================================================================================================

                                                                                                                    Deferred
                                                                                          Southern     Southern       Cash
                                                                           Powercall      Telecom        Gas          Trust


         Balance, December 31, 2001                                           $ (14,546)     $ 3,727          $ -          $ 50

         ADD:

         Net Income After Preferred Dividends                                        25          (27)       4,028            27

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                                -            -            -             -
         Dividends on Common Stock of Subsidiary Companies                            -            -            -             -
         Adjustment for loss on issuance of treasury stock                            -            -            -             -
         Other Adjustments to Retained Earnings                                       -            -            -             -

        ------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                           $ (14,521)     $ 3,700      $ 4,028          $ 77
        ========================================================================================================================



 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-13b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                        Southern
                                                                             SEGCO       Power


         Balance, December 31, 2001                                          $ 24,620      $ 8,207

         ADD:

         Net Income After Preferred Dividends                                   6,711       54,270

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                              -            -
         Dividends on Common Stock of Subsidiary Companies                     (5,839)           -
         Adjustment for loss on issuance of treasury stock                          -            -
         Other Adjustments to Retained Earnings                                     -            -

        -------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                          $ 25,492      $62,477
        ===========================================================================================

                                                                           Deferred    Change in
                                                                             Stock      Control
                                                                             Trust       Trust


         Balance, December 31, 2001                                            $1,118      $ 1,512

         ADD:

         Net Income After Preferred Dividends                                     155          776

         ADD (DEDUCT):

         Dividends on Common Stock of Southern Company                              -            -
         Dividends on Common Stock of Subsidiary Companies                          -            -
         Adjustment for loss on issuance of treasury stock                          -            -
         Other Adjustments to Retained Earnings                                     -            -

        -------------------------------------------------------------------------------------------
         Balance, December 31, 2002                                            $1,273      $ 2,288
        ===========================================================================================



 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-13c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                           Intercompany
                                                                           Eliminations
                                                                           and Transfers
                                                          Consolidated     Add (Deduct)      Southern       Alabama        Georgia


         Balance, December 31, 2001                          $ 14,381      $ (5,637,936)     $13,932     $ 1,850,775    $ 2,182,597

         ADD (DEDUCT):

         Proceeds from issuance of common                     321,812                 -      321,812               -              -
          stock over the par value thereof
         Contributions & adjustments to                             -          (630,881)           -          49,788        173,483
            capital for the twelve month period
         Capital distribution to SOUTHERN                           -           200,000            -               -       (200,000)
           for the twelve month period
         Other                                                  1,477            (1,840)       1,020               -              -

        ----------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                         $ 337,670      $ (6,070,657)   $ 336,764     $ 1,900,563    $ 2,156,080
        ============================================================================================================================


                                                         Southern         Southern        Southern      Southern        Southern
                                                         Funding            Power         Holdings       Mgt Dev          LINC


         Balance, December 31, 2001                              $ 10         $ 452,097    $ 265,842        $ 66,588      $ 157,735

         ADD (DEDUCT):

         Proceeds from issuance of common                           -                 -            -               -              -
          stock over the par value thereof
         Contributions & adjustments to                             -           279,133       20,572           1,614            500
            capital for the twelve month period
         Capital distribution to SOUTHERN                           -                 -            -               -              -
           for the twelve month period
         Other                                                      -                 -            -           2,298              -

        ----------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                              $ 10         $ 731,230    $ 286,414        $ 70,500      $ 158,235
        ============================================================================================================================




 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-14a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                                                      Southern
                                                      Gulf       Mississippi     Savannah      SEGCO        SCS        Nuclear


         Balance, December 31, 2001                  $ 305,972       $ 267,582      $12,826    $ 32,940       $ 150       $ 7,107

         ADD (DEDUCT):

         Proceeds from issuance of common                    -               -            -           -           -             -
          stock over the par value thereof
         Contributions & adjustments to                 43,809          18,025        3,950         560           -         9,967
            capital for the twelve month period
         Capital distribution to SOUTHERN                    -               -            -           -           -             -
           for the twelve month period
         Other                                               -              (1)           -           -           -             -

        --------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                  $ 349,781       $ 285,606      $16,776    $ 33,500       $ 150      $ 17,074
        ==========================================================================================================================

                                                                                             Deferred    Deferred     Change In
                                                                  Southern       Southern      Cash        Stock       Control
                                                   Powercall       Telecom         Gas         Trust       Trust        Trust


         Balance, December 31, 2001                    $15,994         $ 1,572          $ -       $ 783         $ -      $ 17,815

         ADD (DEDUCT):

         Proceeds from issuance of common                    -               -            -           -           -             -
          stock over the par value thereof
         Contributions & adjustments to                      -              78       23,700           -       3,038         2,664
            capital for the twelve month period
         Capital distribution to SOUTHERN                    -               -            -           -           -             -
           for the twelve month period
         Other                                               -               -            -           -           -             -

        --------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2002                    $15,994         $ 1,650      $23,700       $ 783      $3,038      $ 20,479
        ==========================================================================================================================




 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-14b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                                                                 Intercompany
                                                                                                                 Eliminations
                                                                                                                and Transfers
                                                                                              Consolidated       Add (Deduct)

                Consolidated Net Income                                                      $1,317,795       $ (1,353,378)
               ----------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax of $(18,048)         (30,989)                 -
                Change in fair value of marketable securities, net of tax of $97                     63                  -
                Changes in fair value of qualifying hedges, net of tax of  $(44,492)            (58,659)                 -
                Less:  Reclassification adjustment for amounts included in                          566                  -
                    net income, net of tax of $355
               ----------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                (89,019)                 -
               ----------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                            $1,228,776       $ (1,353,378)
               ================================================================================================================



                                                                                                               SCS

                Consolidated Net Income                                                                                $ -
               ----------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax                                         (14,989)
                Change in fair value of marketable securities, net of tax                                                -
                Changes in fair value of qualifying hedges, net of tax                                                   -
                Less:  Reclassification adjustment for amounts included in                                               -
                    net income, net of tax
               ----------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                                   (14,989)
               ----------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                                                $ (14,989)
               ================================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)



                                                                                                   All Other
                                                                                                 Subsidiaries 1   Southern

                Consolidated Net Income                                                           $ 7,151     $ 1,318,698
               -------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax of $(18,048)                 -               -
                Change in fair value of marketable securities, net of tax of $97                        -               -
                Changes in fair value of qualifying hedges, net of tax of  $(44,492)                    -          (4,164)
                Less:  Reclassification adjustment for amounts included in                              -               -
                    net income, net of tax of $355
               -------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                        -          (4,164)
               -------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                                 $ 7,151     $ 1,314,534
               =============================================================================================================


                                                                                             Southern        Southern
                                                                                              Nuclear          Power

                Consolidated Net Income                                                               $ -        $ 54,270
               -------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax                           (875)              -
                Change in fair value of marketable securities, net of tax                               -               -
                Changes in fair value of qualifying hedges, net of tax                                  -         (54,360)
                Less:  Reclassification adjustment for amounts included in                              -             568
                    net income, net of tax
               -------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                     (875)        (53,792)
               -------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                                  $ (875)          $ 478
               =============================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                                                                     Alabama       Georgia

                Consolidated Net Income                                                         $ 461,355      $ 617,629
               -------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax of $(18,048)            (4,172)        (7,693)
                Change in fair value of marketable securities, net of tax of $97                        -            153
                Changes in fair value of qualifying hedges, net of tax of  $(44,492)               (9,245)        (3,708)
                Less:  Reclassification adjustment for amounts included in                              -             (2)
                    net income, net of tax of $355
               -------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                  (13,417)       (11,250)
               -------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                               $ 447,938      $ 606,379
               =============================================================================================================


                                                                                              Southern       Southern
                                                                                              Holdings         LINC

                Consolidated Net Income                                                          $ 35,543        $ 8,767
               -------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax                             (4)           (14)
                Change in fair value of marketable securities, net of tax                               -              -
                Changes in fair value of qualifying hedges, net of tax                                  -              -
                Less:  Reclassification adjustment for amounts included in                              -              -
                    net income, net of tax
               -------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                       (4)           (14)
               -------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                                $ 35,535        $ 8,739
               =============================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                                                              Gulf       Mississippi     Savannah

                Consolidated Net Income                                                     $ 67,036       $ 73,013      $ 22,880
               -------------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax of $(18,048)         (734)        (1,264)       (1,244)
                Change in fair value of marketable securities, net of tax of $97                   -              -             -
                Changes in fair value of qualifying hedges, net of tax of  $(44,492)               -              -             -
                Less:  Reclassification adjustment for amounts included in                         -              -             -
                    net income, net of tax of $355
               -------------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                                (734)        (1,264)       (1,244)
               -------------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                           $ 66,302       $ 71,749      $ 21,636
               ===================================================================================================================

                                                                                                        Deferred      Change In
                                                                                         Southern         Cash         Control
                                                                                           Gas           Trust          Trust

                Consolidated Net Income                                                      $ 4,028           $ 27         $ 776
               -------------------------------------------------------------------------------------------------------------------
                Other comprehensive income
                Change in additional minimum pension liability, net of tax                         -              -             -
                Change in fair value of marketable securities, net of tax                          -              5           (95)
                Changes in fair value of qualifying hedges, net of tax                        12,818              -             -
                Less:  Reclassification adjustment for amounts included in                         -              -             -
                    net income, net of tax
               -------------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income                                              12,818              5           (95)
               -------------------------------------------------------------------------------------------------------------------
                Consolidated Comprehensive Income                                           $ 29,664           $ 37         $ 586
               ===================================================================================================================


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)

                                                                                 Intercompany
                                                                                 Eliminations
                                                                                and Transfers
                                                              Consolidated       Add (Deduct)       Southern         Alabama

                Balance at beginning of period               $         7,149                 $ -             $ -             $ -
                Change in current period                              (89,019)                 -          (4,164)        (13,417)
                ------------------------------------------------------------------------------------------------------------------
                Balance at end of period                     $     (81,870)                  $ -          (4,164)      $ (13,417)
               ===================================================================================================================


                                                                                   Southern         Southern        Southern
                                                                   SCS             Nuclear            Power         Holdings

                Balance at beginning of period                            $ -                $ -         $ 6,689             $ -
                Change in current period                              (14,989)              (875)        (53,792)             (4)
               -------------------------------------------------------------------------------------------------------------------
                Balance at end of period                     $       (14,989)             $ (875)        (47,103)           $ (4)
               ===================================================================================================================

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (Stated in Thousands of Dollars)




                                                            Georgia         Gulf       Mississippi      Savannah

                Balance at beginning of period                  $ (153)           $ -            $ -            $ -
                Change in current period                       (11,250)          (734)        (1,264)        (1,244)
                -----------------------------------------------------------------------------------------------------
                Balance at end of period                      $(11,403)        $ (734)      $ (1,264)      $ (1,244)
               =====================================================================================================

                                                                                         Deferred      Change In
                                                           Southern       Southern         Cash         Control
                                                             LINC           Gas           Trust          Trust

                Balance at beginning of period                     $ -            $ -           $ 10          $ 603
                Change in current period                           (14)        12,818              5            (95)
               -----------------------------------------------------------------------------------------------------
                Balance at end of period                         $ (14)      $ 12,818           $ 15          $ 508
               =====================================================================================================


1 Consolidating Statement of Comprehensive Income breaks out only consolidated subsidiaries which had other comprehensive income.
 See Consolidating Statement of Income for details of other subsidiaries net income.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)
                    are an integral part of this statement.


                          Notes to Financial Statements
                              at December 31, 2002


The notes to the financial statements included in SOUTHERN's Annual Report on Form 10-K for the year ended December 31, 2002 are herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive and are an integral part of the financial statements.


            ALABAMA POWER COMPANY AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF INCOME
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)
                                                            ALABAMA                                   ALABAMA              ALABAMA
                                                          Consolidated         Eliminations          CORPORATE             TRUST I
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                                     $ 3,710,533                 $ -           $ 3,710,533        $ -
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                        969,521                             -     969,521
     Purchased power from non-affiliates                          90,998                             -      90,998
     Purchase power from affiliates                              158,121                             -     158,121
     Other                                                       574,979                             -     574,979
Maintenance                                                      279,406                             -     279,406
Depreciation and amortization                                    398,428                             -     398,428
Taxes other than income taxes                                    216,919                             -     216,919
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                  2,688,372                   -             2,688,372               -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                               1,022,161                                 1,022,161
Other Income (Expense):
Allowance for equity funds used during construction               11,168                             -      11,168
Interest income                                                   13,991             (28,546)               15,965           6,164
Equity in earnings of unconcolidated subsidiaries                  3,399                             -       3,399  (A)
Interest expense, net of amounts capitalized                    (225,706)            (26,572)             (199,134)
Distributions on preferred securities of subsidiary              (24,599)             (1,974)              (49,197)          6,164
Other income (expense), net                                      (32,184)                            -     (32,184) (B)
-----------------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                                (253,931)            (57,092)             (249,983)         12,328
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                     768,230             (57,092)              772,178          12,328
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                     292,436                   -               292,436               -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                       475,794             (57,092)              479,742          12,328
-----------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                      14,439                   -                14,439               -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                  $ 461,355           $ (57,092)            $ 465,303        $ 12,328
===================================================================================================================================


                                      A-17a


            ALABAMA POWER COMPANY AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF INCOME
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)
                                                                      ALABAMA            ALABAMA            ALABAMA      ALABAMA
                                                                     TRUST II           TRUST III          TRUST IV      TRUST V
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                                            $ -                $  -            $     -            $  -
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:                                                   -                   -                  -                -
Operation --                                                          -                   -                  -                -
     Fuel                                                             -                   -                  -                -
     Purchased power from non-affiliates                              -                   -                  -                -
     Purchase power from affiliates                                   -                   -                  -                -
     Other                                                            -                   -                  -                -
Maintenance                                                           -                   -                  -                -
Depreciation and amortization                                         -                   -                  -                -
Taxes other than income taxes                                         -                   -                  -                -
---------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                         -                   -                  -                -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income
Other Income (Expense):
Allowance for equity funds used during construction                   -                   -                  -                -
Interest income                                                   13,717              2,753              1,188               2,750
Equity in earnings of unconcolidated subsidiaries                     -                   -                 -                -
Interest expense, net of amounts capitalized                          -                   -                 -                -
Distributions on preferred securities of subsidiary               13,717              2,753              1,188               2,750
Other income (expense), net
-----------------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                                  27,434              5,506              2,376               5,500
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                      27,434              5,506              2,376               5,500
----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                           -                 -                  -                   -
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        27,434             5,506              2,376               5,500
----------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                           -                 -                  -                   -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                   $ 27,434           $ 5,506            $ 2,376             $ 5,500
==================================================================================================================================


                                      A-17b

            ALABAMA POWER COMPANY AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)
                                                                    ALABAMA                           ALABAMA              ALABAMA
                                                                 Consolidated      Eliminations      CORPORATE             TRUST I
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                        $ 475,794            $       -     $  475,794           $    -
Adjustments to reconcile consolidated net income to net                                                                        -
  cash provided by operating activities -                                                                                      -
     Depreciation and amortization                                  465,325                    -       465,325                 -
     Deferred income taxes and investment tax credits, net           48,828                    -        48,828                 -
     Pension, postretirement, and other employee benefits           (34,464)                   -       (34,464)                -
     Other, net                                                     (50,863)                   -       (50,863)                -
Change in current assets and liabilities -                                                     -                               -
     Receivables, net                                               (46,458)                   -       (46,458)                -
     Fossil fuel stock                                               25,535                    -        25,535                 -
     Materials and supplies                                           3,728                    -         3,728                 -
     Other current assets                                             6,889                    -         6,889                 -
     Accounts payable                                                10,587                    -        10,587                 -
     Taxes accrued                                                  (40,922)                   -       (40,922)                -
     Other current liabilities                                       86,850                    -        86,850                 -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                         950,829                    -       950,829                 -
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                           (634,559)                   -      (634,559)                -
Cost of removal net of salvage                                      (32,105)                   -       (32,105)                -
Other                                                                 2,054              (59,193)       12,790           100,000
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                             (664,610)             (59,193)     (653,874)          100,000
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                            26,994                     -       26,994                  -
Proceeds--
     Senior notes                                                   975,000             (300,000)    1,275,000                  -
     Preferred securities                                           300,000               (9,279)            -                  -
     Capital contributions from parent company                       49,788                    -        49,788                  -
Redemptions--
     First mortgage bonds                                          (350,000)                   -      (350,000)                 -
     Senior notes                                                  (415,602)             357,736      (773,338)                 -
     Other long-term debt                                              (883)                   -          (883)                 -
     Preferred securities                                          (347,000)              10,736      (100,000)          (206,186)
     Preferred stock                                                (70,000)                   -       (70,000)                 -
Payment of preferred stock dividends                                (14,176)                   -       (14,176)                 -
Payment of common stock dividends                                  (431,000)                   -      (431,000)                 -
Other--                                                             (22,411)                   -       (22,411)                 -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities             (299,290)              59,193      (310,026)         (100,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                             (13,071)                   -       (13,071)                -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Period                     35,756                    -        35,756                 -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                         $ 22,685              $     -      $ 22,685               $ -
===================================================================================================================================

                                      A-18a


            ALABAMA POWER COMPANY AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)
                                                                   ALABAMA          ALABAMA              ALABAMA          ALABAMA
                                                                  TRUST II         TRUST III            TRUST IV          TRUST V
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                        $    -                $     -           $ -         $       -
Adjustments to reconcile consolidated net income to net                -                      -             -                 -
  cash provided by operating activities -                              -                      -             -                 -
     Depreciation and amortization                                     -                      -             -                 -
     Deferred income taxes and investment tax credits, net             -                      -             -                 -
     Pension, postretirement, and other employee benefits              -                      -             -                 -
     Other, net                                                        -                      -             -                 -
Change in current assets and liabilities -                             -                      -             -                 -
     Receivables, net                                                  -                      -             -                 -
     Fossil fuel stock                                                 -                      -             -                 -
     Materials and supplies                                            -                      -             -                 -
     Other current assets                                              -                      -             -                 -
     Accounts payable                                                  -                      -             -                 -
     Taxes accrued                                                     -                      -             -                 -
     Other current liabilities                                         -                      -             -                 -
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                            -                      -             -                 -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                               -                      -             -                 -
Cost of removal net of salvage                                         -                      -             -                 -
Other                                                            206,186                 51,550      (103,093)         (206,186)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                           206,186                 51,550      (103,093)         (206,186)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                               -                     -             -                 -
Proceeds--
     Senior notes                                                       -                     -             -                 -
     Preferred securities                                               -               103,093       206,186
     Capital contributions from parent company                          -                     -             -                 -
Redemptions--
     First mortgage bonds                                               -                     -             -                 -
     Senior notes                                                       -                     -             -                 -
     Other long-term debt                                               -                     -             -                 -
     Preferred securities                                         (51,550)                    -             -
     Preferred stock                                                    -                     -             -                 -
Payment of preferred stock dividends                                    -                     -             -                 -
Payment of common stock dividends                                       -                     -             -                 -
Other--                                                                 -                     -             -                 -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities           (206,186)              (51,550)      103,093           206,186
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                 -                      -            -                 -
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Period                        -                      -            -                 -
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                      $       -               $      -     $      -         $       -
==================================================================================================================================

                                     A-18b

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                         ALABAMA                            ALABAMA             ALABAMA
                                                       Consolidated       Eliminations     CORPORATE           TRUST I
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                   $ 22,685     $         -       $ 22,685               $ -
Receivables -                                                                                                       -
     Customer accounts receivable                            240,052               -       240,052                  -
     Unbilled revenues                                        89,336               -        89,336                  -
     Other accounts and notes receivable                      47,535               -        47,535                  -
     Affiliated companies                                     74,099               -        74,099                  -
     Accumulated provision for uncollectible accts            (4,827)              -        (4,827)                 -
Fossil fuel stock, at average cost                            73,742               -        73,742                  -
Materials and supplies, at average cost                      187,596               -       187,596                  -
Other                                                        110,035               -       110,035                  -
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                         840,253               -       840,253                  -
-----------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                              8,544,494               -     8,544,494                  -

-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                               354,327        (309,279)      363,606 (C)              -
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                     327,276               -       327,276                  -
Prepaid pension costs                                        389,793               -       389,793                  -
Unamortized debt issuance expense                              4,361               -         4,361                  -
Unamortized premium on reacquired debt                       103,819               -       103,819                  -
Department of Energy assessments                              17,144               -        17,144                  -
Other                                                        104,539               -       104,539                  -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                      946,932               -       946,932                  -
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                            $ 10,686,006      $ (309,279)  $10,695,285                $ -
=============================================================================================================================


                                     A-19a

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                       ALABAMA             ALABAMA           ALABAMA           ALABAMA
                                                       TRUST II            TRUST III          TRUST IV          TRUST V
----------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $  -              $-             $  -              $  -
Receivables -                                                -               -                -                 -
     Customer accounts receivable                            -               -                -                 -
     Unbilled revenues                                       -               -                -                 -
     Other accounts and notes receivable                     -               -                -                 -
     Affiliated companies                                    -               -                -                 -
     Accumulated provision for uncollectible accts           -               -                -                 -
Fossil fuel stock, at average cost                           -               -                -                 -
Materials and supplies, at average cost                      -               -                -                 -
Other                                                        -               -                -                 -
--------------------------------------------------------------------------------------------------------------------
Total current assets                                         -               -                -                 -
--------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                -               -                -                 -

--------------------------------------------------------------------------------------------------------------------
Other Property and Investments                               -               -          100,000           200,000
--------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                     -               -                -                 -
Prepaid pension costs                                        -               -                -                 -
Unamortized debt issuance expense                            -               -                -                 -
Unamortized premium on reacquired debt                       -               -                -                 -
Department of Energy assessments                             -               -                -                 -
Other                                                        -               -                -                 -
--------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                      -               -                -                 -
--------------------------------------------------------------------------------------------------------------------
Total Assets                                               $ -              $-         $ 100,000         $ 200,000
====================================================================================================================


                                     A-19b


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                           ALABAMA                               ALABAMA            ALABAMA
                                                         Consolidated       Eliminations        CORPORATE           TRUST I
-----------------------------------------------------------------------------------------------------------------------------


Current Liabilities:
Securities due within one year                             $ 1,117,945           $   -             $ 1,117,945           $ -
Notes payable                                                   36,991               -                  36,991             -
Accounts payable -
     Affiliated                                                109,790               -                 109,790             -
     Other                                                     150,195               -                 150,195             -
Customer deposits                                               44,410               -                  44,410             -
Taxes accrued                                                  100,999               -                 100,999             -
Interest accrued                                                36,344               -                  36,344             -
Vacation pay accrued                                            33,901               -                  33,901             -
Other                                                          114,870               -                 114,870             -
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                    1,745,445               -               1,745,445             -
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt                                               2,851,562          (300,000)            3,151,562             -
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                            1,436,559               -               1,436,559             -
Deferred credits related to income taxes                       177,205               -                 177,205             -
Accumulated deferred investment tax credits                    227,270               -                 227,270             -
Employee benefits provisions                                   141,149               -                 141,149             -
Deferred capacity revenues                                      33,924               -                  33,924             -
Other                                                          147,640               -                 147,640             -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                 2,163,747               -               2,163,747             -
-----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                              300,000            (9,279)                9,279             -
Cumulative preferred stock                                     247,512               -                 247,512             -
Common stock equity                                          3,377,740               -               3,377,740             -
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                $ 10,686,006        $ (309,279)         $ 10,695,285           $ -
-----------------------------------------------------------------------------------------------------------------------------

                                     A-20a

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                             ALABAMA             ALABAMA           ALABAMA           ALABAMA
                                                            TRUST II            TRUST III          TRUST IV          TRUST V
-------------------------------------------------------------------------------------------------------------------------------


Current Liabilities:
Securities due within one year                                  $-                  $ -              $ -            $   -
Notes payable
Accounts payable -
     Affiliated                                                  -                    -                -                 -
     Other                                                       -                    -                -                 -
Customer deposits                                                -                    -                -                 -
Taxes accrued                                                    -                    -                -                 -
Interest accrued                                                 -                    -                -                 -
Vacation pay accrued                                             -                    -                -                 -
Other                                                            -                    -                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                        -                    -                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                   -                    -                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                -                    -                -                 -
Deferred credits related to income taxes                         -                    -                -                 -
Accumulated deferred investment tax credits                      -                    -                -                 -
Employee benefits provisions                                     -                    -                -                 -
Deferred capacity revenues                                       -                    -                -                 -
Other                                                            -                    -                -                 -
------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                     -                    -                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                                -                    -             100,000           200,000
Cumulative preferred stock                                       -                    -                -                 -
Common stock equity                                              -                    -                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                      $-                  $ -           $ 100,000         $ 200,000
-------------------------------------------------------------------------------------------------------------------------------

                                      A-20b

                         Notes to ALABAMA's Consolidated
                              Financial Statements



            (A) Represents equity in earnings of SEGCO, a subsidiary in which
                ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-15 for SEGCO's financial statements consolidated for SOUTHERN.

            (B) Includes $206,563 in losses of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-23 through A-24 for Alabama Property Company's financial statements.

            (C) Represents ALABAMA's investment in SEGCO and Alabama Property
                Company.
                                      A-21

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                (Unaudited; Not Consolidated in Parent, ALABAMA)

           REVENUES:
                Sales of recreational lots       $ 15,573
                Rentals                           151,595
                Interest on securities owned      109,475
                                                ---------
                  Total Revenues                  276,643

            COSTS AND EXPENSES:
                Operating expenses                373,048
                Taxes other than income taxes     162,472
                Income taxes                      (52,314)
                                                ----------
                  Total costs and expenses        483,206
                                                ---------

            NET INCOME                         $ (206,563)
                                               ===========


                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                (Unaudited; Not Consolidated in Parent, ALABAMA)


            RETAINED EARNINGS AT DECEMBER 31, 2001           $9,957,033
                Net Income                                     (206,563)
                                                            ------------
            RETAINED EARNINGS AT DECEMBER 31, 2002           $9,750,470
                                                             ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 2002
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                     ASSETS

        CURRENT ASSETS:
          Cash                                      $    346,487
          Temporary cash investments                   6,000,000
          Accounts receivable
              Other                                        2,500
              Associated Companies                        43,753
                                                     -----------
        Total current assets                           6,392,740

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                           3,915,278
                                                     -----------

              Total Assets                           $10,308,018
                                                     ===========

                         LIABILITIES AND CAPITALIZATION


        CURRENT LIABILITIES:
          Accounts payable to associated companies            $49,641
          Accrued income taxes                                 44,040
                                                          -----------
              Total current liabilities                        93,681
                                                          -----------

        SHAREHOLDER'S INVESTMENT:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding              150,000
          Additional paid-in capital                          313,867
          Retained earnings                                 9,750,470
                                                          -----------
              Total shareholder's investment               10,214,337
                                                          -----------

              Total liabilities and capitalization        $10,308,018
                                                          ===========


                                                GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENT OF INCOME
                                                  FOR THE YEAR ENDED DECEMBER 31, 2002
                                                             (in thousands)



                                                GEORGIA                        GEORGIA
                                              Consolidated   Eliminations     CORPORATE          PIEDMONT
------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                        $ 4,822,460       $ (1,187)     $ 4,822,460         $ 1,187
------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                         1,002,703                       1,002,703-
     Purchased power from non-affiliates            264,814                         264,814-
     Purchased power from affiliates                419,839                         419,839-
     Other                                          848,436         (1,187)         849,623
Maintenance                                         476,962                         476,962-
Depreciation and amortization                       403,507                         403,507-
Taxes other than income taxes                       201,857                         201,513-            344
------------------------------------------------------------------------------------------------------------
     Total operating expenses                     3,618,118         (1,187)       3,618,961             344
------------------------------------------------------------------------------------------------------------
Operating Income                                  1,204,342                       1,203,499-            843
Other Income and (Expense):
Allowance for equity funds
   used during construction                           7,622              -            7,622               -
Interest income                                       3,857        (65,331)           3,857             843
Equity in earnings of
   unconsolidated subsidiaries                        3,714              -            3,714 (A)           -
Interest expense, net of amounts capitalized       (168,391)        65,331         (233,380)           (342)
Distributions on preferred securities
   of subsidiary                                    (62,553)             -                -               -
Other income (expense), net                         (12,973)             -          (12,622)           (351)
------------------------------------------------------------------------------------------------------------
Total other income and (expense)                   (228,724)             -         (230,809)            150
Earnings Before Income Taxes                        975,618              -          972,690             993
Income taxes                                        357,319                         356,935-            384
Net Income                                          618,299              -          615,755             609
Dividends on Preferred Stock                            670              -              670               -
------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS
   ON PREFERRED STOCK                             $ 617,629            $ -        $ 615,085           $ 609
============================================================================================================


                                                                A-24a



                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)



                                                GEORGIA      GEORGIA      GEORGIA      GEORGIA     GEORGIA       GEORGIA
                                                TRUST I     TRUST II     TRUST III    TRUST IV     TRUST V       TRUST VI
--------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                       $ -        $ - -         $ -         $ - -      $ - - -          $ -
OPERATING EXPENSES:
Operation --
     Fuel                                               -           -         -               -          -         -
     Purchased power from non-affiliates                -           -         -               -          -         -
     Purchased power from affiliates                    -           -         -               -          -         -
     Other                                              -           -         -               -          -         -
Maintenance                                             -           -         -               -          -         -
Depreciation and amortization                           -           -         -               -          -         -
Taxes other than income taxes                                       -         -               -          -         -
--------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                        -           -             -           -           -                -
--------------------------------------------------------------------------------------------------------------------------
Operating Income
Other Income and (Expense):
Allowance for equity funds
   used during construction                          -           -             -           -           -                -
Interest income                                  9,937      12,797         8,358      14,124      16,968            2,304
Equity in earnings of
   unconsolidated subsidiaries                       -           -             -           -           -                -
Interest expense, net of amounts capitalized         -           -             -           -           -                -
Distributions on preferred securities
   of subsidiary                                (9,639)    (12,413)       (8,108)    (13,700)    (16,459)          (2,234)
Other income (expense), net                                         -         -               -          -         -
--------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                   298         384           250         424         509               70
--------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                       298         384           250         424         509               70
Income taxes                                                        -         -               -          -         -
Net Income                                         298         384           250         424         509               70
Dividends on Preferred Stock                         -           -             -           -           -                -
--------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS
   ON PREFERRED STOCK                            $ 298       $ 384         $ 250       $ 424       $ 509             $ 70
==========================================================================================================================



                                                                A-24b



                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)
                                                               GEORGIA                          GEORGIA
                                                             Consolidated   Eliminations        CORPORATE    PIEDMONT
----------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                        $ 618,299             -        $ 615,756     $ 609
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  411,435             -          411,435         -
     Deferred income taxes and investment tax credits, net           65,550             -           65,482        68
     Pension, postretirement, and other employee benefits           (76,700)            -          (76,700)        -
     Other, net                                                     (38,353)            -          (38,353)        -
Change in current assets and liabilities -
     Receivables, net                                                68,527         2,543           67,918         -
     Fossil fuel stock                                               82,711             -           82,711         -
     Materials and supplies                                          15,874             -           15,874         -
     Other current assets                                           (18,880)            -          (18,880)        -
     Accounts payable                                                64,902        (2,543)          67,445         -
     Taxes accrued                                                   (6,540)            -           (7,166)      626
     Other current liabilities                                       16,166             -           16,166         -
----------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                       1,202,991             -        1,201,688     1,303
----------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                           (883,968)            -         (883,968)        -
Cost of removal net of salvage                                      (60,912)            -          (60,912)        -
Sales of property                                                   387,212             -          387,212         -
Other                                                                27,169             -           25,428     1,741
----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                             (530,499)            -         (532,240)    1,741
----------------------------------------------------------------------------------------------------------------------
Financing Activities:
(Decrease) increase in notes payable, net                          (389,860)            -         (389,860)        -
Proceeds--
     Senior notes                                                   500,000             -          502,189    (2,189)
     Preferred securities                                           740,000             -          740,000         -
     Capital contributions from parent company                      173,483             -          173,483         -
Retirements--
    First mortgage bonds                                            (1,860)             -           (1,860)        -
    Pollution control bonds                                         (7,800)             -           (7,800)        -
    Senior notes                                                  (330,000)             -         (330,000)        -
     Preferred securities                                          (589,250)            -         (589,250)        -
Capital distributions to parent company                            (200,000)            -         (200,000)        -
Payment of preferred stock dividends                                   (721)            -             (721)        -
Payment of common stock dividends                                  (542,900)            -         (542,900)        -
Other--                                                             (29,971)            -          (29,116)     (855)
----------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                             (678,879)            -         (675,835)   (3,044)
----------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                              (6,387)            -           (6,387)        -
Cash and Cash Equivalents at Beginning of Year                       23,260             -           23,260         -
----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                           $ 16,873          $  -          $ 16,873       $ -
======================================================================================================================

                                                                A-25a



                                                GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                (in thousands)

                                                              GEORGIA    GEORGIA    GEORGIA    GEORGIA   GEORGIA      GEORGIA
                                                              TRUST I   TRUST II   TRUST III   TRUST IV   TRUST V     TRUST VI
------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                      $ 298      $ 384       $ 251      $ 423    $ 509        $ 69
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  -          -           -         -        -            -
     Deferred income taxes and investment tax credits, net          -          -           -         -        -            -
     Pension, postretirement, and other employee benefits           -          -           -         -        -            -
     Other, net                                                     -          -           -         -        -            -
Change in current assets and liabilities -
     Receivables, net                                            (298)      (384)       (251)      (423)    (509)        (69)
     Fossil fuel stock                                              -          -           -         -        -            -
     Materials and supplies                                         -          -           -         -        -            -
     Other current assets                                           -          -           -         -        -            -
     Accounts payable                                               -          -           -         -        -            -
     Taxes accrued                                                  -          -           -         -        -            -
     Other current liabilities                                      -          -           -         -        -            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                         -          -           -          -        -           -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                            -          -           -         -        -            -
Cost of removal net of salvage                                      -          -           -         -        -            -
Sales of property                                                   -          -           -         -        -            -
Other                                                               -          -           -         -        -            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                              -          -           -          -        -           -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
(Decrease) increase in notes payable, net                           -          -           -         -        -            -
Proceeds--
     Senior notes                                                   -          -           -         -        -            -
     Preferred securities                                           -          -           -         -        -            -
     Capital contributions from parent company                      -          -           -         -        -            -
Retirements--
    First mortgage bonds                                            -          -           -         -        -            -
    Pollution control bonds                                         -          -           -         -        -            -
    Senior notes                                                    -          -           -         -        -            -
     Preferred securities                                           -          -           -         -        -            -
Capital distributions to parent company                             -          -           -         -        -            -
Payment of preferred stock dividends                                -          -           -         -        -            -
Payment of common stock dividends                                   -          -           -         -        -            -
Other--                                                             -          -           -         -        -            -
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                              -          -           -          -        -           -
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                             -          -           -          -        -           -
Cash and Cash Equivalents at Beginning of Year                      -          -           -         -        -            -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                           $ -        $ -         $ -        $ -      $ -         $ -
=================================================================================================================================

                                                                A-25b





                                             GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED BALANCE SHEET
                                                    AT DECEMBER 31, 2002
                                                         (in thousands)

                                                            GEORGIA                                  GEORGIA
                                                          Consolidated         Eliminations         CORPORATE          PIEDMONT
-------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $ 16,873        $       -                  $ 16,873            $ -
Receivables -
     Customer accounts receivable                          302,995                -                   302,995              -
    Unbilled revenues                                     104,454                 -                   104,454              -
     Under recovered regulatory clause revenues            117,580                -                   117,580              -
     Other accounts and notes receivable                   122,585            (10,076)                  122,585            -
     Affiliated companies                                   40,501                 -                   40,501              -
     Accumulated provision for uncollectible accts          (5,825)                -                   (5,825)             -
Fossil fuel stock, at average cost                         120,048                 -                  120,048              -
Materials and supplies, at average cost                    263,364                 -                  263,364              -
Other                                                       96,922                 -                   96,922              -
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                                     1,179,497            (10,076)                1,179,497            -
-------------------------------------------------------------------------------------------------------------------------------

Property, plant  and equipment                          10,676,301                 -               10,658,759          17,542
-------------------------------------------------------------------------------------------------------------------------------

Other property and investments                             411,649        (1,025,078)                467,654 (B)           -
-------------------------------------------------------------------------------------------------------------------------------

Deferred Charges and Other Assets:
Deferred charges related to income taxes                   524,510                 -                523,900              610
Prepaid pension costs                                      341,944                 -                341,944                -
Unamortized debt issuance expense                           67,362                 -                 67,362                -
Unamortized premiumon reacquired debt                      178,590                 -                178,590                -
Other                                                      162,686                 -                162,686                -
-------------------------------------------------------------------------------------------------------------------------------
Ttoal deferred charges and other assets                  1,275,092                 -              1,274,482              610
-------------------------------------------------------------------------------------------------------------------------------

Total Assets                                          $ 13,542,539      $ (1,035,154)          $ 13,580,392         $ 18,152
===============================================================================================================================

                                                                A-26a






                                                GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                        CONSOLIDATED BALANCE SHEET
                                                        AT DECEMBER 31, 2002
                                                        (in thousands)

                                                       GEORGIA  GEORGIA     GEORGIA        GEORGIA       GEORGIA         GEORGIA
                                                       TRUST I  TRUST II    TRUST III      TRUST IV      TRUST V        TRUST VI
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $ -       $ -          $ -           $ -        $ -            $  -
Receivables -
     Customer accounts receivable                           -         -            -             -          -               -
    Unbilled revenues                                       -         -            -             -          -               -
     Under recovered regulatory clause revenues             -         -            -             -          -               -
     Other accounts and notes receivable                3,128     2,423        2,316         1,631        509              69
     Affiliated companies                                   -         -            -             -          -               -
     Accumulated provision for uncollectible accts          -         -            -             -          -               -
Fossil fuel stock, at average cost                          -         -            -             -          -               -
Materials and supplies, at average cost                     -         -            -             -          -               -
Other                                                       -         -            -             -          -               -
--------------------------------------------------------------------------------------------------------------------------------
Total current assets                                    3,128     2,423       2,316          1,631         509              69
--------------------------------------------------------------------------------------------------------------------------------

Property, plant  and equipment                              -         -            -             -          -               -
--------------------------------------------------------------------------------------------------------------------------------

Other property and investments                              -         -            -       206,186     453,608         309,279
--------------------------------------------------------------------------------------------------------------------------------

Deferred Charges and Other Assets:
Deferred charges related to income taxes                    -         -            -             -          -               -
Prepaid pension costs                                       -         -            -             -          -               -
Unamortized debt issuance expense                           -         -            -             -          -               -
Unamortized premiumon reacquired debt                       -         -            -             -          -               -
Other                                                       -         -            -             -          -               -
--------------------------------------------------------------------------------------------------------------------------------
Ttoal deferred charges and other assets                     -         -           -              -          -               -
--------------------------------------------------------------------------------------------------------------------------------

Total Assets                                          $ 3,128   $ 2,423     $ 2,316      $ 207,817   $ 454,117       $ 309,348
================================================================================================================================

                                                                A-26b

                                                GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                        CONSOLIDATED BALANCE SHEET
                                                        AT DECEMBER 31, 2002
                                                            (in thousands)

                                                    GEORGIA                                  GEORGIA
                                                  Consolidated      Eliminations            CORPORATE              PIEDMONT
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                         $ 322,125        $        -            $ 322,125             $     -
Notes payable to banks                                   357,677                 -              357,677
Accounts payable -
     Affiliated                                          135,260                 -              135,260                   -
     Other                                               445,220                 -              445,220                   -
Customer deposits                                         94,859                 -               94,859                   -
Taxes accrued                                            154,514                 -              153,217                1,297
Interest accrued                                          59,608           (10,076)              69,685                    -
Vacation pay accrued                                      42,442                 -               42,442                    -
Other                                                    112,131                 -              112,131                    -
-----------------------------------------------------------------------------------------------------------------------------
Totral current liabilities                             1,723,836           (10,076)           1,732,616                1,297
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                         3,109,619          (980,461)           4,078,692               11,388
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                      2,176,438                 -            2,176,438                    -
Deferred credits related to income taxes                 208,410                 -              208,410                    -
Accumulated deferred investment tax credits              324,994                 -              324,994                    -
Employee benefits provisions                             236,486                 -              236,486                    -
Other                                                    373,740                 -              373,740                    -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities           3,320,068                 -            3,320,068                    -
-----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                        940,000                 -                    -                    -
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                                14,569                 -               14,569                    -
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                            4,434,447           (44,617)           4,434,447                5,467
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity          $ 13,542,539      $ (1,035,154)        $ 13,580,392             $ 18,152
=============================================================================================================================



                                                                A-27a



                                                GEORGIA POWER COMPANY AND SUBSIDIARIES
                                                       CONSOLIDATED BALANCE SHEET
                                                           AT DECEMBER 31, 2002
                                                                (in thousands)

                                                     GEORGIA       GEORGIA      GEORGIA      GEORGIA          GEORGIA    GEORGIA
                                                     TRUST I      TRUST II     TRUST III     TRUST IV         TRUST V    TRUST VI
-----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                   $  -               $ -           $ -          $ -           $ -             $ -
Notes payable to banks
Accounts payable -
     Affiliated                                     -                 -             -            -             -               -
     Other                                          -                 -             -            -             -               -
Customer deposits                                   -                 -             -            -             -               -
Taxes accrued                                       -                 -             -            -             -               -
Interest accrued                                    -                 -             -            -             -               -
Vacation pay accrued                                -                 -             -            -             -               -
Other                                               -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Totral current liabilities                          -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                      -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                   -                 -             -            -             -               -
Deferred credits related to income taxes            -                 -             -            -             -               -
Accumulated deferred investment tax credits         -                 -             -            -             -               -
Employee benefits provisions                        -                 -             -            -             -               -
Other                                               -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities        -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                   -                 -             -      200,000       440,000         300,000
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                          -                 -             -            -             -               -
----------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                     3,128             2,423         2,316         7,817         14,117           9,348
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity    $ 3,128           $ 2,423       $ 2,316     $ 207,817      $ 454,117       $ 309,348
==================================================================================================================================



                                      A-27b

                         Notes to GEORGIA's Consolidated
                              Financial Statements



  (A) Includes $3,355,500 equity in earnings for SEGCO, a subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-15 for SEGCO's financial statements consolidated for SOUTHERN.

  (B)    Includes $29,660,000 of investments in SEGCO.


         GULF POWER COMPANY AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEAR ENDED DECEMBER 31, 2002
                   (in thousands)
                                                            GULF                            GULF                  GULF
                                                        Consolidated    Eliminations      CORPORATE             TRUST I


--------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                     $ 820,467             $ -       $ 820,467             $ -
--------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                      273,860               -         273,860               -
     Purchased power from non-affiliates                        23,797               -          23,797               -
     Purchased power from affiliates                            39,201               -          39,201               -
     Other                                                     124,654               -         124,654               -
Maintenance                                                     75,421               -          75,421               -
Depreciation and amortization                                   77,014               -          77,014               -
Taxes other than income taxes                                   61,033               -          61,033               -
--------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                       674,980               -         674,980               -
--------------------------------------------------------------------------------------------------------------------------
Operating income                                               145,487                         145,487
Other Income (Expense):
Allowance for equity funds used during construction              2,980               -           2,980               -
Interest income                                                    572          (8,787)            572           3,144
Interest expense, net of amounts capitalized                   (31,452)                        (31,452)
Distributions on preferred securities of subsidiary             (8,524)          8,525          (8,524)         (3,050)
Other income (expense), net                                     (4,666)              -          (4,666)              -
--------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                               (41,090)           (262)        (41,090)             94
--------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   104,397            (262)        104,397              94
Income taxes                                                    37,144               -          37,144               -
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                      67,253            (262)         67,253              94
Dividends on Preferred Stock                                       217               -             217               -
--------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                 $ 67,036          $ (262)       $ 67,036            $ 94
==========================================================================================================================

                                    A-29a


                       GULF POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)
                                                            GULF            GULF            GULF
                                                         TRUST II        TRUST III       TRUST IV


-------------------------------------------------------------------------------------------------
Total operating revenues                                     $ -             $ -             $ -
-------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                      -               -               -
     Purchased power from non-affiliates                       -               -               -
     Purchased power from affiliates                           -               -               -
     Other                                                     -               -               -
Maintenance                                                    -               -               -
Depreciation and amortization                                  -               -               -
Taxes other than income taxes                                  -               -               -
-------------------------------------------------------------------------------------------------
Total operating expenses                                       -               -               -
-------------------------------------------------------------------------------------------------
Operating income
Other Income (Expense):
Allowance for equity funds used during construction            -               -               -
Interest income                                            3,247           2,281             115
Interest expense, net of amounts capitalized
Distributions on preferred securities of subsidiary       (3,150)         (2,213)           (112)
Other income (expense), net                                    -               -               -
-------------------------------------------------------------------------------------------------
Total other income and (expense)                              97              68               3
-------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                  97              68               3
Income taxes                                                   -               -               -
-------------------------------------------------------------------------------------------------
Net Income                                                    97              68               3
Dividends on Preferred Stock                                   -               -               -
-------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock               $ 97            $ 68             $ 3
=================================================================================================


                                     A-29b



                          GULF POWER COMPANY AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31, 2002
                                    (in thousands)
                                                                         GULF                                 GULF           GULF
                                                                      Consolidated       Eliminations       CORPORATE       TRUST I
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                $ 67,253           $  -             $66,991       $ 94
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                          82,230              -              82,230          -
     Deferred income taxes                                                   9,619              -               9,619          -
     Pension, postretirement, and other employee benefits                   (8,170)             -              (8,170)         -
     Other, net                                                              5,756              -               5,756          -
Change in current assets and liabilities -
     Receivables, net                                                      (28,173)             262           (28,173)       (94)
     Fossil fuel stock                                                      10,464              -              10,464          -
     Materials and supplies                                                 (5,982)             -              (5,982)         -
     Other current assets                                                  (14,178)             -             (14,178)         -
     Accounts payable                                                       19,168             (262)           19,430          -
     Taxes accrued                                                           1,117              -               1,117          -
     Other current liabilities                                              (4,251)             -              (4,251)         -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                134,853              -             134,853          -
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                  (106,624)             -            (106,624)         -
Cost of removal net of salvage                                              (7,978)             -              (7,978)         -
Other                                                                       (9,745)             -              (9,745)         -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                    (124,347)             -            (124,347)         -
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (decrease) in notes payable, net                                  (58,831)             -             (58,831)          -
Proceeds--
     Pollution control bonds                                                55,000              -              55,000           -
     Senior notes                                                           45,000              -              45,000           -
     Preferred securities                                                   40,000              -              40,000           -
     Capital contributions from parent company                              43,809              -              43,809           -
Redemptions--
     Pollution control bonds                                               (55,000)             -             (55,000)          -
     Senior notes                                                             (454)             -                (454)          -
Payment of preferred stock dividends                                          (217)             -                (217)          -
Payment of common stock dividends                                          (65,500)             -             (65,500)          -
Other                                                                       (3,279)             -              (3,279)          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from financing activities                                    528              -                 528           -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                     11,034              -              11,034           -
Cash and Cash Equivalents at Beginning of Period                             2,244                              2,244           -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                $ 13,278            $ -            $ 13,278         $ -
===================================================================================================================================


                                     A-30a



                          GULF POWER COMPANY AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31, 2002
                                    (in thousands)
                                                                            GULF           GULF           GULF
                                                                          TRUST II       TRUST III      TRUST IV
-------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                $ 97          $ 68            $ 3
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                          -            -             -
     Deferred income taxes                                                  -            -             -
     Pension, postretirement, and other employee benefits                   -            -             -
     Other, net                                                             -            -             -
Change in current assets and liabilities -
     Receivables, net                                                      (97)          (68)            (3)
     Fossil fuel stock                                                      -            -             -
     Materials and supplies                                                 -            -             -
     Other current assets                                                   -            -             -
     Accounts payable                                                       -            -             -
     Taxes accrued                                                          -            -             -
     Other current liabilities                                              -            -             -
------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  -             -              -
------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                    -            -             -
Cost of removal net of salvage                                              -            -             -
Other                                                                       -            -             -
------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                      -            -             -
------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (decrease) in notes payable, net                                    -            -             -
Proceeds--
     Pollution control bonds                                                 -            -             -
     Senior notes                                                            -            -             -
     Preferred securities                                                    -            -             -
     Capital contributions from parent company                               -            -             -
Redemptions--
     Pollution control bonds                                                 -            -             -
     Senior notes                                                            -            -             -
Payment of preferred stock dividends                                         -            -             -
Payment of common stock dividends                                            -            -             -
Other                                                                        -            -             -
-----------------------------------------------------------------------------------------------------------------
Net cash provided from financing activities                                  -            -             -
-----------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                      -            -             -
Cash and Cash Equivalents at Beginning of Period                             -            -             -
-----------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                  $ -         $ -           $ -
=================================================================================================================


                                     A-30b


       GULF POWER COMPANY AND SUBSIDIARIES
            CONSOLIDATED BALANCE SHEET
               AT DECEMBER 31, 2002
                  (in thousands)


                                                           GULF                                GULF             GULF
                                                       Consolidated      Eliminations       CORPORATE         TRUST I
-------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                      $ 13,278       $ -               $ 13,278        $    -
Receivables -
     Customer accounts receivable                                48,609         -                 48,609             -
     Unbilled revenues                                           28,077         -                 28,077             -
     Under recovered regulatory clause revenues                  29,549         -                 29,549             -
     Other accounts and notes receivable                          6,618          (1,129)           6,618            558
     Affiliated companies                                         8,678         -                  8,678             -
     Accumulated provision for uncollectible accts                 (889)        -                   (889)            -
Fossil fuel stock, at average cost                               37,191         -                  37,191            -
Materials and supplies, at average cost                          34,840         -                  34,840            -
Prepaid taxes                                                    12,704         -                  12,704            -
Other                                                            14,134         -                  14,134            -
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                            232,789          (1,129)          232,789           558
-------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                 1,337,456         -               1,337,456
-------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                   10,157        (164,577)           14,952        41,237
-------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                         18,798         -                  18,798            -
Prepaid pension costs                                            36,298         -                  36,298            -
Unamortized debt issuance expense                                 3,900         -                   3,900            -
Unamortized premium on reacquired debt                           14,052         -                  14,052            -
Other                                                            20,379         -                  20,379            -
-------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                          93,427         -                  93,427            -
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $ 1,673,829      $ (165,818)      $ 1,678,624       $ 41,795
=========================================================================================================================


                                     A-31a


       GULF POWER COMPANY AND SUBSIDIARIES
            CONSOLIDATED BALANCE SHEET
               AT DECEMBER 31, 2002
                  (in thousands)


                                                          GULF          GULF         GULF
                                                        TRUST II     TRUST III     TRUST IV
-----------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                $   -         $  -        $     -
Receivables -
     Customer accounts receivable                            -            -              -
     Unbilled revenues                                       -            -              -
     Under recovered regulatory clause revenues              -            -              -
     Other accounts and notes receivable                      491           77             3
     Affiliated companies                                    -            -              -
     Accumulated provision for uncollectible accts           -            -              -
Fossil fuel stock, at average cost                           -            -              -
Materials and supplies, at average cost                      -            -              -
Prepaid taxes                                                -            -              -
Other                                                        -            -              112
-----------------------------------------------------------------------------------------------
Total current assets                                          491           77           115
-----------------------------------------------------------------------------------------------
Property, Plant and Equipment                                -            -              -
-----------------------------------------------------------------------------------------------
Other Property and Investments                             46,392       30,928        41,225
-----------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                     -            -              -
Prepaid pension costs                                        -            -              -
Unamortized debt issuance expense                            -            -              -
Unamortized premium on reacquired debt                       -            -              -
Other                                                        -            -              -
-----------------------------------------------------------------------------------------------
Total deferred charges and other assets                      -            -              -
-----------------------------------------------------------------------------------------------
Total Assets                                             $ 46,883     $ 31,005      $ 41,340
===============================================================================================


                                     A-31b

                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)
                                                     GULF                              GULF          GULF
                                                 Consolidated      Eliminations     CORPORATE      TRUST I

---------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                   $ 60,000             $ -           $ 60,000            $ -
Notes payable                                      28,479               -             28,479              -
Accounts payable
   Affiliated companies                            26,395               -             26,395              -
   Other                                           39,685               -             39,685              -
Customer deposits                                  16,047               -             16,047              -
Taxes accrued                                      19,888               -             19,888              -
Interest accrued                                    7,875          (1,129)             9,004              -
Vacation pay accrued                                5,044               -              5,044              -
Other                                               3,933               -              3,933              -
---------------------------------------------------------------------------------------------------------------
Total current liabilities                         207,346          (1,129)           208,475              -
---------------------------------------------------------------------------------------------------------------
Long-term debt                                    452,040        (159,795)           611,835              -
---------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                 167,689               -            167,689              -
Defefrred credits related to income taxes          29,692               -             29,692              -
Accumulated deferred investment tax credits        22,289               -             22,289              -
Employee benefits provisions                       39,656               -             39,656              -
Other                                              46,376               -             46,376              -
---------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities      305,702               -            305,702              -
---------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                 155,000              13                -           40,000
---------------------------------------------------------------------------------------------------------------
Preferred stock                                     4,236               -              4,236              -
Common stockholder's equity                       549,505          (4,907)           548,376          1,795
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity    $ 1,673,829      $ (165,818)       $ 1,678,624       $ 41,795
===============================================================================================================

                       A-32a

                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)
                                                      GULF          GULF         GULF
                                                    TRUST II     TRUST III     TRUST IV

---------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                           $ -          $ -           $ -
Notes payable                                              -            -             -
Accounts payable
   Affiliated companies                                    -            -             -
   Other                                                   -            -             -
Customer deposits                                          -            -             -
Taxes accrued                                              -            -             -
Interest accrued                                           -            -             -
Vacation pay accrued                                       -            -             -
Other                                                      -            -             -
----------------------------------------------------------------------------------------
Total current liabilities                                  -            -             -
----------------------------------------------------------------------------------------
Long-term debt                                              -           -             -
----------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                          -            -             -
Defefrred credits related to income taxes                  -            -             -
Accumulated deferred investment tax credits                -            -             -
Employee benefits provisions                               -            -             -
Other                                                      -            -             -
----------------------------------------------------------------------------------------
Total deferred credits and other liabilities               -            -             -
----------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                     45,000       30,000        39,987
----------------------------------------------------------------------------------------
Preferred stock                                         -           -            -
Common stockholder's equity                            1,883        1,005         1,353
----------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity          $ 46,883     $ 31,005      $ 41,340
========================================================================================

                       A-32b


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)

                                                              MISSISSIPPI                 MISSISSIPPI    MISSISSIPPI    MISSISSIPPI
                                                             Consolidated   Eliminations   CORPORATE       TRUST I       TRUST II
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                   $ 824,165       $     -         $824,165     $ -                   $ -
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                    282,393             -          282,393             -               -
     Purchased power from non-affiliates                      18,550             -           18,550             -               -
     Purchased power from affiliates                          32,783             -           32,783             -               -
     Other                                                   158,354             -          158,354             -               -
Maintenance                                                   73,659             -           73,659             -               -
Depreciation and amortization                                 57,638             -           57,638             -               -
Taxes other than income taxes                                 55,518             -           55,518             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                     678,895             -          678,895             -               -
-----------------------------------------------------------------------------------------------------------------------------------

Operating Income                                             145,270             -          145,270             -
Other Income:
Interest income                                                  655          (3,016)           655          1,057            1,959
Interest expense                                             (18,650)          3,016        (21,666)            -               -
Distributions on preferred securities of subsidiary           (3,016)             -             -           (1,057)          (1,959)
Other income (expense),  net                                  (3,354)             -          (3,354)            -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                             (24,365)             -         (24,365)            -               -
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                 120,905              -         120,905             -               -
Income taxes                                                  45,879              -          45,879             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                    75,026              -          75,026             -               -
Dividends on Preferred Stock                                   2,013              -           2,013             -               -
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================


           MISSISSIPPI POWER COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)

                                                                    MISSISSIPPI                       MISSISSIPPI
                                                                   Consolidated    Eliminations       CORPORATE
--------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                           $ 75,026         $ -              $ 75,026
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                     61,930           -                61,930
     Deferred income taxes and investment tax credits, net             (3,404)          -                (3,404)
     Pension, postretirement, and other employee benefits                 730           -                   730
     Other, net                                                         2,017           -                 2,017
Change in current assets and liabilities -
     Receivables, net                                                   6,120           -                 6,120
     Fossil fuel stock                                                  4,186           -                 4,186
     Materials and supplies                                             1,160           -                 1,160
     Other current assets                                             (13,346)          -               (13,346)
     Accounts payable                                                  18,487           -                18,487
     Taxes accrued                                                      3,160           -                 3,160
     Other current liabilities                                         34,770           -                34,770
--------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                           190,836           -               190,836
--------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              (67,460)          -               (67,460)
cost of removl net of salvage                                          (9,987)          -                (9,987)
Other                                                                  (3,471)          -                (3,471)
--------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                (80,918)          -               (80,918)
--------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions
Increase (decrease) in notes payable, net                             (15,973)          -               (15,973)
Proceeds--
     Pollution control bonds                                           42,625           -                42,625
     Senior notes                                                      80,000           -                80,000
     Preferred securities                                              35,000           -                35,000
    Capital contributions from parent company                          18,025           -                18,025
Redemptions--
     First mortgage bonds                                                (650)          -                  (650)
     Pollution control bonds                                          (42,645)          -               (42,645)
     Senior notes                                                     (80,550)          -               (80,550)
     Other long-term debt                                             (35,000)          -               (35,000)
Payment of preferred stock dividends                                   (2,013)          -                (2,013)
Payment of common stock dividends                                     (63,500)          -               (63,500)
Other                                                                  (1,492)          -                (1,492)
--------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                (66,173)          -               (66,173)
--------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                43,745           -                43,745
Cash and Cash Equivalents at the Beginning of Period                   18,950           -                18,950
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                           $ 62,695         $ -              $ 62,695
====================================================================================================================

                             A-34a


           MISSISSIPPI POWER COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, 2002
                        (in thousands)

                                                                  MISSISSIPPI         MISSISSIPPI
                                                                     TRUST I            TRUST II
---------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                             $ -              $ -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                       -                -
     Deferred income taxes and investment tax credits, net               -                -
     Pension, postretirement, and other employee benefits                -                -
     Other, net                                                          -                -
Change in current assets and liabilities -
     Receivables, net                                                    -                -
     Fossil fuel stock                                                   -                -
     Materials and supplies                                              -                -
     Other current assets                                                -                -
     Accounts payable                                                    -                -
     Taxes accrued                                                       -                -
     Other current liabilities                                           -                -
---------------------------------------------------------------------------------------------------
Net cash provided from operating activities                              -                -
---------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                 -                -
cost of removl net of salvage                                            -                -
Other                                                                    -                -
---------------------------------------------------------------------------------------------------
Net cash used for investing activities                                   -                -
---------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions
Increase (decrease) in notes payable, net                                 -                -
Proceeds--
     Pollution control bonds                                              -                -
     Senior notes                                                         -                -
     Preferred securities                                                 -                -
    Capital contributions from parent company                             -                -
Redemptions--
     First mortgage bonds                                                 -                -
     Pollution control bonds                                              -                -
     Senior notes                                                         -                -
     Other long-term debt                                                 -                -
Payment of preferred stock dividends                                      -                -
Payment of common stock dividends                                         -                -
Other                                                                     -                -
--------------------------------------------------------------------------------------------------
Net cash used for financing activities                                    -                -
---------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                   -                -
Cash and Cash Equivalents at the Beginning of Period                      -                -
---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                              $ -              $ -
===================================================================================================

                             A-34b


         MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                CONSOLIDATED BALANCE SHEET
            AT DECEMBER 31, 2002
               (in thousands)
                                                       MISSISSIPPI                       MISSISSIPPI      MISSISSIPPI   MISSISSIPPI
                                                      Consolidated       Eliminations     CORPORATE         TRUST I      TRUST II
---------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                               $ 62,695      $      -             $ 62,695         $ -         $    -
Receivables -
     Customer accounts receivable                         31,136                             31,136           -              -
     Unbilled revenues                                    18,434             -               18,434           -              -
     Under recovered regulatory clause revenues           27,233             -               27,233           -              -
     Other accounts and notes receivable                   8,056             -                8,056           -              -
     Affiliated companies                                 20,674             -               20,674           -              -
     Accumulated provision for uncollectible accts          (718)            -                 (718)          -              -
Fossil fuel stock, at average cost                        27,303             -               27,303           -              -
Materials and supplies, at average cost                   22,063             -               22,063           -              -
Assets from risk management activities                    13,061             -               13,061           -              -
Deferred income tax assets                                18,675             -               18,675           -              -
Other                                                      7,469             -                7,469           -              -
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                     256,081             -              256,081           -              -
---------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                          1,098,212             -            1,098,212           -              -
---------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                             1,768         (37,164)             2,850           -            36,082
---------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                  12,617             -               12,617           -              -
Prepaid pension costs                                     14,993             -               14,993           -              -
Unamortized debt issuance expense                          4,304             -                4,304           -              -
Unamortized premium on reacquired debt                     7,776             -                7,776           -              -
Other                                                     16,415             -               16,415           -              -
---------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                   56,105             -               56,105           -              -
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                         $ 1,412,166       $ (37,164)       $ 1,413,248         $ -          $ 36,082
=================================================================================================================================



                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                           MISSISSIPPI                         MISSISSIPPI    MISSISSIPPI
                                                          Consolidated      Eliminations        CORPORATE       TRUST I
---------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Securities due within one year                               $ 69,200           $ -             $ 69,200            $ -
Accounts payable                                              114,106             -              114,106              -
Customer deposits                                               6,855             -                6,855              -
Taxes accrued                                                  53,506             -               53,506              -
Interest accrued                                                6,562             -                6,562              -
Vacation pay accrued                                            5,782             -                5,782              -
Regulatory clauses over recovery                               35,680             -               35,680              -
Other                                                           8,504             -                8,504              -
---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                     300,195             -              300,195              -
---------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                243,715         (36,082)           279,797              -
---------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                             146,631              -             146,631              -
Deferred credits related to income taxes                       20,798              -              20,798              -
Accumulated deferred investment tax credits                    21,054              -              21,054              -
Employee benefits provisions                                   49,869              -              49,869              -
Other                                                          45,142              -              45,142              -
---------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                  283,494              -             283,494              -
---------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   company junior subordinated notes                           35,000               -               -                 -
---------------------------------------------------------------------------------------------------------------------------
Preferred stock                                                31,809               -             31,809              -
---------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                   517,953           (1,082)          517,953              -
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                $ 1,412,166         $(37,164)      $ 1,413,248            $ -
===========================================================================================================================

                   A-36a


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)

                                                           MISSISSIPPI
                                                            TRUST II
---------------------------------------------------------------------
Current Liabilities
Securities due within one year                            $    -
Accounts payable                                               -
Customer deposits                                              -
Taxes accrued                                                  -
Interest accrued                                               -
Vacation pay accrued                                           -
Regulatory clauses over recovery                               -
Other                                                          -
----------------------------------------------------------------------
Total current liabilities                                      -
----------------------------------------------------------------------
Long-term debt                                                 -
----------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                              -
Deferred credits related to income taxes                       -
Accumulated deferred investment tax credits                    -
Employee benefits provisions                                   -
Other                                                          -
----------------------------------------------------------------------
Total deferred credits and other liabilities                   -
----------------------------------------------------------------------
Company obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   company junior subordinated notes                         35,000
----------------------------------------------------------------------
Preferred stock                                                -
----------------------------------------------------------------------
Common stockholder's equity                                   1,082
----------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                 $ 36,082
======================================================================

                   A-36b

                                                     SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                              CONSOLIDATED STATEMENT OF INCOME
                                                            FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                       (in thousands)

                                                         SAVANNAH                                    SAVANNAH              SAVANNAH
                                                        Consolidated          Eliminations            CORPORATE              TRUST I
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                                $ 299,552            $ -                    $ 299,552                 $   -
------------------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                  54,955                                  -   54,955                      -
     Purchased power from non-affiliates                    6,368                                  -    6,368                      -
     Purchase power from affiliates                        69,236                                  -   69,236                      -
     Other                                                 55,756                                  -   55,756                      -
Maintenance                                                25,262                                  -   25,262                      -
Depreciation and amortization                              22,704                                  -   22,704                      -
Taxes other than income taxes                              14,457                                  -   14,457                      -
------------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                             248,738                     -               248,738                      -
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                           50,814                                      50,814
Other Income (Expense):
Interest income                                               147                (2,825)                  147                 2,825
Interest expense, net of amounts capitalized              (11,608)                2,825               (14,433)                     -
Distributions on preferred securities of subsidiary        (2,740)                                 -        -                (2,740)
Other, net                                                 (1,300)                                 -   (1,300)                     -
------------------------------------------------------------------------------------------------------------------------------------
Total other income and (expense)                          (15,501)                    -               (15,586)                   85
------------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                               35,313                     -                35,228                    85
Income taxes                                               12,433                                  -   12,433
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                 22,880                     -                22,795                    85
====================================================================================================================================


                                                     SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                            FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                       (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                                  SAVANNAH                        SAVANNAH            SAVANNAH
                                                                Consolidated    Eliminations      CORPORATE            TRUST I
--------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                        $ 22,880          $ -         $ 22,795                  85
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  24,653            -           24,653                  -
     Deferred income taxes and investment tax credits, net          (6,227)           -           (6,227)                 -
     Pension, postretirement, and other employee benefits            6,133            -            6,133                  -
     Other, net                                                    (10,559)           -          (10,559)                 -
     Change in certain current assets and liabilities -
        Receivables, net                                             7,965           85            7,965                 (85)
        Fossil fuel stock                                            1,522            -            1,522                  -
        Material and supplies                                        3,383            -            3,383                  -
        Other current assets                                        (5,470)           -           (5,470)                 -
        Accounts payable                                             7,527          (85)           7,612                  -
        Taxes accrued                                                 (627)           -             (627)                 -
        Other                                                        6,002            -            6,002                  -
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                         57,182            -           57,182                  -
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                           (32,481)          -          (32,481)                  -
Other                                                               (1,331)          -           (1,331)                  -
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                             (33,812)          -          (33,812)                  -
----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase in notes payable, net                                     (29,263)           -         (29,263)                  -
Proceeds--
      Senior notes                                                  55,000            -          55,000                   -
     Other long-term debt                                           25,616            -          25,616                   -
     Capital contribution from parent company                        3,950            -           3,950                   -
Redemptions--
     First mortgage bonds                                          (23,558)           -         (23,558)                  -
     Senior notes                                                  (30,000)           -         (30,000)                  -
Payment of common stock dividends                                  (22,700)           -         (22,700)                  -
Other                                                                 (828)           -            (828)                  -
----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                             (21,783)           -         (21,783)                  -
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                              1,587            -           1,587                   -
Cash and Cash Equivalents at Beginning of Period                     2,391            -           2,391                   -
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                         $ 3,978          $ -         $ 3,978                $  -
============================================================================================================================

                                                                A-38


                                               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                           CONSOLIDATED BALANCE SHEET
                                                              AT DECEMBER 31, 2002
                                                                 (in thousands)


                                                              SAVANNAH                             SAVANNAH             SAVANNAH
                                                            Consolidated          Eliminations     CORPORATE             TRUST I
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                      $ 3,978            $ -               $ 3,978            $      -
Receivables -
     Customer accounts receivable                               22,631              -                22,631                   -
     Unbilled revenues                                          11,531              -                11,531                   -
     Other accounts and notes receivable                         2,937            344)                2,937                 344
     Affiliated companies                                        1,102              -                 1,102                   -
     Accumulated provision for uncollectible accts                (682)             -                  (682)                  -
Fossil fuel stock, at average cost                               8,328              -                 8,328                   -
Materials and supplies, at average cost                          9,586              -                 9,586                   -
Prepaid taxes                                                   20,422              -                20,422                   -
Other                                                            6,058              -                 6,058                   -
--------------------------------------------------------------------------------------------------------------------------------
Total current assets                                            85,891           (344)               85,891                 344
--------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment                                 470,454              -               470,454                   -
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                   3,648        (42,474)                4,885               41,237
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                        11,692              -                11,692                   -
Cash surrender value of life insurance for deferred
   compensation plans                                           21,943              -                21,943                   -
Unamortized debt issuance expense                                3,757              -                 3,757                   -
Unamortized premium on reacquired debt                           8,103              -                 8,103                   -
Other                                                           11,717              -                11,717                   -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                         57,212              -                57,212                   -
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $   617,205      $ (42,818)            $ 618,442             $ 41,581
=================================================================================================================================

                                                                A-39

                                        SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                           CONSOLIDATED BALANCE SHEET
                                                              AT DECEMBER 31, 2002
                                                                 (in thousands)

                                                         SAVANNAH                                 SAVANNAH             SAVANNAH
                                                       Consolidated       Eliminations            CORPORATE             TRUST I
----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                           $ 20,892            $ -                     $ 20,892            $  -
Notes payable                                               2,897              -                        2,897               -
Accounts payable                                           23,658              -                       23,658               -
Customer deposits                                           6,781              -                        6,781               -
Taxes accrued                                               3,628              -                        3,628               -
Interest accrued                                            3,268           (344)                       3,612               -
Vacation pay accrued                                        2,427              -                        2,427               -
Other                                                      15,233              -                       15,233               -
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                  78,784           (344)                      79,128               -
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                            168,052        (41,237)                     209,289               -
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                          78,970              -                       78,970               -
Deferred credits related to income taxes                   12,445              -                       12,445               -
Accumulated deferred investment tax credits                 9,289              -                        9,289               -
Employee benefits provisions                               33,619              -                       33,619               -
Other                                                      16,242              -                       16,242               -
---------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities              150,565              -                      150,565               -
---------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                          40,000              -                            -          40,000
---------------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                               179,804         (1,237)                     179,460           1,581
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $ 617,205      $ (42,818)                    $ 618,442        $ 41,581
=================================================================================================================================




                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)



                                                 SOUTHERN                      SOUTHERN        SOUTHERN
                                                  POWER                          POWER          COMPANY
                                               Consolidated   Eliminations     CORPORATE        FLORIDA
-----------------------------------------------------------------------------------------------------------

Total Operating Revenues                           $ 298,768       $ -           $ 298,768        $ -

OPERATING EXPENSES:
Operation --
     Fuel                                             97,965         -              97,965          -
     Purchased power from non-affiliates              34,499         -              34,499          -
     Purchase power from affiliates                   19,164         -              19,164          -
     Other                                            23,800         -              23,800          -
Maintenance                                            4,551         -               4,551          -
Depreciation and amortization                         18,319         -              18,319          -
Taxes other than income taxes                          4,275         -               4,275          -
-----------------------------------------------------------------------------------------------------------
     Total operating expenses                        202,573         -             202,573          -
-----------------------------------------------------------------------------------------------------------
Operating Income                                      96,195         -              96,195          -
Other Income (Expense):
Interest income                                          288         -                 253          35
Interest expense, net of amounts capitalized          (8,886)        -              (8,886)         -
Other income (expense), net                           (4,870)        -              (4,870)         -
-----------------------------------------------------------------------------------------------------------
Total other income and (expense)                     (13,468)        -             (13,503)         35
-----------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                          82,727         -              82,692          35
Income taxes                                          28,457         -              28,443          14
-----------------------------------------------------------------------------------------------------------
Net Income                                          $ 54,270       $ -            $ 54,249        $ 21
===========================================================================================================


                    A-41a


                                                                  SOUTHERN POWER COMPANY AND SUBSIDIARIES
                                                                      CONSOLIDATED STATEMENT OF INCOME
                                                                    FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                               (in thousands)



                                               SOUTHERN        SOUTHERN        SOUTHERN         SOUTHERN
                                                COMPANY         COMPANY         COMPANY         COMPANY
                                               JET PORT        KLONDIKE         MADISON         CHEROKEE
---------------------------------------------------------------------------------------------------------

Total Operating Revenues                          $ -            $ -             $ -              $ -

OPERATING EXPENSES:
Operation --
     Fuel                                           -              -               -                -
     Purchased power from non-affiliates            -              -               -                -
     Purchase power from affiliates                 -              -               -                -
     Other                                          -              -               -                -
Maintenance                                         -              -               -                -
Depreciation and amortization                       -              -               -                -
Taxes other than income taxes                       -              -               -                -
---------------------------------------------------------------------------------------------------------
     Total operating expenses                       -              -               -                -
---------------------------------------------------------------------------------------------------------
Operating Income                                    -              -               -                -
Other Income (Expense):
Interest income                                     -              -               -                -
Interest expense, net of amounts capitalized        -              -               -                -
Other income (expense), net                         -              -               -                -
---------------------------------------------------------------------------------------------------------
Total other income and (expense)                    -              -               -                -
---------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                        -              -               -                -
Income taxes                                        -              -               -                -
---------------------------------------------------------------------------------------------------------
Net Income                                        $ -            $ -             $ -              $ -
=========================================================================================================


                    A-41b


                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)



                                                         SOUTHERN                       SOUTHERN        SOUTHERN        SOUTHERN
                                                           POWER                          POWER          COMPANY         COMPANY
                                                       Consolidated    Eliminations    CORPORATE         FLORIDA        JET PORT

----------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                    $ 54,270   $   -            $ 54,249            $ 21            $ -
Adjustments to reconcile consolidated net income
  to net cash provided by operating activities -
     Depreciation and amortization                              18,319       -              18,319              -               -
     Deferred income taxes and investment
         tax credits, net                                       2,739        -               2,739              -               -
     Other, net                                                 17,955       -              17,955              -               -
Change in current assets and liabilities -
     Receivables, net                                          (12,433)      -             (12,433)             -               -
     Fossil fuel stock                                          (7,606)      -              (7,606)             -               -
     Materials and supplies                                       (822)      -                (822)             -               -
     Other current assets                                      (10,198)      -             (10,198)             -               -
     Accounts payable                                            8,628       -               8,628              -               -
     Taxes accrued                                               7,834       -               7,834              -               -
     Interest accrued                                           20,713       -              20,713              -               -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                     99,399       -              99,378              21              -
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                    (1,214,677)      -          (1,094,240)       (116,106)        (3,714)
Increase in construction related payables                        3,229       -               3,229              -               -
Other                                                             (885)      -                (885)             -               -
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                      (1,212,333)      -    -     (1,091,896)       (116,106)        (3,714)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable to parent, net            209,538       -             209,538              -               -
Proceeds--
     Senior notes                                              575,000       -             575,000              -               -
     Other long-term debt                                       87,873       -              87,873              -               -
     Capital contributions from parent company                 279,133     (123,548)       279,133         119,213          3,715
Settlement of interest rate swaps on senior note               (16,884)      -             (16,884)             -               -
Other--                                                         (5,963)      -              (5,963)             -               -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from financing activities                  1,128,697     (123,548)     1,128,697         119,213          3,715
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                         15,763     (123,548)       136,179           3,128              1
Cash and Cash Equivalents at Beginning of Period                 3,711       -               3,711               -              -
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                    $ 19,474   $ (123,548)     $ 139,890         $ 3,128            $ 1
==================================================================================================================================




                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)



                                                         SOUTHERN        SOUTHERN         SOUTHERN
                                                          COMPANY         COMPANY          COMPANY
                                                         KLONDIKE         MADISON         CHEROKEE

-------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                      $ -            $ -              $ -
Adjustments to reconcile consolidated net income
  to net cash provided by operating activities -
     Depreciation and amortization                                -              -                 -
     Deferred income taxes and investment
         tax credits, net                                         -              -                 -
     Other, net                                                   -              -                 -
Change in current assets and liabilities -
     Receivables, net                                             -              -                 -
     Fossil fuel stock                                            -              -                 -
     Materials and supplies                                       -              -                 -
     Other current assets                                         -              -                 -
     Accounts payable                                             -              -                 -
     Taxes accrued                                                -              -                 -
     Interest accrued                                             -              -                 -
-------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                       -              -                 -
-------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                       (612)             (1)              (4)
Increase in construction related payables                         -              -                  -
Other                                                             -              -                  -
-------------------------------------------------------------------------------------------------------
Net cash used for investing activities                         (612)             (1)              (4)
-------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable to parent, net               -              -                   -
Proceeds--
     Senior notes                                                 -              -                   -
     Other long-term debt                                         -              -                   -
     Capital contributions from parent company                  613               2                5
Settlement of interest rate swaps on senior note                  -              -                   -
Other--                                                           -              -                   -
-------------------------------------------------------------------------------------------------------
Net cash provided from financing activities                     613               2                5
-------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                           1               1                1
Cash and Cash Equivalents at Beginning of Period                  -               -                  -
-------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                      $ 1             $ 1              $ 1
=======================================================================================================




                      A-42b


                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)


                                               SOUTHERN                      SOUTHERN        SOUTHERN       SOUTHERN
                                                 POWER                         POWER          COMPANY        COMPANY
                                             Consolidated   Eliminations     CORPORATE        FLORIDA       JET PORT
------------------------------------------------------------------------------------------------------------------------

Current Assets:
 Cash and cash equivalents                         $ 19,474  $     -           $ 16,342 -    $ 3,128          $    1
 Receivables -
      Customer accounts receivable                    6,609        -              6,609            -               -
      Affiliated companies                           11,555        -             11,555            -               -
      Accumulated provision for
            uncollectible accounts                     (350)       -               (350)           -               -
 Fossil fuel stock, at average cost                  11,031        -             11,031            -               -
 Materials and supplies, at average cost              6,553        -              6,553            -               -
 Prepayments                                          8,796        -              8,796            -               -
 Other                                                9,954        -              9,954            -               -
------------------------------------------------------------------------------------------------------------------------
 Total current assets                                73,622        -             70,490         3,128               1
------------------------------------------------------------------------------------------------------------------------
 Property, Plant and Equipment                    1,957,560   (124,574)       1,961,697       116,106           3,714
------------------------------------------------------------------------------------------------------------------------
 Deferred Charges and Other Assets:
 Accumulated deferred income taxes                   38,591        -             38,591             -               -
 Other                                               16,203        -             15,004         1,165               -
------------------------------------------------------------------------------------------------------------------------
 Total deferred charges and other assets             54,794        -             53,595         1,165               -
------------------------------------------------------------------------------------------------------------------------
 Total Assets                                   $ 2,085,976  $(124,574)     $ 2,085,782     $ 120,399         $ 3,715
========================================================================================================================



                                      A-43a


                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)


                                                SOUTHERN       SOUTHERN    SOUTHERN
                                                COMPANY        COMPANY      COMPANY
                                                KLONDIKE       MADISON     CHEROKEE
------------------------------------------------------------------------------------

Current Assets:
 Cash and cash equivalents                         $ 1            $ 1        $   1
 Receivables -
      Customer accounts receivable                  -               -            -
      Affiliated companies                          -               -            -
      Accumulated provision for
            uncollectible accounts                  -               -            -
 Fossil fuel stock, at average cost                 -               -            -
 Materials and supplies, at average cost            -               -            -
 Prepayments                                        -               -            -
 Other                                              -               -            -
------------------------------------------------------------------------------------
 Total current assets                                1              1            1
------------------------------------------------------------------------------------
 Property, Plant and Equipment                     612              1            4
------------------------------------------------------------------------------------
 Deferred Charges and Other Assets:
 Accumulated deferred income taxes                   -               -           -
 Other                                               -               -          34
------------------------------------------------------------------------------------
 Total deferred charges and other assets             -              -           34
------------------------------------------------------------------------------------
 Total Assets                                    $ 613            $ 2         $ 39
====================================================================================



                                      A-43b

                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)




                                               SOUTHERN                      SOUTHERN        SOUTHERN       SOUTHERN
                                                 POWER                         POWER          COMPANY        COMPANY
                                             Consolidated   Eliminations     CORPORATE        FLORIDA       JET PORT
------------------------------------------------------------------------------------------------------------------------
 Securities due within one year                       $ 200   $    -         $        200       $ -            $ -
 Notes payable to parent                            210,488        -              210,488         -              -
 Accounts payable -
      Affiliated                                     37,748        -               37,748
      Other                                           4,522        -                4,360         162            -
 Taxes accrued                                        8,228        -                8,196          32            -
 Interest accrued                                    20,713        -               20,713         -              -
 Other                                                3,484        -                3,484         -              -
------------------------------------------------------------------------------------------------------------------------
 Total current liabilities                          285,383        -              285,189         194            -
------------------------------------------------------------------------------------------------------------------------
 Long-term debt                                     955,879        -              955,879         -              -
------------------------------------------------------------------------------------------------------------------------
 Deferred Credits and Other Liabilities:
 Obligations under risk management
       activities                                    63,191        -               63,191         -              -
 Deferred capacity revenues                          16,222        -               16,222         -              -
 Other                                               18,697        -               18,697         -              -
------------------------------------------------------------------------------------------------------------------------
 Total deferred credits and other liabilities        98,110        -               98,110         -              -
------------------------------------------------------------------------------------------------------------------------
 Common stock equity                                746,604      (124,574)        746,604       120,205          3,715
------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and Stockholder's Equity     $ 2,085,976     $(124,574)    $ 2,085,782     $ 120,399        $ 3,715
------------------------------------------------------------------------------------------------------------------------



                                      A-44a

                     SOUTHERN POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2002
                                 (in thousands)




                                                  SOUTHERN       SOUTHERN        SOUTHERN
                                                  COMPANY        COMPANY          COMPANY
                                                  KLONDIKE       MADISON         CHEROKEE
-----------------------------------------------------------------------------------------------
 Securities due within one year                     $ -            $ -             $ -
 Notes payable to parent                              -              -               -
 Accounts payable -
      Affiliated                                      -              -               -
      Other                                           -              -               -
 Taxes accrued                                        -              -               -
 Interest accrued                                     -              -               -
 Other                                                -              -               -
-----------------------------------------------------------------------------------------------
 Total current liabilities                            -              -               -
-----------------------------------------------------------------------------------------------
 Long-term debt                                       -              -               -
-----------------------------------------------------------------------------------------------
 Deferred Credits and Other Liabilities:
 Obligations under risk management
       activities                                     -              -               -
 Deferred capacity revenues                           -              -               -
 Other                                                -              -               -
-----------------------------------------------------------------------------------------------
 Total deferred credits and other liabilities         -              -               -
-----------------------------------------------------------------------------------------------
 Common stock equity                                 613              2              39
-----------------------------------------------------------------------------------------------
 Total Liabilities and Stockholder's Equity        $ 613            $ 2            $ 39
-----------------------------------------------------------------------------------------------



                                      A-44b

EXHIBITS.

         Exhibits (including reference to previous filings):

                Exhibit
                Number         Description of Exhibit

                A-1            Annual Report of SOUTHERN on Form 10-K for the year ended December 31,
                               2002.  (File No. 1-3526.)

                A-2            Annual Report of ALABAMA on Form 10-K for the year ended December 31,
                               2002.  (File No. 1-3164.)

                A-3            Annual Report of GEORGIA on Form 10-K for the year ended December 31,
                               2002.  (File No. 1-6468.)

                A-4            Annual Report of GULF on Form 10-K for the year ended December 31, 2002.
                               (File No. 0-2429.)

                A-5            Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31,
                               2002.  (File No. 001-11229.)

                A-6            Annual Report of SAVANNAH on Form 10-K for the year ended December 31,
                               2002.  (File No. 1-5072.)

                A-7            Annual Report of SOUTHERN POWER on Form 10-K for the year ended December
                               31, 2002.  (File No. 333-98553.)

                B-1            Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through January 5, 1994.  (Designated in Registration
                               No. 33-3546, as Exhibit 4(a), in Certificate of Notification, File No.
                               70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181,
                               as Exhibit A.)

                B-2            By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect. (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3            Charter of ALABAMA and amendments thereto through February 6, 2003.
                               (Designated in Registration No. 2-59634 as Exhibit 2(b), in Registration
                               No. 2-60209 as Exhibit 2(c), in Registration No. 2-60484 as Exhibit 2(b),
                               in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No. 2-85987
                               as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in
                               Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5,
                               1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992,
                               File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October 27, 1993,
                               File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16,
                               1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification,
                               File No. 70-8191, as Exhibit A, in Form 10-K for the year ended December
                               31, 1997, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated August 10,
                               1998, File No. 1-3164, as Exhibit 4.4, in Form 10-K for the year ended
                               December 31, 2000, File No. 1-3164, as Exhibit 3(b)2, in Form 10-K for the
                               year ended December 31, 2001, File No. 1-3164, as Exhibit 3(b)2 and in Form
                               8-K dated February 5, 2003, File No. 1-3164, as Exhibit 4.4.)

                B-4            By-laws of ALABAMA as amended effective April 26,
                               2002, and as presently in effect. (Designated in Form 10-K for the year ended December 31, 2002,
                               File No. 1-3164, as Exhibit 3(b)2.)

                                      A-45



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                                     Exhibit
                Number         Description of Exhibit

                B-5            Charter of GEORGIA and amendments thereto through January 16, 2001.
                               (Designated in Registration No. 2-63392 as Exhibit 2(a)-2, in Registration
                               No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in Registration No. 2-93039
                               as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in
                               Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as
                               Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in
                               Registration No. 33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration
                               No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA's Form
                               10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits
                               4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and
                               4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit
                               4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in
                               Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Form
                               10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit
                               3(c)2 and in Form 10-K for the year ended December 31, 2000, File No.
                               1-6468, as Exhibit 3(c)2.)

                B-6            By-laws of GEORGIA as amended effective February
                               19, 2003, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended
                               December 31, 2002, File No. 1-6468, as Exhibit
                               3(c)2.)

                B-7            Restated Articles of Incorporation of GULF and amendments thereto through
                               February 9, 2001.  (Designated in Registration No. 33-43739 as Exhibit
                               4(b)-(1), in Form 8-K dated January 15, 1992, File No. 0-2429, as Exhibit
                               1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit
                               4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit
                               4, in Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4, in
                               Form 10-K for the year ended December 31, 1997, File No. 0-2429, as Exhibit
                               3(d)2 and in Form 10-K for the year ended December 31, 2000, File No.
                               0-2429, as Exhibit 3(d)2.)

                B-8            By-laws of GULF as amended effective July 26,
                               2002, and as presently in effect. (Designated in Form 10-K for the year ended December 31, 2002,
                               File No. 0-2429, as Exhibit 3(d)2.)

                B-9            Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi
                               Power Company (a Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through March 8,
                               2001.  (Designated in Registration No. 2-71540 as Exhibit 4(a)-1, in Form
                               U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No.
                               33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No.
                               0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993,
                               File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated August 18, 1993, File
                               No. 0-6849, as Exhibit 4(b)-3, in Form 10-K for the year ended December 31,
                               1997, File No. 0-6849, as Exhibit 3(e)2 and in Form 10-K for the year ended
                               December 31, 2000, File No. 0-6849, as Exhibit 3(e)2.)

                B-10           By-laws of MISSISSIPPI as amended effective
                               February 28, 2001, and as presently in effect.
                               (Designated if Form 10-K for the year ended
                               December 31, 2001, File No. 0-6849, as Exhibit
                               3(e)2.)

                                      A-46


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-11           Charter of SAVANNAH and amendments thereto through December 2, 1998.
                               (Designated in Registration No. 33-25183 as Exhibit 4(b)-(1), in
                               Registration No. 33-45757 as Exhibit 4(b)-(2), in Form 8-K dated November
                               9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)

                B-12           By-laws of SAVANNAH as amended effective May 17,
                               2000, and as presently in effect. (Designated in SAVANNAH's Form 10-K for the year ended December
                               31, 2000, File No. 1-5072, as Exhibit 3(f)2.)

                B-13           SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File
                               No. 70-3573, as Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2;
                               Form U5S for 1962, File No. 30-222-2, as Exhibit A-17; and Form U5S for
                               1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-14           SCS By-laws as amended to date, last amended October 19, 1998.  (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-16.)

                B-15           Amended and Restated Articles of Incorporation of MESH dated February 7,
                               2000.  (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit
                               B-15.)

                B-16           By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as
                               Exhibit B-24.)

                B-17           Articles of Incorporation of Southern Management Development, Inc. and
                               amendments thereto through March 6, 2001.  (Designated in Form U5S for
                               1985, File No. 30-222-2, as Exhibit B-23 , in Form U5S for 1987, File No.
                               30-222-2, as Exhibit B-27, in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-25 and in Form U5S for 2001, File No. 30-222-2, as Exhibit B-18.)

                B-18           Amended and Restated By-laws of Southern Management Development, Inc.
                               effective March 5, 2001.  (Designated in Form U5S for 2001, File No.
                               30-222-2, as Exhibit B-19.)

                B-19           Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through
                               June 14, 1991.  (Designated in Form U5S for 1991, File No. 30-222-2, as
                               Exhibit B-28.)

                B-20           By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.
                               (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in
                               Form U5S for 1997, File No. 30-222-2, as Exhibit B-28.)

                B-21           Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993,
                               File No. 30-222-2, as Exhibit B-30.)

                B-22           By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-31.)

                B-23           Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in
                               Form U5S for 1994, File No. 30-222-2, as Exhibit B-31.)

                                      A-47


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                                     Exhibit
                Number         Description of Exhibit

                B-24           By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-32.)

                B-25           Certificate of Incorporation of Southern Telecom, Inc. as amended through
                               February 17, 1998.  (Designated in Form U5S for 2001, File No. 30-222-2, as
                               Exhibit B-26.)

                B-26           By-Laws of Southern Telecom, Inc.  (Designated in Form U5S for 2001, File
                               No. 30-222-2, as Exhibit B-50.)

                B-27           Certificate of Incorporation of Southern Company Funding Corporation dated
                               January 17, 2001.  (Designated in Form U5S for 2001, File No. 30-222-2, as
                               Exhibit B-28.)

                B-28           By-Laws of Southern Company Funding Corporation effective January 17,
                               2001.  (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit
                               B-29.)

                B-29           Certificate of Incorporation of Southern Company Holdings, Inc. as amended through March 6, 2001.  (Designated in Form U5S for 2001, File No.
                               30-222-2, as Exhibit B-30.)

                B-30           By-Laws of Southern Company Holdings, Inc. effective March 5, 2001.
                               (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-31.)

                B-31           Certificate of Incorporation of Southern Information Holding Company, Inc.
                               as amended through February 17, 1998.  (Designated in Form U5S for 2001,
                               File No. 30-222-2, as Exhibit B-32.)

                B-32           By-Laws of Southern Information Holding Company, Inc. effective September
                               9, 1996.  (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit
                               B-33.)

                B-33           Certificate of Incorporation of Southern Power Company dated January 8,
                               2001. (Designated in Registration No. 333-98553 as Exhibit 3.1.)

                B-34           By-Laws of Southern Power Company effective January 8, 2001. (Designated in
                               Registration No. 333-98553 as Exhibit 3.2.)

                C-1            Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN,
                               Southern Company Capital Funding, Inc. and Deutsche Bank Trust Company
                               Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto dated as of February 4, 1997.  (Designated in
                               Registration Nos. 333-28349 as Exhibits 4.1 and 4.2 and 333-28355 as Exhibit
                               4.2.)

                C-2            Subordinated Note Indenture dated as of June 1, 1997, among SOUTHERN,
                               Southern Company Capital Funding, Inc. and Deutsche Bank Trust Company
                               Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto through of July 31, 2002.  (Designated in Form 10-K for the year ended December 31, 1997, File No. 1-3526, as Exhibit 4(a)2, in
                               Form 8-K dated June 18, 1998, File No. 1-3526, as Exhibit 4.2, in Form 8-K
                               dated December 18, 1998, File No. 1-3526, as Exhibit 4.4 and in Form 8-K
                               dated July 24, 2002, File No. 1-3526, as Exhibit 4.4.)

                                      A-48


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                C-3            Senior Note Indenture dated as of February 1,
                               2002, among SOUTHERN, Southern Company Capital
                               Funding, Inc. and The Bank of New York, as
                               Trustee, and indentures supplemental thereto through those dated February 1, 2002. (Designated in Form 8-K dated January 29, 2002, File No.
                               1-3526, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 30, 2002, File No.
                               1-3526, as Exhibit 4.2.)

                C-4            Indenture dated as of January 1, 1942, between ALABAMA and JPMorgan Chase
                               Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 1, 1994.  (Designated in Registration
                               Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and 2(a)-4,
                               2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c),
                               2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit
                               4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as
                               Exhibit 4(a)-2, in ALABAMA's Form 10-K for the year ended December 31,
                               1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as
                               Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2,
                               33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No.
                               70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File No.
                               1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as
                               Exhibit A, in Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit
                               4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and
                               B, in Certificate of Notification, File No. 70-8069, as Exhibit A, in
                               Certificate of Notification, File No. 70-8069, as Exhibit A and in Form 8-K
                               dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

                C-5            Subordinated Note Indenture dated as of January
                               1, 1996, between ALABAMA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of January 1, 1996. (Designated in Certificate of
                               Notification, File No. 70-8461, as Exhibits E and
                               F.)

                C-6            Subordinated Note Indenture dated as of January 1, 1997, between ALABAMA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through October 2, 2002.  (Designated in Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and
                               4.2, in Form 8-K dated February 18, 1999, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated September 26, 2002, File No.1-3164, as Exhibits 4.9-A and 4.9-B.)

                C-7            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and
                               JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through April 23, 2003.  (Designated in
                               Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2,
                               in Form 8-K dated February 20, 1998, File No. 1-3164, as Exhibit 4.2, in
                               Form 8-K dated April 17, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K
                               dated August 11, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated
                               September 8, 1998, File No. 1-3164, as Exhibit 4.2, in Form

                                      A-49


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                               8-K dated September 16, 1998, File No. 1-3164, as
                               Exhibit 4.2, in Form 8-K dated October 7, 1998,
                               File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as
                               Exhibit 4.2, in Form 8-K dated November 12, 1998,
                               File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 19, 1999, File No. 1-3164, as Exhibit
                               4.2, in Form 8-K dated August 13, 1999, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated
                               September 21, 1999, File No. 1-3164, as Exhibit
                               4.2, in Form 8-K dated May 11, 2000, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated August
                               22, 2001, File No. 1-3164, as Exhibits 4.2(a) and
                               4.2(b), in Form 8-K dated June 21, 2002, File No.
                               1-3164, as Exhibit 4.2(a), in Form 8-K dated
                               October 16, 2002, File No. 1-3164, as Exhibit
                               4.2(a), in Form 8-K dated November 20, 2002, File
                               No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated
                               December 6, 2002, File No. 1-3164, as Exhibit
                               4.2, in Form 8-K dated February 11, 2003, File
                               No. 1-3164, as Exhibits 4.2(a) and 4.2(b), in
                               Form 8-K dated March 12, 2003, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated April 15,
                               2003 as Exhibit 4.2(a).)

                C-8            Indenture dated as of March 1, 1941, between GEORGIA and JPMorgan Chase
                               Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March 3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures)
                               and December 1, 1947, through October 15, 1995.  (Designated in
                               Registration Nos. 2-4663 as Exhibits B-3 and B-3(a), 2-7299 as Exhibit
                               7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as Exhibit 2(a)-3,
                               2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as Exhibit
                               2(a)-3, 2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as
                               Exhibit 4(a)-(2), 2-77941 as Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as
                               Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2), 2-90105 as Exhibit 4(a)-(2),
                               33-5405 as Exhibit 4(a)-(2), 33-14367 as Exhibits 4(a)-(2) and 4(a)-(3),
                               33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit
                               4(a)-(2),  33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the
                               year ended December 31, 1990, File No. 1-6468, as Exhibit 4(a)(3), in Form
                               10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibit
                               4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K
                               dated August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K
                               dated September 9, 1992, File No. 1-6468, as Exhibits 4(a)-(3) and
                               4(a)-(4), in Form 8-K dated September 23, 1992, File No. 1-6468, as Exhibit
                               4(a)-(3), in Form 8-A dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in
                               Registration No. 33-49661 as Exhibit 4(a)-(2), in Form 8-K dated July 26,
                               1993, File No. 1-6468, as Exhibit 4, in Certificate of Notification, File
                               No. 70-7832, as Exhibit M, in Certificate of Notification, File No.
                               70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as
                               Exhibits K and L, in Certificate of Notification, File No. 70-8443, as
                               Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C,
                               in Certificate of Notification, File No. 70-8443, as Exhibit E, in
                               Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate
                               of Notification, File No. 70-8443, as Exhibit E, in GEORGIA's Form 10-K for
                               the year ended December 31, 1994, File No. 1-6468, as Exhibits 4(c)2 and
                               4(c)3, in Certificate of Notification, File No. 70-8443, as Exhibit C, in
                               Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K
                               dated May 17, 1995, File No. 1-6468, as Exhibit 4 and in GEORGIA's Form
                               10-K for the year ended December 31, 1995, File No. 1-6468, as Exhibits
                               4(c)2, 4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                                      A-50


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                C-9            Satisfaction and Discharge of Indenture, Release and Deed of Reconveyance
                               dated as of February 27, 2002, by JPMorgan Chase Bank, as Trustee, to
                               GEORGIA relating to the defeasance of the Indenture dated as of March 1,
                               1941 between GEORGIA and JPMorgan Chase Bank (formerly The Chase Manhattan
                               Bank), as Trustee, and indentures supplemental thereto through October 15,
                               1995.  (Designated in GEORGIA's Form 10-K for the year ended December 31,
                               2001, File No. 1-6468, as Exhibit 4(c)2.)

                C-10           Subordinated Note Indenture dated as of August 1,
                               1996, between GEORGIA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               January 1, 1997. (Designated in Form 8-K dated
                               August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 9, 1997,
                               File No. 1-6468, as Exhibit 4.2.)

                C-11           Subordinated Note Indenture dated as of June 1, 1997, between GEORGIA and
                               JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through November 6, 2002.  (Designated in
                               Certificate of Notification, File No. 70-8461, as Exhibits D and E, in Form
                               8-K dated February 17, 1999, File No. 1-6468, as Exhibit 4.4, in Form 8-K
                               dated June 13, 2002, File No. 1-6468, as Exhibit 4.4 and in Form 8-K dated
                               October 30, 2002, File No. 1-6468, as Exhibit 4.4.)

                C-12           Senior Note Indenture dated as of January 1, 1998, between GEORGIA and
                               JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through April 15, 2003.  (Designated in
                               Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2,
                               in Forms 8-K each dated November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated March 3, 1999, File No. 1-6468, as Exhibit 4.5, in Form
                               8-K dated February 15, 2000, File No. 1-6468 as Exhibit 4.2, in Form 8-K
                               dated January 26, 2001, File No. 1-6468, as Exhibits 4.2(a) and 4.2(b), in
                               Form 8-K dated February 16, 2001, File No. 1-6469 as Exhibit 4.2, in Form
                               8-K dated May 1, 2001, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated
                               June 27, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated November
                               15, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 13,
                               2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 21, 2003,
                               File No. 1-6468, as Exhibit 4.2 and in Form 8-K dated April 10, 2003, File
                               No. 1-6468, as Exhibits 4.1, 4.2 and 4.3.)

                C-13           Indenture dated as of September 1, 1941, between GULF and JPMorgan Chase
                               Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through November 1, 1996.  (Designated in Registration
                               Nos. 2-4833 as Exhibit B-3, 2-62319 as Exhibit 2(a)-3, 2-63765 as Exhibit
                               2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2, 33-43739 as
                               Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December 31, 1991,
                               File No. 0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File
                               No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit
                               4(a)-2, in Form 8-K dated July 12, 1993, File No. 0-2429, as Exhibit 4, in
                               Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate
                               of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated
                               January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of
                               Notification,

                                      A-51


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                               File No. 70-8229, as Exhibit A, in Certificate of Notification, File No.
                               70-8229, as Exhibit A and in Form 8-K dated November 6, 1996, File No.
                               0-2429, as Exhibit 4.)

                C-14           Subordinated Note Indenture dated as of January 1, 1997, between GULF and
                               JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and
                               indentures supplemental thereto through December 13, 2002.    (Designated
                               in Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and
                               4.2, in Form 8-K dated July 28, 1997, File No. 0-2429, as Exhibit 4.2, in
                               Form 8-K dated January 13, 1998, File No. 0-2429, as Exhibit 4.2, in Form
                               8-K dated November 8, 2001, File No. 0-2429, as Exhibit 4.2 and in Form 8-K
                               dated December 5, 2002, File No. 0-2429, as Exhibit 4.2.)

                C-15           Senior Note Indenture dated as of January 1, 1998, between GULF and
                               JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of March 26, 2003.  (Designated in
                               Form 8-K dated June 17, 1998, File No. 0-2429, as Exhibits 4.1 and 4.2, in
                               Form 8-K dated August 17, 1999, File No. 0-2429 as Exhibit 4.2, in Form 8-K
                               dated July 31, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated
                               October 5, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated January
                               18, 2002, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated March 21,
                               2003, File No. 0-2429, as Exhibit 4.2.)

                C-16           Indenture dated as of September 1, 1941, between MISSISSIPPI and Deutsche
                               Bank Trust Company Americas (formerly Bankers Trust Company), as Successor
                               Trustee, and indentures supplemental thereto through December 1, 1995.
                               (Designated in Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit
                               2(b)-2, 2-66845 as Exhibit 2(b)-2, 2-71537 as Exhibit 4(a)-(2), 33-5414 as
                               Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in MISSISSIPPI's Form 10-K
                               for the year ended December 31, 1991, File No. 0-6849, as Exhibit 4(b), in
                               Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in
                               Second Certificate of Notification, File No. 70-7941, as Exhibit I, in
                               MISSISSIPPI's Form 8-K dated February 26, 1993, File No. 0-6849, as Exhibit
                               4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit A, in
                               Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate
                               of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8,
                               1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File
                               No. 70-8127, as Exhibit C and in Form 8-K dated December 5, 1995, File No.
                               0-6849, as Exhibit 4.)

                C-17           Subordinated Note Indenture dated as of February
                               1, 1997, between MISSISSIPPI and Deutsche Bank
                               Trust Company Americas (formerly Bankers Trust
                               Company), as Trustee, and indentures supplemental thereto through March 22, 2002. (Designated in
                               Form 8-K dated February 20, 1997, File No.
                               0-6849, as Exhibits 4.1 and 4.2 and in Form 8-K dated March 15, 2002, File No. 0-6849, as Exhibit
                               4.2.)

                C-18           Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and
                               Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as
                               Trustee and indentures supplemental thereto through March 22, 2002.
                               (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as Exhibits
                               4.1, 4.2(a) and 4.2(b), in Form 8-K dated March 22, 2000, File No. 0-6849, as Exhibit 4.2 and in Form 8-K dated March 12, 2002, File No. 0-6849, as
                               Exhibit 4.2.)

                                      A-52


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-19           Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New
                               York, as Trustee, and indentures supplemental thereto through May 1, 1996.
                               (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as
                               Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH's Form 10-K for
                               the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form
                               8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration
                               No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No.
                               1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as
                               Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit
                               4.)

                C-20           Subordinated Note Indenture dated as of December
                               1, 1998, between SAVANNAH and The Bank of New
                               York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No.
                               1-5072, as Exhibit 4.3 and 4.4.)

                C-21 Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as
                               Trustee and indentures supplemental thereto through November 7, 2002. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits
                               4.1 and 4.2, in Form 8-K dated May 8, 2001, File
                               No. 1-5072, as Exhibits 4.2(a) and 4.2(b) and in
                               Form 8-K dated November 4, 2002, File No. 1-5072, as Exhibit 4.2.)

                C-22           Indenture dated as of June 1, 2002, between Southern Power and The Bank of
                               New York, as Trustee, and indenture supplemental thereto dated as of June
                               18, 2002.  (Designated in Registration No. 333-98553 as Exhibits 4.1 and
                               4.2.)

                D-1            Income Tax Allocation Agreement and Amendments 1 through 108 thereto.
                               (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in
                               Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(b), in Form U5S for
                               1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for 1983, File No.
                               30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as
                               Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2,
                               as Exhibit D-1(f) in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2,
                               in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2 and in Form U5S for
                               1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No.
                               30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as
                               Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1997,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1998, File No. 30-222-2,
                               as Exhibit D-2, in Form U5S for 1999, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 2000, File No. 30-222-2, as Exhibit D-2 and in Form U5S for
                               2001, File No. 30-222-2, as Exhibit D-2.)

                D-2            Amendments 109 and 110 to Income Tax Allocation Agreement.

                D-3 Statement of the Effects to the Companies Party to the Southern Company Income Tax Allocation
                               Agreement after the Spin-Off of Mirant
                               Corporation.


                                      A-53


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)


                                     Exhibit
                Number         Description of Exhibit

                E-1            ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's
                               personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits E-1, E-2, E-3, E-4 and E-5, in
                               Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S for 1990,
                               File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2,
                               as Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as
                               Exhibit E-2 in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in
                               Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994,
                               File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No. 30-222-2,
                               as Exhibit E-2, in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2 and
                               in Form U5S for 2001, File No. 30-222-2, as Exhibit E-2.)

                H              Organizational chart.

                I Financial statements relating to certain exempt wholesale generators and foreign utility companies.

                J              Consent of Deloitte & Touche LLP.


         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                    SIGNATURE


                The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                            THE SOUTHERN COMPANY



         Date:  April 25, 2003              By    /s/  W. Dean Hudson
                                              ------------------------------
                                                     W. Dean Hudson
                                              Chief Accounting Officer and
                                                       Comptroller